EXHIBIT 2.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re	)	Chapter 11 Cases
)
Adelphia Communications Corporation, et al.,	)	Case No. 02-41729 (REG)
)
Debtors.	)	Jointly Administered
)

FIRST MODIFIED FIFTH AMENDED JOINT CHAPTER 11 PLAN
FOR ADELPHIA COMMUNICATIONS CORPORATION
AND CERTAIN OF ITS AFFILIATED DEBTORS

WILLKIE FARR & GALLAGHER LLP Attorneys for the Debtors and Debtors in Possession 787 Seventh Avenue New York, New York 10019 (212) 728-8000

SIMPSON THACHER & BARTLETT LLP
  Attorneys for Wachovia Bank, National Association,as Administrative Agent Under the UCA Credit Agreement, as Bank Proponents
425 Lexington Avenue
New York, New York  10017
(212) 455-2000

HAYNES AND BOONE, LLP
  Attorneys for Bank of America, N.A., as Administrative Agent Under the Century Credit Agreement, as Bank Proponents
153 E. 53rd Street, Suite 4900
New York, New York  10022
(212) 659-7300

KASOWITZ, BENSON, TORRES & FRIEDMAN LLP Attorneys for the Official Committee of Unsecured Creditors 1633 Broadway New York, New York 10019 (212) 506-1700

MAYER, BROWN, ROWE & MAW LLP
  Attorneys for Bank of Montreal, as Administrative Agent Under the Olympus Credit Agreement, as Bank Proponents
1675 Broadway, Suite 1900
New York, New York  10019
(212) 506-2500

Dated as of January 3, 2007

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND INTERPRETATION			1

1.1.	Definitions		1
1.2.	Interpretation		1
1.3.	Application of Definitions and Rules of Construction		1
1.4.	Other Terms		1
1.5.	Appendices and Plan Documents		2

ARTICLE II. GLOBAL SETTLEMENT AND RESOLUTION OF CERTAIN INTER-CREDITOR ISSUES			2

2.1.	Global Settlement of Inter-Creditor Dispute		2
2.2.	Formation of Debtor Groups for Convenience Purposes		2
2.3.	Intercompany Claims		3
2.4.	Limitations of Plan Distributions to Equity Interests		3

ARTICLE III. CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS			3

3.1.	Administrative Claims and Tax Claims		3
3.2.	ACC Debtors’ Claims and Equity Interests		3
	(a)	ACC Priority Claims Class (Class ACC 1)	3
	(b)	ACC Secured Claims Class (Class ACC 2)	4
	(c)	ACC Senior Notes Claims Class (Class ACC 3)	4
	(d)	ACC Trade Claims Class (Class ACC 4)	4
	(e)	ACC Other Unsecured Claims Class (Class ACC 5)	4
	(f)	ACC Subordinated Notes Claims Class (Class ACC 6)	4
	(g)	ACC Existing Securities Law Claims Class (Class ACC 7)	4
	(h)	ACC Preferred Stock Interests Class (Class ACC 8)	4
	(i)	ACC Common Stock Interests Class (Class ACC 9)	4
	(j)	ACC Subsidiary Equity Interests Class (Class ACC 10)	4
3.3.	Subsidiary Debtor Claims and Equity Interests		4
	(a)	Subsidiary Debtor Priority Claims Class (Class SD 1)	5
	(b)	Subsidiary Debtor Secured Claims Class (Class SD 2)	5
	(c)	Bank Claims Classes	5
	(d)	Subsidiary Debtor Trade Claims Class (Class SD 4)	7
	(e)	Subsidiary Debtor Other Unsecured Claims Class (Class SD 5)	7

i

v

The Proponents hereby collectively and jointly propose the following First Modified Fifth Amended Joint Chapter 11 Plan for Adelphia Communications Corporation and certain of its Affiliated Debtors (the “Plan”):

ARTICLE I.

DEFINITIONS AND INTERPRETATION

1.1.                            Definitions.

The capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Glossary of Defined Terms attached hereto as Exhibit “A.”

1.2.                            Interpretation.

Unless otherwise specified, all section, article, and exhibit references in the Plan are to the respective section in, article of, or exhibit to, the Plan, as the same may be amended, waived, or modified from time to time.  Words denoting the singular number shall include the plural number and vice versa, as appropriate, and words denoting one gender shall include the other gender.

1.3.                            Application of Definitions and Rules of Construction.

Words and terms defined in section 101 of the Bankruptcy Code shall have the same meanings when used in the Plan, unless a different definition is given in the Glossary of Defined Terms.  Except for the rules of construction contained in sections 102(5) and 102(8) of the Bankruptcy Code, which shall not apply, the rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan.

Except for Section 8.9, notwithstanding anything to the contrary herein, no provision of the Plan, the Plan Documents or the Confirmation Order shall (i) constitute a consent or waiver by any Buyer or any Debtor or any of their respective Affiliates under any of the Sale Transaction Documents, the 363 Order, the JV Plan or the JV Confirmation Order, (ii) amend, expand, limit, abrogate or otherwise modify the rights, benefits or obligations of any Buyer or any Debtor or any of their respective Affiliates under any of the Sale Transaction Documents, the 363 Order, the JV Plan or the JV Confirmation Order, or (iii) entitle any Person (other than the parties thereto and their successors and the assigns, including the Contingent Value Vehicle and the Plan Administrator) to any rights under the Sale Transaction Documents, the 363 Order, the JV Plan or the JV Confirmation Order.

1.4.                            Other Terms.

The words “herein,” “hereof,” “hereto,” “hereunder,” and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan.

1.5.                            Appendices and Plan Documents.

All Plan Documents and appendices to the Plan are incorporated into the Plan by this reference and are a part of the Plan as if set forth in full herein.  Forms of all Plan Documents shall be filed with the Bankruptcy Court not less than ten (10) days prior to the commencement of the Confirmation Hearing.  Holders of Claims and Equity Interests may obtain a copy of the Plan Documents, once filed, by a written request sent to the following address:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention:        Marc Abrams, Esq.

Telephone:       (212) 728-8000

ARTICLE II.

GLOBAL SETTLEMENT AND
RESOLUTION OF CERTAIN INTER-CREDITOR ISSUES

2.1.                            Global Settlement of Inter-Creditor Dispute.

The treatment of Claims against and Equity Interests in the Debtors under this Plan represents, among other things, the settlement and compromise of the Inter-Creditor Dispute pursuant to the Global Settlement.

In connection with the proposal of this Plan, the Debtors and the Creditors Committee shall seek approval of the Resolution Order from the Bankruptcy Court at the Confirmation Hearing.  The Resolution Order shall contain findings of fact and conclusions of law, as the case may be, resolving the Inter-Creditor Dispute and discontinuing such litigation with prejudice.  The Debtors and the Creditors Committee shall file a proposed form of Resolution Order with the Bankruptcy Court no later than five (5) days prior to the date by which objections to confirmation of this Plan must be filed; provided that, without further notice to any party, the Debtors and the Creditors Committee shall retain the right to amend the proposed form of Resolution Order, in their sole discretion, at any time prior to or during the Confirmation Hearing and to seek approval of the Resolution Order, as modified, at the Confirmation Hearing.  All findings of fact and conclusions of law contained in the Resolution Order shall be binding, for all purposes, on all Persons with respect to any and every Administrative Claim or Claim against or any Equity Interest in a Debtor or JV Debtor, including any Administrative Claim, Claim or Equity Interest that is derivative of an Intercompany Claim or intercompany relationship between and among the Debtors or JV Debtors.

2.2.                            Formation of Debtor Groups for Convenience Purposes.

The Plan (a) groups the ACC Debtors together solely for purposes of describing treatment under the Plan, confirmation of the Plan and making Plan Distributions in respect of Claims against and Equity Interests in the ACC Debtors under the Plan, and (b) groups the

Subsidiary Debtors together solely for purposes of describing treatment under the Plan, confirmation of the Plan and making Plan Distributions in respect of Claims against and Equity Interests in the Subsidiary Debtors under the Plan.  Such groupings shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, nor cause the transfer of any assets; and, except as otherwise provided by or permitted in the Plan, all Debtors shall continue to exist as separate legal entities.  Notwithstanding the foregoing, the Proponents reserve the right to seek to substantively consolidate any two or more Debtors, provided that such substantive consolidation does not materially and adversely impact the amount of the distributions to any Person under the Plan.

2.3.                            Intercompany Claims.

Intercompany Claims shall be deemed resolved as a result of the settlement and compromise embodied in this Plan and therefore holders thereof shall not be entitled to vote on the Plan, or receive any Plan Distribution or other allocations of value.

2.4.                            Limitations of Plan Distributions to Equity Interests.

Except with respect to Equity Interests in ACC, no Plan Distributions shall be made on account of any Equity Interests in any Debtor regardless of whether such Equity Interests are held by a Person which is not a Debtor; provided, that any Debtor that owns Equity Interests in another Debtor shall retain such Equity Interests.

ARTICLE III.

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

For the purposes of organization, voting and all confirmation matters, except as otherwise provided herein, all Claims against (except as provided in Section 3.1), and all Equity Interests in the Debtors shall be classified as set forth in this Article III.

3.1.                            Administrative Claims and Tax Claims.

As provided by section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Tax Claims shall not be classified under the Plan, and shall instead be treated separately as unclassified Claims on the terms set forth in Article VI.

3.2.                            ACC Debtors’ Claims and Equity Interests.

The Classes of Claims against each ACC Debtor, to the extent applicable, and the Equity Interests in each ACC Debtor shall be classified under the Plan as follows:

(a)                                  ACC Priority Claims Class (Class ACC 1).

The ACC Priority Claims Class shall consist of all ACC Priority Claims.

(b)                                 ACC Secured Claims Class (Class ACC 2).

The ACC Secured Claims Class shall consist of all ACC Secured Claims.

(c)                                  ACC Senior Notes Claims Class (Class ACC 3).

The ACC Senior Notes Claims Class shall consist of all ACC Senior Notes Claims.

(d)                                 ACC Trade Claims Class (Class ACC 4).

The ACC Trade Claims Class shall consist of all ACC Trade Claims.

(e)                                  ACC Other Unsecured Claims Class (Class ACC 5).

The ACC Other Unsecured Claims Class shall consist of all ACC Other Unsecured Claims.

(f)                                    ACC Subordinated Notes Claims Class (Class ACC 6).

The ACC Subordinated Notes Claims Class shall consist of all ACC Subordinated Notes Claims.

(g)                                 ACC Existing Securities Law Claims Class (Class ACC 7).

The ACC Existing Securities Law Claims Class shall consist of all ACC Existing Securities Law Claims.

(h)                                 ACC Preferred Stock Interests Class (Class ACC 8).

The ACC Preferred Stock Interests Class shall consist of all ACC Preferred Stock Interests.

(i)                                     ACC Common Stock Interests Class (Class ACC 9).

The ACC Common Stock Interests Class shall consist of all ACC Common Stock Interests.

(j)                                     ACC Subsidiary Equity Interests Class (Class ACC 10).

The ACC Subsidiary Equity Interests Class shall consist of all ACC Subsidiary Equity Interests.

3.3.                            Subsidiary Debtor Claims and Equity Interests.

The Classes of Claims against each Subsidiary Debtor, to the extent applicable, and the Equity Interests in each Subsidiary Debtor shall be classified under the Plan as follows:

(a)                                  Subsidiary Debtor Priority Claims Class (Class SD 1).

The Subsidiary Debtor Priority Claims Class shall consist of all Subsidiary Debtor Priority Claims.

(b)                                 Subsidiary Debtor Secured Claims Class (Class SD 2).

The Subsidiary Debtor Secured Claims Class shall consist of all Subsidiary Debtor Secured Claims.

(c)                                  Bank Claims Classes.

(i)            Century

(A)          Century Bank Administrative Agent Claims Class (Class SD 3CA (Century Admin)).

The Century Bank Administrative Agent Claims Class shall consist of all Century Bank Claims against a Subsidiary Debtor held by the Administrative Agent under the Century Credit Agreement.

(B)           Century Bank Non-Administrative Agent Claims Class (Class SD 3CN (Century Non-Admin)).

The Century Bank Non-Administrative Agent Claims Class shall consist of all Century Bank Claims against a Subsidiary Debtor held by either (x) the Non-Administrative Agents under the Century Credit Agreement, or (y) a Person who is a Non-Administrative Agent under any other Co-Borrowing Credit Agreement, and, in either case, is not an Administrative Agent under any Co-Borrowing Credit Agreement.

(C)           Century Bank Syndicate Claims Class (Class SD 3CS (Century Syndicate)).

The Century Bank Syndicate Claims Class shall consist of all Century Bank Claims against a Subsidiary Debtor held by Bank Lenders who are neither Administrative Agents nor Non-Administrative Agents under the Century Credit Agreement or any other Co-Borrowing Credit Agreement.

(D)          Century Wachovia Claims Class (Class SD 3CWach (Century Wachovia)).

The Century Wachovia Claims Class shall consist of all Century Bank Claims against a Subsidiary Debtor held by Wachovia.

(E)           Century BMO Claims Class (Class SD 3CBMO (Century BMO)).

The Century BMO Claims Class shall consist of all Century Bank Claims against a Subsidiary Debtor held by BMO.

(ii)           FrontierVision Bank Claims Class (Class SD 3 (FV))

The FrontierVision Bank Claims Class shall consist of all FrontierVision Bank Claims against a Subsidiary Debtor.

(iii)          Olympus

(A)          Olympus Bank Administrative Agent Claims Class (Class SD 3OA (Olympus Admin)).

The Olympus Bank Administrative Agent Claims Class shall consist of all Olympus Bank Claims against a Subsidiary Debtor held by the Administrative Agent under the Olympus Credit Agreement.

(B)           Olympus Bank Non-Administrative Agent Claims Class (Class SD 3ON (Olympus Non-Admin)).

The Olympus Bank Non-Administrative Agent Claims Class shall consist of all Olympus Bank Claims against a Subsidiary Debtor held by either (x) the Non-Administrative Agents under the Olympus Credit Agreement, or (y) a Person who is a Non-Administrative Agent under any other Co-Borrowing Credit Agreement, and, in each case, is not an Administrative Agent under any Co-Borrowing Credit Agreement.

(C)           Olympus Bank Syndicate Claims Class (Class SD 3OS (Olympus Syndicate)).

The Olympus Bank Syndicate Claims Class shall consist of all Olympus Bank Claims against a Subsidiary Debtor held by Bank Lenders who are neither Administrative Agents nor Non-Administrative Agents under the Olympus Credit Agreement or any other Co-Borrowing Credit Agreement.

(D)          Olympus Wachovia Claims Class (Class SD 3OWach (Olympus Wachovia)).

The Olympus Wachovia Claims Class shall consist of all Olympus Bank Claims against a Subsidiary Debtor held by Wachovia.

(E)           Olympus BOFA Claims Class (Class SD 3OBOFA (Olympus BOFA)).

The Olympus BOFA Claims Class shall consist of all Olympus Bank Claims against a Subsidiary Debtor held by BOFA.

(iv)          UCA

(A)          UCA Bank Administrative Agent Claims Class (Class SD 3UA (UCA Admin)).

The UCA Bank Administrative Agent Claims Class shall consist of all UCA Bank Claims against a Subsidiary Debtor held by the Administrative Agent under the UCA Credit Agreement.

(B)           UCA Bank Non-Administrative Agent Claims Class (Class SD 3UN (UCA Non-Admin)).

The UCA Bank Non-Administrative Agent Claims Class shall consist of all UCA Bank Claims against a Subsidiary Debtor held by either (x) the Non-Administrative Agents under the UCA Credit Agreement, or (y) a Person who is a Non-Administrative Agent under any other Co-Borrowing Credit Agreement, and, in each case, is not an Administrative Agent under any Co-Borrowing Credit Agreement.

(C)           UCA Bank Syndicate Claims Class (Class SD 3US (UCA Syndicate)).

The UCA Bank Syndicate Claims Class shall consist of all UCA Bank Claims against a Subsidiary Debtor held by Bank Lenders who are neither Administrative Agents nor Non-Administrative Agents under the UCA Credit Agreement or any other Co-Borrowing Credit Agreement.

(D)          UCA BMO Claims Class (Class SD 3UBMO (UCA BMO)).

The UCA BMO Claims Class shall consist of all UCA Bank Claims against a Subsidiary Debtor held by BMO.

(E)           UCA BOFA Claims Class (Class SD 3UBOFA (UCA BOFA)).

The UCA BOFA Claims Class shall consist of all UCA Bank Claims against a Subsidiary Debtor held by BOFA.

(d)                                 Subsidiary Debtor Trade Claims Class (Class SD 4).

The Subsidiary Debtor Trade Claims Class shall consist of all Subsidiary Debtor Trade Claims.

(e)                                  Subsidiary Debtor Other Unsecured Claims Class (Class SD 5).

The Subsidiary Debtor Other Unsecured Claims Class shall consist of all Subsidiary Debtor Other Unsecured Claims.

(f)                                    Arahova Notes Claims Class (Class SD 6).

The Arahova Notes Claims Class shall consist of all Arahova Notes Claims.

(g)                                 FPL Note Claims Class (Class SD 7).

The FPL Note Claims Class shall consist of all FPL Note Claims.

(h)                                 FrontierVision Holdco Notes Claims Class (Class SD 8).

The FrontierVision Holdco Notes Claims Class shall consist of all FrontierVision Holdco Notes Claims.

(i)                                     FrontierVision Opco Notes Claims Class (Class SD 9).

The FrontierVision Opco Notes Claims Class shall consist of all FrontierVision Opco Notes Claims.

(j)                                     Olympus Notes Claims Class (Class SD 10).

The Olympus Notes Claims Class shall consist of all Olympus Notes Claims.

(k)                                  Subsidiary Debtor Existing Securities Laws Claims Class (Class SD 11).

The Subsidiary Debtor Existing Securities Laws Claims Class shall consist of all Subsidiary Debtor Existing Securities Laws Claims.

(l)                                     Subsidiary Debtor Equity Interests Class (Class SD 12).

The Subsidiary Debtor Equity Interests Class shall consist of all Subsidiary Debtor Equity Interests.

3.4.                            Intercompany Claims Class.

The Intercompany Claims Class shall consist of all Intercompany Claims against a Debtor.

3.5.                            Separate Classification of Secured Claims.

Although Secured Claims against the ACC Debtors and the Subsidiary Debtors have been placed in one category with respect to each such Debtor Group for purposes of nomenclature, each such Secured Claim, to the extent secured by different Liens or security interests than other Secured Claims, shall be treated as in a separate class from such other Secured Claims for purposes of voting on the Plan and receiving Plan Distributions (to be designated as ACC Secured Claims Class 1, ACC Secured Claims Class 2, ACC Secured Claims Class 3, etc.; Subsidiary Debtor Secured Claims Class 1, Subsidiary Debtor Secured Claims Class 2, Subsidiary Debtor Secured Claims Class 3, etc. or similar convention).

ARTICLE IV.

IDENTIFICATION OF IMPAIRED
CLASSES OF CLAIMS AND EQUITY INTERESTS

4.1.                            Unimpaired Classes of Claims and Equity Interests.

ACC Priority Claims, Subsidiary Debtor Priority Claims, ACC Secured Claims and the Subsidiary Debtor Secured Claims are not impaired under the Plan.  Notwithstanding the initial designation of the Bank Claims as impaired, the Creditors Committee may seek a determination from the Bankruptcy Court that such Claims are unimpaired pursuant to Section 5.2(c).

4.2.                            Impaired Classes of Claims and Equity Interests.

Except as provided in Section 4.1, all Classes of Claims and Equity Interests are impaired under the Plan.  Accordingly, all such impaired Classes shall be entitled to vote to accept or reject the Plan.(1)

4.3.                            Impairment Controversies.

If a controversy arises as to whether any Claim or Equity Interest, or any Class of Claims or Equity Interests, is impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy.

ARTICLE V.

PROVISIONS FOR TREATMENT OF CLASSES OF
CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

5.1.                            ACC Debtors’ Claims and Equity Interests.

The Classes of Claims against the ACC Debtors and Equity Interests in ACC and the ACC Subsidiary Equity Interests, subject to the True-Up with respect to Plan Distributions of TWC Class A Common Stock described in Section 10.12, shall be treated under the Plan as follows:

(a)                                  ACC Priority Claims.

Each holder of an Allowed ACC Priority Claim shall be unimpaired under the Plan, and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights to which such Claim entitles such holder in respect of such Claim shall be fully reinstated and retained, and such Allowed ACC Priority Claim (including any amounts to which such holder is entitled pursuant to section 1124(2) of the Bankruptcy Code) shall be Paid in Full in accordance with such reinstated rights on the Initial Distribution Date or the first Subsequent Distribution Date after which such ACC Priority Claim becomes Allowed.

(b)                                 ACC Secured Claims.

(i)            General Treatment.  Each holder of an Allowed ACC Secured Claim will (A) receive on the Initial Distribution Date or on the first Subsequent Distribution Date after which such ACC Secured Claim becomes Allowed, a Cash payment equal to the

(1)           Notwithstanding the initial designation of each of the ACC Subsidiary Equity Interests Class and the Subsidiary Debtor Equity Interests Class as impaired, the Proponents may seek a determination from the Bankruptcy Court that such interests are unimpaired.

sum of (1) the principal amount of such holder’s Allowed ACC Secured Claim and (2) accrued postpetition interest from the Commencement Date up to but not including the Effective Date, at (i) the Applicable Contract Rate, (ii) an interest rate agreed to by the Proponents (or after the Effective Date, the Plan Administrator) and such holder, (iii) an interest rate previously agreed to by the Debtors and such holder and as previously approved by the Bankruptcy Court, or (iv) if no agreement can be reached, as determined by the Bankruptcy Court after notice and hearing as sufficient to render such Claim unimpaired, or (B) to the extent applicable, be authorized to seek implementation of any valid right of setoff permitted under section 553 of the Bankruptcy Code, in either case in full satisfaction of such holder’s Allowed ACC Secured Claim.

(ii)           Alternative Consensual Treatment.  Notwithstanding any other provision in this Section 5.1(b), the Proponents (or after the Effective Date, the Plan Administrator) and any holder of an Allowed ACC Secured Claim may agree to any alternate treatment of such ACC Secured Claim; provided that such treatment shall not provide a return to such holder having a present value as of the Effective Date in excess of the amount payable under Section 5.1(b)(i).

(c)                                  ACC Senior Notes Claims.

(i)            Subject to Section 16.21, the ACC Senior Notes Claims shall be deemed Allowed in the aggregate amount of $5,109,693,748, of which $4,936,847,118 represents principal and $172,846,630 represents interest accrued through the Commencement Date.  Each holder of an Allowed ACC Senior Notes Claim shall receive on the Initial Distribution Date and/or on a Subsequent Distribution Date thereafter in full satisfaction of such holder’s Allowed ACC Senior Notes Claim a Pro Rata Share of (i) the ACC Senior Notes Allocable Portion plus the ACC Subordinated Notes Allocable Portion of:  (a) the Initial ACC Settlement Consideration; plus (b) the Incremental ACC Settlement Consideration; plus (c) any Remaining Assets; plus (d) if applicable, the Additional Incremental ACC Settlement Consideration, and (ii) CVV Series ACC-1 Interests.

(ii)           Each CVV Series ACC-1 Interest shall entitle its holder to receive a Pro Rata Share, after payment of the amounts distributable in respect of CVV Series RF Interests and CVV Interests distributable pursuant to Sections 5.2(g), (i) and (j), of the ACC Senior Notes Allocable Portion and the ACC Subordinated Notes Allocable Portion of the following:

(A) if there is an ACC Senior Notes Claims Accepting Class: (x) fifty percent of all CVV Distributions up to aggregate CVV Distributions of $1,165,000,000.00, plus (y) eighty-five percent of all CVV Distributions in excess of aggregate CVV Distributions of $1,165,000,000.00 until the holders of CVV Series Arahova Interests have received in the aggregate $625 million plus an amount equal to the Arahova Fees and the Arahova CVV Dividend, plus (z) thereafter, one hundred percent of all CVV Distributions until the holders of CVV Series ACC-1 Interests have received the full amount of the ACC Senior Notes Deficiency plus post-Effective

Date accrued and non-cumulative dividends thereon at a rate of 8.9% per annum; or

(B)   if there is no ACC Senior Notes Claims Accepting Class: (w) fifty percent of all CVV Distributions up to aggregate CVV Distributions of $1,165,000,000.00, plus (x) seventy-five percent of all CVV Distributions in excess of aggregate CVV Distributions of $1,165,000,000 until the holders of CVV Series Arahova Interests have received in the aggregate $575 million plus an amount equal to the Arahova Fees, plus (y) eighty percent of all remaining CVV Distributions until the Arahova CVV Dividend has been paid and fully satisfied, plus (z) thereafter, one hundred percent of all additional CVV Distributions until the holders of CVV Series ACC-1Interests have received the full amount of the ACC Senior Notes Deficiency plus post-Effective Date accrued and non-cumulative dividends thereon at a rate of 8.9% per annum.

(d)                                 ACC Trade Claims.

(i)            Each holder of an Allowed ACC Trade Claim shall receive on the Initial Distribution Date and/or on a Subsequent Distribution Date thereafter, in full satisfaction of such holder’s Allowed ACC Trade Claim, a Pro Rata Share of (i) the ACC Trade Allocable Portion of:  (a) the Initial ACC Settlement Consideration; plus (b) the Incremental ACC Settlement Consideration; plus (c) any Remaining Assets; plus (d) if applicable, the Additional Incremental ACC Settlement Consideration, and (ii) CVV Series ACC-2 Interests.

(ii)           Each CVV Series ACC-2 Interest shall entitle its holder to receive a Pro Rata Share, after payment of the amounts distributable in respect of CVV Series RF Interests and CVV Interests distributable pursuant to Sections 5.2(g), (i) and (j), of the ACC Trade Allocable Portion of the following:

(A) if there is an ACC Senior Notes Claims Accepting Class: (x) fifty percent of all CVV Distributions up to aggregate CVV Distributions of $1,165,000,000.00, plus (y) eighty-five percent of all CVV Distributions in excess of aggregate CVV Distributions of $1,165,000,000.00 until the holders of CVV Series Arahova Interests have received in the aggregate $625 million plus an amount equal to the Arahova Fees and the Arahova CVV Dividend, plus (z) thereafter, one hundred percent of all CVV Distributions until the holders of CVV Series ACC-2 Interests have received the full amount of the ACC Trade Deficiency plus post-Effective Date accrued and non-cumulative dividends thereon at a rate of 8.9% per annum; or

(B)     if there is no ACC Senior Notes Claims Accepting Class: (w) fifty percent of all CVV Distributions up to aggregate CVV Distributions of $1,165,000,000.00, plus (x) seventy-five percent of all CVV Distributions in excess of aggregate CVV Distributions of $1,165,000,000 until the holders of CVV Series Arahova Interests have received in the aggregate $575 million plus an amount equal to the Arahova Fees, plus (y) eighty percent of all remaining CVV Distributions until the Arahova CVV Dividend has been paid and fully satisfied, plus (z) thereafter, one hundred percent of all additional CVV Distributions until the holders of CVV Series ACC-2 Interests have received the full amount of the ACC Trade Deficiency plus post-Effective Date accrued and non-cumulative dividends thereon at a rate of 8.9% per annum.

(e)                                  ACC Other Unsecured Claims.

(i)            Each holder of an Allowed ACC Other Unsecured Claim shall receive on the Initial Distribution Date and/or on a Subsequent Distribution Date thereafter, in full satisfaction of such holder’s Allowed ACC Other Unsecured Claim, a Pro Rata Share of (i) the ACC Other Unsecured Allocable Portion of:  (a) the Initial ACC Settlement Consideration; plus (b) the Incremental ACC Settlement Consideration; plus (c) any Remaining Assets; plus (d) if applicable, the Additional Incremental ACC Settlement Consideration, and (ii) CVV Series ACC-3 Interests.

(ii)           Each CVV Series ACC-3 Interest shall entitle its holder to receive a Pro Rata Share, after payment of the amounts distributable in respect of CVV Series RF Interests and CVV Interests distributable pursuant to Sections 5.2(g), (i) and (j), of the ACC Other Unsecured  Allocable Portion of the following:

(A)   if there is an ACC Senior Notes Claims Accepting Class: (x) fifty percent of all CVV Distributions up to aggregate distributions of $1,165,000,000.00, plus (y) eighty-five percent of all CVV Distributions in excess of aggregate CVV Distributions of $1,165,000,000.00 until the holders of CVV Series Arahova Interests have received in the aggregate $625 million plus an amount equal to the Arahova Fees and the Arahova CVV Dividend, plus (z) thereafter, one hundred percent of all CVV Distributions until the holders of CVV Series ACC-3 Interests have received the full amount of the ACC Other Unsecured Deficiency plus post-Effective Date accrued and non-cumulative dividends thereon at a rate of 8.9% per annum; or

(B)     if there is no ACC Senior Notes Claims Accepting Class: (w) fifty percent of all CVV Distributions up to aggregate CVV Distributions of $1,165,000,000.00, plus (x) seventy-five percent of all CVV Distributions in excess of aggregate CVV Distributions of $1,165,000,000 until the holders of CVV Series Arahova Interests have received in the aggregate $575 million plus an amount equal to the Arahova Fees, plus (y) eighty percent of all remaining CVV Distributions until the Arahova CVV Dividend has been paid and fully satisfied, plus (z) thereafter, one hundred percent of all additional CVV Distributions until the holders of CVV Series ACC-3 Interests have received the full amount of the ACC Other

Unsecured Deficiency plus post-Effective Date accrued and non-cumulative dividends thereon at a rate of 8.9% per annum

(f)                                    ACC Subordinated Notes Claims.

(i)            In recognition and as a result of the enforcement of the contractual subordination rights of the holders of ACC Senior Notes Claims against the holders of ACC Subordinated Notes Claims, the holders of the ACC Subordinated Notes Claims are not entitled to a distribution, and the ACC Subordinated Notes Allocable Portion of:  (i) the Initial ACC Settlement Consideration; plus (ii) the Incremental ACC Settlement Consideration; plus (iii) any Remaining Assets; plus (iv) if applicable, the Additional Incremental ACC Settlement Consideration shall be distributed to the holders of Allowed ACC Senior Notes Claims as set forth in Section 5.1(c) and the holders of ACC Subordinated Notes Claims shall not be entitled to receive a distribution therefrom; provided, however, that as part of the compromise and settlement embodied herein, if the holders of Allowed ACC Subordinated Notes Claims vote in number and amount sufficient to cause the ACC Subordinated Notes Claims Class to accept the Plan, and if the ACC Senior Notes Claims Class, the ACC Trade Claims, and ACC Other Unsecured Claims Class accept the Plan, each holder of an Allowed ACC Subordinated Notes Claim shall receive on the Initial Distribution Date and/or on a Subsequent Distribution Date thereafter in full satisfaction of such holder’s Allowed ACC Subordinated Notes Claim a Pro Rata Share of CVV Series ACC-4 Interests.

(ii)           Each CVV Series ACC-4 Interest shall entitle its holder to receive a Pro Rata Share of any CVV Distributions remaining once CVV Series ESL Interests, if in existence, would be entitled to payment and, if any such holders are in existence, after they have received Payment in Full and accrued Case Contract Interest, plus post-Effective Date accrued and non-cumulative dividends thereon at a rate of 8.9% per annum until the holders of CVV Series ACC-4 Interests have received the full amount of their Allowed Claims plus Case Contract Interest plus post-Effective Date accrued and non-cumulative dividends thereon at the rate of 8.9% per annum.

(g)                                 ACC Existing Securities Laws Claims.

(i)            Holders of ACC Existing Securities Laws Claims shall not be entitled to any distribution; provided, however, as part of the compromise and settlement embodied herein, that if the holders of Allowed ACC Existing Securities Laws Claims vote in number and amount sufficient to cause the ACC Existing Securities Laws Claims Class to accept the Plan and if the ACC Senior Notes Claims Class, ACC Trade Claims Class, ACC Other Unsecured Claims Class and ACC Subordinated Notes Claims Class accept the Plan, each holder of an Allowed ACC Existing Securities Laws Claim shall receive on the Initial Distribution Date and/or on a Subsequent Distribution Date thereafter in full satisfaction of such holder’s Allowed ACC Existing Securities Laws Claim a Pro Rata Share of CVV Series ACC-5 Interests.

(ii)           Each CVV Series ACC-5 Interest shall entitle its holder to receive a Pro Rata Share of any CVV Distributions remaining after the holders of CVV Series ACC-4

Interests have received Payment in Full plus Case Contract Interest plus post-Effective Date accrued and non-cumulative dividends thereon at a rate of 8.9% per annum until the holders of CVV Series ACC-5 Interests have received the full amount of their Allowed Claims plus Case 8% Interest plus post Effective Date accrued and non-cumulative dividends thereon at the rate of 8.9% per annum.

(h)                                 ACC Preferred Stock Interests.

(i)            ACC Preferred Stock Interests shall be cancelled and holders of ACC Preferred Stock Interests shall not be entitled to any distribution; provided, however, that, as part of the settlement and compromise embodied herein, if the holders of Allowed ACC Preferred Stock Interests vote in number sufficient to cause the ACC Preferred Stock Interests Class to accept the Plan and the ACC Existing Securities Laws Claims Class has voted to accept the Plan and if the ACC Senior Note Claims Class, ACC Trade Claims Class, ACC Other Unsecured Claims Class and ACC Subordinated Notes Claims Class accept the Plan, each holder of an Allowed ACC Preferred Stock Interest shall receive on the Initial Distribution Date and/or on a Subsequent Distribution Date thereafter in full satisfaction of such holder’s Allowed ACC Preferred Stock Interest a Pro Rata Share of CVV Series ACC-6 Interests.

(ii)           Each CVV Series ACC-6 Interest shall entitle its holder to receive a Pro Rata Share of any CVV Distributions remaining, after the holders of CVV Series ACC-5 Interests have received Payment in Full and accrued Case 8% Interest, plus post-Effective Date accrued and non-cumulative dividends thereon at a rate of 8.9% per annum.  CVV Distributions to holders of CVV Series ACC-6 Interests shall be made in accordance with the relative priorities established by the Liquidation Preferences governing the shares of ACC Preferred Stock and the Bankruptcy Code until such holders receive the amounts set forth in Section 5.1(i)(ii) below.  CVV Series ACC-6 Interests may be subdivided into different sub-series to reflect such relative priorities.

(i)                                     ACC Common Stock Interests.

(i)            ACC Common Stock Interests shall be cancelled and holders of ACC Common Stock Interests shall not be entitled to any distribution; provided, however, that, as part of the settlement and compromise embodied herein, if the holders of Allowed ACC Common Stock Interests vote in number sufficient to cause the ACC Common Stock Interests Class to accept the Plan and the ACC Existing Securities Laws Claims Class, ACC Preferred Stock Interests Class, ACC Senior Notes Claims Class, ACC Trade Claims Class, ACC Other Unsecured Claims Class, and ACC Subordinated Notes Claims Class have each voted to accept the Plan, each holder of an Allowed ACC Common Stock Interest shall receive on the Initial Distribution Date and/or on a Subsequent Distribution Date thereafter in full satisfaction of such holder’s Allowed ACC Common Stock Interest a Pro Rata Share of CVV Series ACC-7 Interest.

(ii)           Each CVV Series ACC-7 Interest shall entitle its holder to receive a pro rata share (as determined by the Bankruptcy Court) of any CVV Distributions remaining, after all holders of CVV Series ACC-6 Interests have received the full Allowed amount of their ACC Preferred Stock Interests pursuant to the applicable Liquidation Preference (including amounts payable in respect of such Liquidation Preference thereunder and accrued, but unpaid, dividends as of the Commencement Date allocable thereto).

(j)                                     Alternative to Distributions for CVV Series ESL, ACC-4, ACC-5, ACC-6 and ACC-7 Interests.

To the extent that the holders of Allowed ACC Subordinated Notes Claims, ACC Existing Securities Laws Claims, Allowed ACC Preferred Stock Interests or Allowed ACC Common Stock Interests fail to meet the conditions precedent described herein to receiving CVV Interests hereunder, and any of the CVV Series ACC-4, CVV Series ACC-5, CVV Series ACC-6 or CVV Series ACC-7 Interests are not issued under this Plan, such non-issued CVV Interests shall be terminated and be of no force and effect.  Any CVV Distributions allocable to such non-issued CVV Interests shall be allocated Pro Rata to the holders of CVV Series ACC-1, CVV Series ACC-2, and CVV Series ACC-3 Interests.

(k)                                  ACC Subsidiary Equity Interests Class.

Allowed ACC Subsidiary Equity Interests shall be impaired under the Plan, and any distributions that the holders of such Equity Interests otherwise would have received on account of such Equity Interests shall be used to satisfy the obligations of such holders under the Plan.

5.2.                            Subsidiary Debtor Claims and Equity Interests.

The Classes of Claims against the Subsidiary Debtors and Equity Interests in the Subsidiary Debtors, subject to the True-Up with respect to Plan Distributions of TWC Class A Common Stock described in Section 10.12, shall be treated under the Plan as follows:

(a)                                  Subsidiary Debtor Priority Claims.

Each holder of an Allowed Subsidiary Debtor Priority Claim shall be unimpaired under the Plan, and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights to which such Claim entitles such holder in respect of such Claim shall be fully reinstated and retained, and such Allowed Subsidiary Debtor Priority Claims (including any amounts to which such holder is entitled pursuant to section 1124(2) of the Bankruptcy Code) shall be Paid in Full in accordance with such reinstated rights on the Initial Distribution Date or the first Subsequent Distribution Date after which such Subsidiary Debtor Priority Claim becomes Allowed.

(b)                                 Subsidiary Debtor Secured Claims.

(i)            General Treatment.  Each holder of an Allowed Subsidiary Debtor Secured Claim will (A) receive on the Initial Distribution Date or on the first Subsequent Distribution Date after which such Subsidiary Debtor Secured Claim becomes Allowed, a Cash payment equal to the sum of (1) the principal amount of such holder’s Allowed Subsidiary Debtor Secured Claim and (2) accrued postpetition interest from the

Commencement Date up to but not including the Effective Date, at (i) the Applicable Contract Rate, (ii) an interest rate agreed to by the Proponents (or after the Effective Date, the Plan Administrator) and such holder, (iii) an interest rate previously agreed to by the Debtors and the holder and as previously approved by the Bankruptcy Court, or (iv) if no agreement can be reached, as determined by the Bankruptcy Court after notice and a hearing as sufficient to render such Claim unimpaired, or (B) to the extent applicable, be authorized to seek implementation of any valid right of setoff permitted under section 553 of the Bankruptcy Code in either case in full satisfaction of such holder’s Subsidiary Debtor Secured Claim.

(ii)           Alternative Consensual Treatment.  Notwithstanding any other provision in this Section 5.2(b), the Proponents (or after the Effective Date, the Plan Administrator) and any holder of an Allowed Subsidiary Debtor Secured Claim may agree to any alternate treatment of such Allowed Subsidiary Debtor Secured Claim; provided, that such treatment shall not provide a return to such holder having a present value as of the Effective Date in excess of the amount payable under Section 5.2(b)(i).

(c)                                  Bank Claims.

(i)            Disputed Claims.  Except to the extent Provisionally Allowed as provided below, the Bank Claims are Disputed and are subject to being Disallowed, in whole or in part.  A Bank Claim may only be Allowed (as distinguished from Provisionally Allowed) by (i) agreement between the CVV Trustee, subject to the terms and provisions of the CVV Declaration, and the holder of a Bank Claim; or (ii) a Final Order.

(ii)           Consensual Treatment.  Subject to subsections (iv), (v) and (viii) of this Section 5.2(c):

(A)          General.  Each holder of Bank Claims in a Class of Bank Claims that accepts the Plan as provided in Section 7.2 (an “Accepting Bank Class”) will have its Bank Claim Provisionally Allowed and will receive:  (x) with respect to its Bank Claim for principal and interest such holder’s Pro Rata Share of Payment in Full in Cash on the Effective Date of (I) all outstanding principal and all accrued interest accrued to and including the Effective Date at the non-default interest rate calculated as set forth in the DIP Order with respect to such Accepting Bank Class, (II) less in the case of the Century Bank Syndicate Claims Class, the Olympus Bank Syndicate Bank Claims Class and the UCA Bank Syndicate Bank Claims Class, such Classes’ LIF Contribution (as defined below), and (y) Bank Fee Claims for fees and expenses actually billed and accrued and not pre-billed for future anticipated services except with respect to the estimated fees and expenses as provided for in (B) below.  If any Syndicate Claims Class is a Non-Accepting Class, the portion of the LIF Contribution that otherwise would have been paid by such Syndicate Claims Class shall be paid instead by the Debtors.

(B)           Bank Fee Claims.  Bank Fee Claims shall be Provisionally Allowed and paid in full in cash on the Initial Distribution Date subject to the provisions set forth herein.  At a time set by the Debtors at least 30 days prior to the Effective Date, the holders of Bank Fee Claims shall provide the Debtors, to the extent not already delivered, invoices with narrative descriptions of the services rendered (including appropriate redactions to preserve privileged matters) and itemization of expenses with respect to Bank Fee Claims incurred prior to the month end preceding such date and estimates thereof to and including the Effective Date.  Such estimates shall be reconciled against the actual amounts of Bank Fee Claims incurred over the relevant time period, with the foregoing estimated amounts being paid on the Initial Distribution Date and with appropriate refunds or additional payments, as the case may be, to be made within 60 days of the Effective Date or such other date as provided in this Plan, as the parties shall agree or as the Bankruptcy Court may order.  Unless objected to by the Debtors through Willkie Farr & Gallagher LLP (who shall have the sole right to make such objections as to an Accepting Bank Class) or any party in interest (as to any Class of Bank Claims that is a Non-Accepting Bank Class) prior to the Effective Date (or after the Effective Date as set forth below with respect to invoices for previously estimated fees) solely on the grounds that such fees are unreasonable (and any such objection must be made in writing to the relevant Bank Lender and must specifically identify the time charges or expenses objected to), the invoices for Bank Fee Claims actually incurred and submitted prior to the deadline set forth in the first sentence of this subsection (B) shall be deemed Provisionally Allowed and paid on the Initial Distribution Date; provided, however, that all fees and expenses of any nature paid at any time to an Administrative Agent in an Administrative Agent Class that is an Accepting Bank Class prior to the Effective Date by the Debtors under the DIP Order and/or the Stipulation and Agreed Order Between Debtors and Certain Pre-Petition Lenders With Respect to the Continued Use of Cash Collateral, dated July 31, 2006, in accordance with the terms thereof shall not be subject to reasonableness objections.  No objections to the allowance and payment of Bank Fee Claims shall be permitted with respect to an Accepting Bank Class except for objections based solely on reasonableness grounds made in accordance with this Section 5.2(c)(ii)(B).  Following the Effective Date, each holder of a Bank Fee Claim may deliver to the Debtor (care of Willkie Farr & Gallagher LLP) invoices with narrative descriptions of the services rendered (including appropriate redactions to preserve privileged matters) and itemization of expenses with respect to Bank Fee Claims for which estimates were previously provided.  The Debtor through Willkie Farr & Gallagher LLP (or such other counsel as shall be retained by the Debtors with the consent of the holder of the Bank Fee Claim subject to dispute) shall, within 30 days of receipt of said invoices, notify the Person seeking reimbursement of any dispute with respect to such invoice (which dispute shall be limited to reasonableness objections).  The Plan Administrator shall not be required to make any payments with respect to a disputed Bank Fee Claim pending resolution of such dispute by the parties or the Bankruptcy Court; provided, however, that if a Bank Fee Claim is disputed in part, the Plan Administrator shall pay that portion of a Bank Fee Claim that is not disputed as soon as reasonably practicable.  The Plan Administrator shall reserve in an interest bearing escrow account the full amount of any Bank Fee Claim subject to dispute and not otherwise paid herein.  The disputed portion of any Bank Fee Claim to the extent not otherwise resolved consensually by the Debtors shall be subject to further order of the Bankruptcy Court.  The disputed portion of a Bank Fee Claim shall be paid as soon as reasonably practical after resolution of such dispute by the parties or the Bankruptcy Court, with any net after-tax interest earned on such disputed portion from the date of notice of the dispute to the date of payment, with interest following the distribution of the disputed amount.  The excess of any reserves established for the estimates of Bank Fee Claims over the amounts of Bank Fee Claims Provisionally Allowed and/or paid or payable in accordance with this Plan shall be allocated as provided in Section 13.2(f).

(C)           Certain Agreements and Releases.  Each Accepting Bank Class, and solely with regard to subsection (x)(II) below, each holder of a Claim in such Class, shall be deemed to have (x) waived (I) any objection to confirmation of the Plan and (II) any claim or entitlement to (A) additional interest or Grid Interest (and shall be deemed to have irrevocably withdrawn and dismissed the Grid Interest Appeal with prejudice and without costs), (B) Bank Lender Post-Effective Date Fees Claims except as provided in subsection (iii) below provided that any Bank Lender Post Effective Date Fee Claims in excess of those paid pursuant to subsection (iii) below shall continue to constitute Defensive Claims, subject to reasonableness objections, and/or (C) any affirmative recovery with regard to indemnification against any Debtor Party, and (y) agreed to comply with any Disgorgement Order directed to it, subject to the terms of this Plan.  In consideration for the treatment set forth herein, each Administrative Agent in an Administrative Agent Class or the FrontierVision Bank Claims Class that is an Accepting Bank Class, with respect to its Prepetition Credit Agreement:  (a) shall not withhold any Plan Distributions from any Accepting Bank Class with respect to such Prepetition Credit Agreement (the “No Withholding Agreement”), and (b) on the Effective Date shall, only if such Class is an Accepting Bank Class, release the Bank Lenders in the Bank Syndicate Claims Class with respect to such Prepetition Credit Agreement or in the case of the FrontierVision Credit Agreement, the FrontierVision Bank Claims Class from any obligation for reimbursement and indemnification of expenses (but not other liabilities, if any) (the “Bank Fee Release”).  With respect to each Accepting Bank Class, each of the Holdback Motion and the Estimation Motion shall be withdrawn with prejudice and without costs.

(D)          Payment.  All payments to holders of Bank Claims, whether prior to or during the Chapter 11 Cases pursuant to this Section: (i) shall be neutral and without prejudice to the prosecution and defense of the Bank Actions, provided, however, for the avoidance of doubt, that said neutrality and non-prejudice shall not preclude or limit any factual arguments regarding solvency or insolvency or similar consequences evidenced by, or relating to, said payments; (ii) with respect to Bank Fee Claims and Bank Lender Post-Effective Date Fee Claims, shall be paid directly to the holder of such Bank Claim and (iii) notwithstanding anything otherwise to the contrary in the Prepetition Credit Agreements, with respect to principal and interest shall (x) if the Administrative Agent is in an Accepting Bank Class be paid directly to the Administrative Agent for the applicable Prepetition Credit Agreement for further payment to the applicable holder of an Allowed Bank Claim without any withholding or deduction therefrom, otherwise (y) be paid directly to the applicable holder of the Allowed Bank Claim, to the extent that payment directly to such holder is authorized by the Bankruptcy Court in the Confirmation Order or otherwise.

(iii)          Litigation Indemnification Fund.  Subject to subsections (iv), (v) and (viii) of this Section 5.2(c):

(A)          FrontierVision.  If the FrontierVision Bank Claims Class votes to accept the Plan, then, in addition to the treatment provided in subsection (ii) hereof, the Plan Administrator shall establish the fund (“FrontierVision Litigation Fund”) required by the FrontierVision Banks Consent Order, in the amount of $8.5 million (which shall be deemed to satisfy the Most-Favored Nations Clause) in cash which shall be used solely to pay FrontierVision Bank Post-Effective Date Fee Claims and any taxes with respect to such funds from interest earned on such funds.  The fund shall be paid in accordance with the procedures set forth in subsection (iii)(B)(2).

(B)           Other Classes of Bank Claims.

(1)           Funding of the LIF.  Each remaining Class of Bank Claims that is an Accepting Bank Class shall be entitled to a fund as set forth in this Subsection (B) (each a “LIF” and collectively, the “Co-Borrowing Bank Litigation Fund”) which shall be the sole source of payment for Bank Lender Post-Effective Date Fee Claims with respect to such Class.  Each LIF shall initially be funded as follows:  (x) each of Class SD 3CA, SD 3OA, and SD 3UA shall be entitled to a separate LIF of $21 million, with (i) all Bank Lender Post-Effective Date Fee Claims of Wachovia in Classes SD 3CWach and SD 3OWach also payable from the LIF allocated to Wachovia in Class SD 3UA, (ii) all Bank Lender Post-Effective Date Fee Claims of BMO in Classes SD 3CBMO and SD 3UBMO also payable from the LIF allocated to BMO in Class SD 3OA, and (iii) all Bank Lender Post-Effective Date Fee Claims of BOFA in Classes SD 3OBOFA and SD 3UBOFA also payable from the LIF allocated to BOFA in Class SD 3CA; (y) Classes SD 3CN, SD 3ON, and SD 3UN collectively shall be entitled to a single LIF of $12 million in the aggregate, subject to reduction by $4 million for each Bank Non-Administrative Agent Claims Class that is a Non-Accepting Bank Class (the “Non-Administrative Agents LIF”), and (z)  Classes SD 3CS, SD 3OS, and SD 3US collectively shall be entitled to a single LIF of $3 million in the aggregate, subject to reduction by $1 million for each Bank Syndicate Claims Class that is a Non-Accepting Bank Class (the “Bank Syndicate LIF”), provided however, (i) the Non-Administrative Agents LIF shall be sub-allocated, evenly, among each of the Non-Administrative Agents in Accepting Bank Classes (by way of example only, if there are 18 Non-Administrative Agents in Accepting Bank Classes and all Bank Non-Administrative Agent Claims Classes are Accepting Bank Classes, each such Non-Administrative Agent shall have allocated to it, for payment of its Bank Lender Post-Effective Date Fee Claims, $666,666.66), subject to re-allocation, equally among all other Non-Administrative Agents in Accepting Bank Classes against whom all Bank Actions and other proceedings that could give rise to additional Bank Lender Post-Effective Date Fee Claims have not been resolved by Final Order (or by settlement and release), of any funds in the sub-allocation for any such Non-Administrative Agent that remain after all Bank Actions and other proceedings that could give rise to additional Bank Lender Post-Effective Date Fee Claims against such Non-Administrative Agent have been resolved by Final Order (or by settlement and release), all as shall be more fully set forth in the protocol for the Non-Administrative Agents LIF as described in proviso (y)

below, (ii) the Non-Administrative Agents LIF shall be administered according to the terms of a protocol to be developed in consultation with the Non-Administrative Agents known to the Proponents to have appeared in the Chapter 11 Cases and the Ad Hoc Committee of Non-Agent Secured Lenders, respectively, and to be contained in a supplement to the Plan which shall be filed with the Bankruptcy Court and served on counsel for the holders of Claims in Classes set forth in (y) above (and known by the Proponents to have filed a notice of appearance in these Chapter 11 Cases) at least 5 days prior to the Voting Deadline; and (iii) the Bank Syndicate LIF shall be administered in accordance with a ruling by the Bankruptcy Court or a court of competent jurisdiction upon a motion to be filed with such court following the Effective Date by either the Proponents or the Ad Hoc Committee of Non-Agent Secured Lenders and served on counsel for the holders of Claims set forth in (z) above (and known by the movant to have filed a notice of appearance in these Chapter 11 Cases) seeking such court’s determination of the entitlement of each holder of a Claim in Classes SD 3CS, SD 3OS and SD 3US to the Bank Syndicate LIF; such that if all Classes of Bank Claims are Accepting Bank Classes the Co-Borrowing Bank Litigation Fund would be $78 million.  Each LIF shall be increased by the interest earned on the funds in such LIF, minus any applicable taxes and fees.

(2)           Submission of Bank Lender Post-Effective Date Fee Claims.  Each holder of a Bank Claim seeking payment of Bank Lender Post-Effective Date Fee Claims shall deliver to an estate representative acceptable to all Proponents copies of fee and expense invoices with narrative descriptions of the services rendered (redacted to preserve privilege matters) and itemization of expenses at least 30 days prior to the date of requested payment.  Payment from the LIF allocated to such holder of a Bank Claim shall be made upon the expiration of such 30 day period, absent written notice by the estate representative of a dispute.  Payment disputes shall be limited to matters of reasonableness and resolved consensually or by submission to a neutral, third-party designated pursuant to this Plan and acceptable to all Proponents.

(3)           Release of Funds from an LIF.  The LIF amounts allocated pursuant to clause (1) above shall be held in separate interest bearing escrow accounts by the parties to whom such LIF amounts are allocated, and shall be used by such parties to provide for the on-going and prompt, current reimbursement of their Bank Lender Post-Effective Date Fee Claims (it being understood that such reimbursement shall occur in accordance with this Plan notwithstanding the pendency of the Bank Actions, the Securities Class Action or any other action or proceeding).  The escrow account shall bear the cost of taxes on interest earned.  If a Final Order is entered that releases all pending Claims and Causes of Action against, and/or otherwise resolves all proceedings involving, a party to whom an LIF has been allocated that could give rise to Bank Lender Post-Effective Date Fee Claims, then to the extent the amount in such LIF exceeds the amount of Bank Lender Post-Effective Date Fee Claims of the party to whom such LIF is allocated, such excess amount shall be applied as follows:

(a)           If such LIF corresponds to an Administrative Agent Class, first, to the remaining LIFs allocated to the other Accepting Administrative Agent Classes (in equal amounts, if the excess is to be divided among two such LIFs), second, to the LIF corresponding to the Non-Agent Banks up to the aggregate amount of the LIF Contribution to the extent not previously reimbursed, and then to the LIF for the Accepting Non-Administrative Agents Claims Class or Classes;

(b)           If such LIF corresponds to the Non-Administrative Agents, subject to proviso (i) in Section 5.2(c)(iii)(B)(1) of this Plan, to the LIFs for the Accepting Administrative Agent Class or Classes (in equal amounts, if the excess is to be divided among two or more such LIFs);

(c)           If such LIF corresponds to the Non-Agent Banks, to the Non-Agent Banks Pro Rata to repay the unreimbursed LIF Contribution of such Non-Agent Banks up to the aggregate amount of the LIF Contribution; and

(d)           any excess, remaining after clauses (a) to (c), to the Contingent Value Vehicle.

(iv)          Disgorgement.  Notwithstanding anything contained herein to the contrary, in the event that either a compromise and settlement or an order or judgment with respect to a Designated Litigation provides for a full or partial waiver, subordination or disallowance of a defendant’s Claim or Claims (including postpetition interest, Bank Fee Claims and Bank Lender Post-Effective Date Fee Claims) against one or more of the Debtors (a “Disgorgement Order”) and if, as a result of such Disgorgement Order such defendant shall have received under the Plan a distribution in an amount greater than that to which such defendant would have been entitled had such Disgorgement Order been enforced prior to the Effective Date (the amount so received that exceeds the amount to which such defendant would have been entitled, the “Excess Amount”), then, subject to the terms of such compromise and settlement or order or judgment (i) such defendant shall promptly pay such Excess Amount, including interest thereon at the Prime Rate to the date of payment, in immediately available funds to the CVV Trustee, which Excess Amount shall not be distributed or applied by the CVV Trustee prior to such Disgorgement Order becoming a Final Order (or such compromise and settlement going into effect), and (ii) if such defendant shall fail to make such payment, then, in addition to the rights of the Plan Administrator and/or the applicable Debtor(s) to enforce such settlement or order or judgment, the Plan Administrator or the Debtors, as applicable, shall withhold future Plan Distributions payable to such defendant (including any payments in respect of debt, equity or other securities issued to such defendant under the Plan) up to the amount of the unpaid Excess Amount (with interest thereon at the Prime Rate) and shall pay such withheld distributions over to the CVV Trustee.  Notwithstanding the foregoing, unless otherwise provided in such compromise and settlement or order or judgment, such defendant shall retain its pro rata right to a distribution of any transfer avoided, if any, under section 502(h) of the Bankruptcy Code pursuant and subject to the Plan and shall be entitled to net such claim against any amounts to be paid under a Disgorgement Order.  In the event such an order or judgment is reversed in full or in part on appeal and such reversal is a Final Order, and, as a result, the CVV Trustee is holding funds previously disgorged that must be returned to the defendant that disgorged such funds, the CVV Trustee will return such funds with any interest earned on such funds while in the CVV Trustee’s possession minus any applicable taxes and fees.

(v)                 Adequate Assurance of Ability to Satisfy Disgorgement Obligations.  As a condition to receiving payment of a distribution with respect to a Bank Claim, each holder of an applicable Bank Claim shall deliver to the Plan Administrator (for purposes of this Section 5.2(c)(v), references to the Plan Administrator with respect to any time prior to the time the Plan Administrator is authorized to act on behalf of the Debtors, shall mean the Creditors Committee, with the assistance of the Debtors) evidence reasonably satisfactory to the Plan Administrator of the holder’s ability to disgorge any distributions received with respect to the Bank Claim if it is ultimately determined that such holder is required to disgorge such distributions. Without limiting any other form of reasonably satisfactory evidence of a holder’s ability to disgorge (including that a lower multiple of net worth than described below is reasonably satisfactory), the following shall be deemed to be reasonably satisfactory evidence:

(A)               that such holder is a bank chartered under the laws of the United States of America, any state thereof, or any other jurisdiction (foreign or domestic), and is not subject to any receivership or similar proceeding; or

(B)                in the case of any entity that is not described in clause (A), all of the following:

(1)                 such entity’s most recent audited financial statements as of a date not more than fifteen (15) months prior to the date as of which such distribution is sought (or if no such audited financial statements are available financial statements reviewed by a registered public accounting firm, with evidence of such review reasonably acceptable to the Plan Administrator), demonstrating that such holder has a net worth not less than an amount equal to five times all of such holder’s Allowed Bank Claims (in the event such holder has a net worth less than five times such holder’s Allowed Bank Claims, such holder may receive aggregate distributions with respect to its Allowed Bank Claims up to one-fifth of its net worth);

(2)                 a certificate of an officer of such entity (in form and substance reasonably satisfactory to the Plan Administrator) certifying that to the knowledge of such officer after due inquiry that as of the date of such certificate, such entity’s net worth has not been reduced below such five times threshold; and

(3)                 a written undertaking (in form and substance reasonably satisfactory to the Plan Administrator) that such entity (I) will not make a liquidating distribution or other payment outside the ordinary course of business to its equity holders (in their capacity as such), unless such entity either (x) provides evidence reasonably satisfactory to the Plan Administrator that following such liquidating distribution or other payment that it will have a net worth not less than an amount equal to two times the total distributions received with respect to its Allowed Bank Claims, or (y) establishes a reserve meeting the requirements of clause (ii) below, and (II) consents to the jurisdiction of the Bankruptcy Court to enforce the written undertaking.

(w)                The applicable Agent shall identify to the Plan Administrator the holders of Bank Claims, together with their respective full names, addresses and payment information, with respect to the corresponding Prepetition Credit Agreement as of the Distribution Record Date. The Plan Administrator shall identify to the applicable Agent in writing, by the later of (A) three Business Days after the receipt of notice by the applicable Agent pursuant to the preceding sentence and (B) two Business Days prior to the Effective Date, any holder of a Bank Claim that has not delivered to the Plan Administrator reasonably satisfactory evidence pursuant to the first sentence of Section 5.2(c)(vi) (each, a “Designated Holder”).  Any distribution with respect to a Designated Holder’s Bank Claim shall be deposited in a separate account for some or all Designated Holders (the “Disputed Bank Reserve Fund”).

(x)                  Any dispute as to whether the holder of a Bank Claim has delivered to the Plan Administrator evidence reasonably satisfactory to the Plan Administrator of the holder’s ability to disgorge any distributions received with respect to a Bank Claim (an “Assurance Dispute”) may be brought by a holder of Bank Claims before the Bankruptcy Court on an expedited basis and shall be resolved by order of the Bankruptcy Court as to the holder’s status.  During the pendency of an Assurance Dispute or if a holder of Bank Claims does not prevail in an Assurance Dispute, a holder of Bank Claims designated as a Designated Holder may receive a distribution with respect to its Bank Claims so long as such holder shall have agreed, in form and substance reasonably satisfactory to the Plan Administrator, to keep the distributions received in a segregated account (which the holder shall treat as owned by such holder for purposes of federal income taxation) meeting the following requirements:  (x) no withdrawals may be made from such account (except to pay income taxes on the earnings in such account) until such time as the holder is no longer a Designated Holder, (y) the Plan Administrator shall have a perfected, first priority security interest in such account, and (z) such account shall be invested solely in Permitted Investments.

(y)                 Distributions made to, or for the benefit of, the holders of Bank Claims in accordance with the provisions of this Plan shall not be subject to any Claims or Causes of Action by any Designated Holder, including Claims or Causes of Action arising under provisions of the Prepetition Credit Agreements that may require ratable distribution or sharing of payments made to the respective Bank Lenders.

(z)                  The Plan Administrator shall use commercially reasonable efforts to keep all non-public information provided by a holder of

Bank Claims pursuant to this Section confidential, and shall not disclose such information except:  (v) to the Debtors’ or the Plan Administrator’s employees, agents, consultants or advisors to the extent necessary for them to perform their functions under this Section; (w) to counsel and the financial advisors to the Creditors Committee, so that such counsel and financial advisors may advise the Creditors Committee without disclosing such nonpublic information, and subject to the confidentiality obligations of such professionals; (x) to the extent required by applicable law, rules, regulations, orders or judicial process; (y) in response to any request for discovery or production of documents, provided that the Plan Administrator shall use commercially reasonable efforts to inform the holder who has provided such information of such request for discovery or production of documents so that such holder may seek a protective order; or (z) to defend any Assurance Dispute.

(vi)               Non-Consensual Treatment.  As to any Class of Bank Claims that is not an Accepting Bank Class (a “Non-Accepting Bank Class”), each holder of a Bank Claim in such Class shall receive, subject to subsections (iv) and (v) of this Section 5.2(c): (I) except to the extent the Holdback Motion is granted, (A) with respect to its Claim for principal and interest a Pro Rata Share of Payment in Full in Cash on the Effective Date of  all outstanding principal and accrued interest at the non-default interest rate calculated as set forth in the DIP Order with respect to such Non-Accepting Bank Class, and (B) with respect to its Bank Fee Claims and Bank Lender Post-Effective Date Fee Claims, payment as when and to the extent set forth in a Final Order of the Bankruptcy Court and (II) its pro rata share of an LIF (a “Non-Accepting Bank Class LIF”) which shall be the sole source of payment for Bank Lender Post-Effective Date Fee Claims with respect to such Class, determined in accordance with the Estimation Motion.

(vii)              Means for Obtaining Non-Consensual Confirmation with Respect to the Bank Claims.  The Creditors Committee reserves the right to seek a determination that any Class of Bank Claims that is a Non-Accepting Bank Class, having been Paid in Full in Cash into the Disputed Bank Reserve Fund (subject only to the application of sections 502(a) and (d) of the Bankruptcy Code and Bankruptcy Rule 3021), are unimpaired pursuant to section 1124 of the Bankruptcy Code.  Alternatively, confirmation will be sought with respect to the foregoing treatment pursuant to section 1129(b) of the Bankruptcy Code.

(viii)            Most Favored Nations Provision for Accepting Bank Classes.  Any settlement or modification of this Plan that results in treatment for a Class of Bank Claims (other than FrontierVision Bank Claims) that is more favorable than the treatment set forth herein, shall without further action result in a comparable enhancement of benefits to members of similarly situated Accepting Bank Classes (other than FrontierVision Bank Claims).

(ix)                Estimation of Indemnification Claims for Voting Purposes.  For the purpose of Plan voting only, Claims of any holder of a Bank Claim for reimbursement, contribution and/or indemnification arising under a Prepetition Credit Agreement (other than Claims for pre-Effective Date fees and expenses) shall, except as otherwise ordered by the Bankruptcy Court, be Allowed in the amount of $1.  The treatment of such Claims for all other purposes shall be determined in accordance with the terms of this Plan.

(d)                 Subsidiary Debtor Trade Claims.

(i)                   Each holder of an Allowed Subsidiary Debtor Trade Claim shall receive on the Initial Distribution Date and/or on each Subsequent Distribution Date thereafter in full satisfaction of such holder’s Allowed Subsidiary Debtor Trade Claim (x)(a) a Pro Rata Share of Available Cash determined in accordance with Section 10.13; plus (b) TWC Class A Common Stock, (subject to the True-Up) which (a) and (b) together shall have Deemed Value equal to such holder’s Allowed Subsidiary Debtor Trade Claim plus accrued Case 8% Interest less; (c) a Pro Rata Share of the Subsidiary Debtor Trade Claims Give Up and the portion of the Subsidiary Debtor Fees allocated to the Subsidiary Debtor Trade Claims pursuant to Section 6.2(d)(ii)(A)(3); and (y) a Pro Rata Share of Subsidiary Debtor Trade Claims Earn Back Rights.

(ii)                 Each Subsidiary Debtor Trade Claims Earn Back Right shall entitle its holder to receive a Pro Rata Share of any amounts that are released from or not included in the Subsidiary Debtor Trade Disputed Claims Reserve or the disputed “Trade Claims” reserves (or its equivalent) for the JV Debtors on or after the Effective Date of this Plan (for the Subsidiary Debtor Trade Disputed Claims Reserve) and on or after the “Effective Date” of the JV Plan (for the Disputed “Trade Claims” reserve (or its equivalent) for the JV Debtors) solely as a result of the expungement or Disallowance of any Disputed Subsidiary Debtor Trade Claims or Disputed “Trade Claims” as defined in the JV Plan, provided that such reduction to such reserve on account of such expungement or Disallowance (together with amounts not included in such reserve due to distributions under this Plan and the JV Plan with respect to Allowed Claims against the Subsidiary Debtors and the JV Debtors) (1) must be net of increases to the Earn Back Trade Threshold for Disputed Claims, newly Allowed Claims or allowance of Claims higher than estimated which Claims (and higher estimates) were not included in the computation of the Earn Back Trade Threshold and (2) must cause such reserve to be reduced below the sum of (a) $746.4 million (which is an amount initially computed to include Allowed and Disputed Claims against the Subsidiary Debtors and the JV Debtors and which amount includes post-petition interest at the rate of 8% per annum on the face amount (exclusive of post-petition interest) of such Claims) plus (b) eight percent (8%) simple interest per annum on the face amount of the Claim included in the foregoing $746.4 million amount from August 1, 2006 to, but not including, the Effective Date (such amount which is the sum of clauses (a) and (b) of this subsection, is referred to as the “Earn Back Trade Threshold”) until such holders receive, in the aggregate, $39.2 million (plus simple interest accrued thereon from the Effective Date through the date of payment at the rate of 5% per annum).

(e)                 Subsidiary Debtor Other Unsecured Claims.

(i)                   Each holder of an Allowed Subsidiary Debtor Other Unsecured Claim shall receive on the Initial Distribution Date and/or on a Subsequent Distribution Date thereafter in full satisfaction of such holder’s Allowed Subsidiary Debtor Other

Unsecured Claim (x)(a) a Pro Rata Share of Available Cash determined in accordance with Section 10.13; plus (b) TWC Class A Common Stock, (subject to the True-Up), which (a) and (b) together shall have Deemed Value equal to such holder’s Allowed Subsidiary Debtor Other Unsecured Claim plus accrued Case 8% Interest; less (c) a Pro Rata Share of the Subsidiary Debtor Other Unsecured Claims Give Up and the portion of the Subsidiary Debtor Fees allocated to the Subsidiary Debtor Other Unsecured Claims pursuant to Section 6.2(d)(ii)(A)(3); and (y) a Pro Rata Share of Subsidiary Debtor Other Unsecured Claims Earn Back Rights.

(ii)                 Each Subsidiary Debtor Other Unsecured Claims Earn Back Right shall entitle its holder to receive a Pro Rata Share of any amounts that are released from or not included in the Subsidiary Debtor Other Unsecured Disputed Claims Reserve or the disputed “Other Unsecured Claims” reserves (or its equivalent) for the JV Debtors on or after the Effective Date of this Plan (for the Subsidiary Debtor Other Unsecured Disputed Claims Reserve) and on or after the “Effective Date” of the JV Plan (for the Disputed “Other Unsecured Claims” reserve (or its equivalent) for the JV Debtors) solely as a result of the expungement or Disallowance of any Disputed Subsidiary Other Unsecured Claims or Disputed “Other Unsecured Claims” as defined in the JV Plan, provided that such reduction to such reserve on account of such expungement or Disallowance (together with amounts not included in such reserve due to distributions under this Plan and the JV Plan with respect to Allowed Claims against the Subsidiary Debtors and the JV Debtors) (1) must be net of increases to the Earn Back Other Unsecured Threshold for Disputed Claims, newly Allowed Claims or allowance of Claims higher than estimated which Claims (and higher estimates) were not included in the computation of the Earn Back Other Unsecured Threshold and (2) must cause such reserve to be reduced below the sum of (a) $196 million (which is an amount initially computed to include Allowed and Disputed Claims against the Subsidiary Debtors and the JV Debtors and which amount includes post-petition interest at the rate of 8% per annum on the face amount (exclusive of post-petition interest) of such Claims) plus (b) eight percent (8%) simple interest per annum on the face amount of the Claims included in the foregoing $196 million amount from August 1, 2006 to, but not including, the Effective Date (such amount which is the sum of clauses (a) and (b) of this subsection, is referred to as the “Earn Back Other Unsecured Threshold”) until such holders receive, in the aggregate, $6.8 million (plus simple interest accrued thereon from the Effective Date through the date of payment at the rate of 5% per annum).

(f)                  Arahova Notes Claims.

(i)                   Subject to Section 16.21, the Arahova Notes Claims shall be deemed Allowed in the aggregate amount of $1,743,517,586, of which $1,712,003,697 represents principal and $31,513,889 represents interest accrued through the Commencement Date.  Each holder of an Allowed Arahova Notes Claim shall receive on the Initial Distribution Date and/or on a Subsequent Distribution Date thereafter in full satisfaction of such holder’s Allowed Arahova Notes Claim, (a) (x) a Pro Rata Share of Available Cash determined in accordance with Section 10.13; plus (y) TWC Class A Common Stock (subject to the True-Up), which (x) and (y) together shall have a Deemed Value equal to such holder’s Allowed Arahova Notes Claim plus accrued Case Contract Interest less (b)

a Pro Rata Share of (1) the Arahova Initial Settlement Give Up; plus (2) the Arahova Initial Advance; plus (3) the Arahova Additional Settlement Give Up; plus (4) the Arahova Fees; plus (5) if applicable, the Additional Incremental ACC Settlement Consideration, and (c) a Pro Rata Share of (1) the Arahova Initial Advance Rights and (2) the CVV Series Arahova Interests.

(ii)                 Each CVV Series Arahova Interest shall entitle its holders to receive a Pro Rata Share, after payment of the amounts distributable in respect of CVV Series RF Interests and CVV Interests distributable pursuant to Sections 5.2(g), (i) and (j), of  the following:

(A)     if there is an ACC Senior Notes Claims Accepting Class: (x) fifty percent of all CVV Distributions up to aggregate distributions of $1,165,000,000.00, plus (y) fifteen percent of all CVV Distributions in excess of aggregate CVV Distributions of $1,165,000,000.00 until the holders of CVV Series Arahova Interests have received in the aggregate $625 million plus an amount equal to the Arahova Fees and the Arahova CVV Dividend.  After all CVV ACC-1 Interests, CVV ACC-2 Interests and CVV ACC-3 Interests have been paid in full each holder of a CVV Series Arahova Interest shall be entitled to receive all remaining CVV Distributions until such holders have received in the aggregate $50,000,000.00 plus post-Effective Date accrued and non-cumulative dividends thereon at a rate of 5.0% per annum plus any amount of the Arahova Initial Advance not repaid from the Identified Sources; or

(B)     if there is no ACC Senior Notes Claims Accepting Class: (x) fifty percent of all CVV Distributions up to aggregate CVV Distributions of $1,165,000,000.00, plus (y) twenty-five percent of all CVV Distributions in excess of aggregate distributions of $1,165,000,000.00 until the holders of CVV Series Arahova Interests have received in the aggregate $575 million plus an amount equal to the Arahova Fees, plus (z) twenty percent of all remaining CVV Distributions until the Arahova CVV Dividend has been paid in full.  After all CVV ACC-1 Interests, CVV ACC-2 Interests and CVV ACC-3 Interests have been paid in full each holder of a CVV Series Arahova Interest shall be entitled to receive all remaining CVV Distributions until such holders have received in the aggregate $50,000,000.00 plus post-Effective Date accrued and non-cumulative dividends thereon at a rate of 5.0% per annum plus any amount of the Arahova Initial Advance not repaid from the Identified Sources.

(iii)                Each Arahova Initial Advance Right shall entitle its holder to receive a Pro Rata Share of the Plan Consideration from the Identified Sources until such holders have received $125 million plus post-Effective Date simple interest accrued thereon at a rate of 5.0% per annum.  To the extent Identified Sources are available for distribution on the Effective Date, the Arahova Initial Advance Rights shall be paid on the Initial Distribution Date, subject to Section 10.13.  With respect to any amounts of the Identified Sources, the Arahova Initial Advance Rights shall have first and sole priority as and when such amounts are available for distribution; provided, that, solely to the extent that amounts from the Government Settlement are released directly to holders of Claims in the ACC Senior Notes Claims Class on account of their ACC Senior Notes Claims (the “ACC Government Settlement Distribution”), Arahova Initial Advance Rights shall be satisfied from and have first and sole priority over all other Plan Consideration distributable to or reserved for holders of Claims against the ACC Debtors up to the amount released directly to holders of Claims in the ACC Senior Notes Claims Class on account of their ACC Senior Notes Claims, and such amounts from the Government Settlement released directly to holders of Claims in the ACC Senior Notes Claims Class on account of their ACC Senior Notes Claims shall be deemed to have been made pursuant to and under the Plan for the purpose of determining distributions by the Plan Administrator on any Subsequent Distribution Date, such that Plan Consideration with a Deemed Value equal to the ACC Government Settlement Distribution otherwise distributable to or reserved for holders of Claims in the ACC Senior Notes Claims Class on account of their ACC Senior Notes Claims shall first be distributed to or reserved for the holders of Arahova Notes Claims, and thereafter Plan Consideration otherwise distributable to or reserved for holders of Claims in the ACC Senior Notes Claims Class on account of their ACC Senior Notes Claims shall instead be redistributed to the holders of Allowed ACC Trade Claims and Allowed ACC Other Unsecured Claims, or the reserves for Disputed Claims thereof, until the amount so redistributed equals the product of (A) the sum of the ACC Trade Allocable Portion and the ACC Other Unsecured Allocable Portion, and (B) the result obtained by dividing the ACC Government Settlement Distribution, by the sum of the ACC Senior Notes Allocable Portion and the ACC Subordinated Notes Allocable Portion.

(g)                 FPL Note Claims.

(i)                   Subject to Section 16.21, the FPL Note Claims shall be Allowed in the aggregate amount of $127,435,663, of which $108,000,000 represents initial principal and $19,435,663 represents additional amounts accrued through the Commencement Date.  Each holder of an Allowed FPL Note Claim shall receive on the Initial Distribution Date and/or on a Subsequent Distribution Date thereafter in full satisfaction of such holder’s Allowed FPL Note Claim, (x) (a) a Pro Rata Share of Available Cash determined in accordance with Section 10.13; plus (b) TWC Class A Common Stock (subject to the True-Up), which (a) and (b) together shall have a Deemed Value equal to such holder’s Allowed FPL Note Claim plus accrued Case Contract Interest, less (c) a Pro Rata Share of the FPL Note Give Up; and (y) a Pro Rata Share of CVV Series FPL Interests.

(ii)                 Each CVV Series FPL Interest shall entitle its holders to receive a Pro Rata Share of the FPL CVV Percentage of all CVV Distributions, net of amounts distributable to holders of CVV Series RF Interests, until the holders of CVV Series FPL Interests have received Payment in Full of their Allowed Claims and accrued Default Interest, plus post-Effective Date accrued and non-cumulative dividends thereon at a rate of 8.9% per annum.

(h)                 FrontierVision Opco Notes Claims.

Subject to Section 16.21, the FrontierVision Opco Notes Claims shall be deemed Allowed in the aggregate amount of $204,277,778, of which $200,000,000 represents principal and $4,277,778 represents interest accrued through the Commencement Date.  Each holder of an Allowed FrontierVision Opco Notes Claim shall receive on the Initial Distribution Date and/or on a Subsequent Distribution Date thereafter in full satisfaction of such holder’s Allowed FrontierVision Opco Notes Claim, (a) (x) a Pro Rata Share of Available Cash determined in accordance with Section 10.13; plus (y) TWC Class A Common Stock (subject to the True-Up), which (x) and (y) together shall have a Deemed Value equal to such holder’s Allowed FrontierVision Opco Notes Claim plus accrued Case Contract Interest less (b) a Pro Rata share of the FrontierVision Opco Notes Fee Amount and 20% of the FrontierVision Fees.

(i)                   FrontierVision Holdco Notes Claims.

(i)                   Subject to Section 16.21, the FrontierVision Holdco Notes Claims shall be deemed Allowed in the aggregate amount of $339,499,148, of which $328,658,000 represents principal and $10,841,149 represents interest accrued through the Commencement Date.  Each holder of an Allowed FrontierVision Holdco Notes Claim shall receive on the Initial Distribution Date and/or on a Subsequent Distribution Date thereafter in full satisfaction of such holder’s Allowed FrontierVision Holdco Notes Claim, (x) (a) a Pro Rata Share of Available Cash determined in accordance with Section 10.13; plus (b) TWC Class A Common Stock (subject to the True-Up), which (a) and (b) together shall have a Deemed Value equal to such holder’s Allowed FrontierVision Holdco Notes Claim plus accrued Case Contract Interest plus the FrontierVision Opco Notes Fee Amount less (c) a Pro Rata Share of the FrontierVision Notes Claims Give Up and 80% of the FrontierVision Fees; and (y) a Pro Rata Share of CVV Series FrontierVision Interests.

(ii)                 Each CVV Series FrontierVision Interest shall entitle its holder to receive a Pro Rata Share of the FrontierVision CVV Percentage of all CVV Distributions, net of amounts distributable to holders of CVV Series RF Interests, until the holders of CVV Series FrontierVision Interests have received Payment in Full of their Allowed Claims and accrued Case Contract Interest plus post-Effective Date accrued and non-cumulative dividends thereon at a rate of 8.9% per annum.

(j)                   Olympus Notes Claims.

(i)                   Subject to Section 16.21, the Olympus Notes Claims shall be deemed Allowed in the aggregate amount of (i) $212,986,111, of which $200,000,000 represents principal and $12,986,111 represents interest accrued through the Commencement Date.  Each holder of an Allowed Olympus Notes Claim shall receive on the Initial Distribution Date and/or on a  Subsequent Distribution Date thereafter in full satisfaction of such holder’s Allowed Olympus Notes Claim, (x) (a) a Pro Rata Share of the Available Cash determined in accordance with Section 10.13; plus (b) TWC Class A Common Stock (subject to the True-Up), which (a) and (b) together shall have a Deemed Value equal to such holder’s Allowed Olympus Notes Claim plus Case Contract Interest less (c) a Pro Rata Share of (1) the Olympus Notes Give Up and (2) the Olympus Fees; and (y) a Pro Rata Share of CVV Series Olympus Interests.

(ii)                 Each CVV Series Olympus Interest shall entitle its holder to receive a Pro Rata Share of the Olympus CVV Percentage of all CVV Distributions, net of amounts distributable to holders of CVV Series RF Interests until the holders of CVV Series Olympus Interest have received Payment in Full of their Allowed Claims and accrued Case Contract Interest, plus post-Effective Date accrued and non-cumulative dividends thereon at a rate of 8.9% per annum.

(k)                 Subsidiary Debtor Existing Securities Laws Claims.

(i)                   Holders of Subsidiary Debtor Existing Securities Laws Claims shall not be entitled to any distribution; provided, however, that, as a result of the settlement and compromise embodied herein, if the holders of Allowed Subsidiary Debtor Existing Securities Laws Claims vote in number and amount sufficient to cause the Subsidiary Debtor Existing Securities Laws Claims Class to accept the Plan, each holder of an Allowed Subsidiary Debtor Existing Securities Laws Claim shall receive on the Initial Distribution Date and/or on a Subsequent Distribution Date thereafter in full satisfaction of such holder’s Allowed Subsidiary Debtor Existing Securities Laws Claim a Pro Rata Share of CVV Series ESL Interests.

(ii)                 Each CVV Series ESL Interest shall entitle its holder to receive a Pro Rata Share of any CVV Distributions remaining after the holders of CVV Series Arahova Interests, CVV Series FrontierVision Interests, CVV Series Olympus Interests, CVV Series FPL Interests, CVV Series ACC-1 Interests, CVV Series ACC-2 Interests, and CVV Series ACC-3 Interests have received Payment in Full of their Claims and Case Contract Interest or Case 8% Interest, as applicable, plus post-Effective Date accrued and non-cumulative dividends thereon at a rate of 8.9% or 5%, as the case may be, per annum.

(l)                   Subsidiary Debtor Equity Interests.

Subsidiary Debtor Equity Interests shall be impaired under the Plan, and any distributions that the holders of such Equity Interests otherwise would have received on account of such Equity Interests shall be used to satisfy the obligations of such holders under the Plan.

(m)                Alternative Distributions for CVV Series ESL Interests.

To the extent that the holders of Allowed Subsidiary Debtor Existing Securities Laws Claims fail to meet the conditions precedent described above and any of the CVV Series ESL Interests are not issued under this Plan, such non-issued CVV Series ESL Interests shall be terminated and of no force and effect.

5.3.              Intercompany Claims.

Pursuant to the Global Settlement, holders of Intercompany Claims shall not be entitled to Plan Distributions, as described in this Plan, and shall be subject to such findings of fact and conclusions of law as the Bankruptcy Court may make in connection with the entry of the Confirmation Order.

5.4.              Insured Claims; Assumed Sale Liabilities.

Notwithstanding anything to the contrary contained herein:

(a)                 To the extent the Debtors have insurance with respect to an Allowed Other Unsecured Claim, such Other Unsecured Claim shall (i) be paid from the proceeds of insurance to the extent that the Claim is insured and (ii) receive the treatment provided for herein to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Other Unsecured Claim.

(b)                 To the extent a Claim constitutes an Assumed Sale Liability, the holder of such Claim shall not be entitled to any distribution hereunder; instead, such Assumed Sale Liability shall be satisfied in accordance with the applicable Purchase Agreement.

ARTICLE VI.

PROVISIONS FOR TREATMENT
OF UNCLASSIFIED CLAIMS UNDER THE PLAN

6.1.              Unclassified Claims.

Administrative Claims and Tax Claims are treated in accordance with sections 1129(a)(9)(A) and 1129(a)(9)(C) of the Bankruptcy Code, respectively.  Such Claims are not designated as classes of Claims under this Plan or for the purposes of sections 1123, 1124, 1125, 1126 or 1129 of the Bankruptcy Code.

6.2.              Treatment of Administrative Claims.

All Administrative Claims shall be treated as follows:

(a)                 Time for Filing Administrative Claims.

The holder of an Administrative Claim, other than (i) a Fee Claim, a Settlement Party Fee Claim, an FPL Fee Claim or an Olympus Fee Claim, (ii) a liability incurred and payable in the ordinary course of business by a Debtor, (iii) an Administrative Claim that has been Allowed on or before the Effective Date, (iv) Claims of the Buyers under the Sale Transaction Documents (but excluding Retained Claims), (v) expense or liability incurred in the ordinary course of the Debtors’ businesses on or after the Effective Date; (vi) ordinary course professionals retained by the Debtors pursuant to an order(s) of the Bankruptcy Court, (vii) expenses, liabilities or obligations of the type described in Section 16.23 hereof, and claims for indemnification, contribution, or advancement of expenses pursuant to (1) any Debtor’s certificate of incorporation, by-laws, partnership agreement, limited liability company agreement or similar organizational document or (2) any indemnification or contribution agreement approved by the Bankruptcy Court; (viii) Administrative Claims arising, in the ordinary course of business, out of the employment of individuals from and after the Commencement Date; (ix) any Administrative Claim arising outside of the ordinary course of business out of the employment of individuals from and after the Commencement Date of a type (or pursuant to an employee benefit plan or program) approved by the Bankruptcy Court; or (x) fees of the United States Trustee arising under 28 U.S.C. § 1930, must file with the Bankruptcy Court and serve on the Debtors, the Statutory Committees and the Office of the United States Trustee, notice of such Administrative Claim within forty (40) days after service of Notice of Confirmation.  Such notice must include at a minimum (A) the name of the Debtor(s) that are purported to be liable for the Administrative Claim, (B) the name of the holder of the Administrative Claim, (C) the amount of the Administrative Claim, (D) the basis of the Administrative Claim, and (E) supporting documentation for the Administrative Claim.  Failure to file and serve such notice timely and properly shall result in the Administrative Claim being forever barred and discharged.

(b)                 Time for Filing Fee Claims.

Each Professional Person who holds or asserts a Fee Claim, other than ordinary course professionals retained by the Debtors pursuant to an order(s) of the Bankruptcy Court, shall be required to file with the Bankruptcy Court, and serve on all parties required to receive notice, a Fee Application within forty-five (45) days after the Effective Date.  The failure to file timely and serve such Fee Application shall result in the Fee Claim being forever barred, discharged and Disallowed.

(c)                 Allowance of Administrative Claims/Fee Claims.

An Administrative Claim (other than a Fee Claim, a Settlement Party Fee Claim, an FPL Fee Claim or an Olympus Fee Claim) with respect to which notice has been properly filed and served pursuant to Section 6.2(a) shall become an Allowed Administrative Claim if no objection is filed within thirty (30) days after the later of (i) the Effective Date, or (ii) the date of service of the applicable notice of Administrative Claim or such later date as may be approved by the Bankruptcy Court on motion of a party in interest, without notice or a hearing.  If an objection is filed within such 30-day period (or any extension thereof), the Administrative Claim shall become an Allowed Administrative Claim only to the extent (x) agreed to by the Plan Administrator and the holders of such Claim or (y) allowed by Final Order.  A Fee Claim in respect of which a Fee Application has been properly filed and served pursuant to Section 6.2(b) shall be payable to the extent approved by order of the Bankruptcy Court.

(d)                 Reimbursement and Allocation of Settlement Party Fees and Expenses.

(i)                   Reimbursement.  Each of (v) the Olympus Parties, with respect to the reasonable fees and expenses of one counsel acting on their behalf incurred up to and including the Effective Date (the “Olympus Fee Claims”), (w) the FPL Committee, with respect to their reasonable fees and expenses incurred up to and including the Effective Date, provided, however, the fees and expenses of the FPL Committee shall not exceed $4 million (the “FPL Fee Claims”), (x) the Settlement Parties (other than the ACC Settling Parties), with respect to their reasonable fees and expenses incurred up to and including the Effective Date, (y) the ACC Committee, with respect to its reasonable fees and expenses incurred prior to June 28, 2006, and (z) the ACC Settling Parties with respect to their reasonable fees and expenses incurred (including the fees and expenses incurred by other professional persons in connection with the Chapter 11 Cases for which the ACC Settling Parties request reimbursement) on and after June 28, 2006 up to and including the Effective Date, shall receive reimbursement of their reasonable fees and expenses incurred in connection with the Chapter 11 Cases as Administrative Claims (other than the fees and expenses of the Creditors Committee, the Olympus Fee Claims and the FPL Fee Claims, the “Settlement Party Fee Claims”).  The Settlement Parties, the FPL Committee and the Olympus Parties shall comply with any procedures required by the Bankruptcy Court in connection with seeking reimbursement of Settlement Party Fee Claims, FPL Fee Claims or Olympus Fee Claims.

(ii)                 Allocation and Allowance.

(A)               The cost of payments made in accordance with Section 6.2(d)(i) shall be allocated among the Debtors as follows:

(1)                 The Arahova Notes Claims Class shall be allocated (i) all of the Arahova Noteholders Committee’s reasonable Settlement Party Fee Claims, (ii) one-third of Committee II’s reasonable Settlement Party Fee Claims, (iii) one-quarter of all Settlement Party Fee Claims of the FrontierVision Committee in excess of $5 million, but less than $10.5 million, provided that no more than $1.375 million shall be allocated to the Arahova Notes Claims Class, and (iv) a percentage of Huff’s reasonable Settlement Party Fee Claims, such percentage being based upon Huff’s holdings of Arahova Notes on the Confirmation Date relative to its holdings of ACC Senior Notes on the Confirmation Date (the “Arahova Fees”).

(2)                 The FrontierVision Opco Notes Claims Class and the FrontierVision Holdco Notes Claims Class shall be allocated all reasonable Settlement Party Fee Claims of the FrontierVision Committee in excess of $10.5 million (the “FrontierVision Fees”), as provided in Sections 5.2(h) and (i), respectively.

(3)                 The Olympus Notes Claims Class shall be allocated all of the Olympus Fee Claims (the ”Olympus Fees”).

(4)                 Each of the Subsidiary Debtor Trade Claims Class and Subsidiary Other Unsecured Claims Class shall be allocated a pro rata share (based upon the aggregate dollar amount of Allowed Claims in such Classes) of all of the reasonable Settlement Party Fee Claims of the Subsidiary Trade

Committee and the ACC Trade Committee in excess of $5 million (the ”Subsidiary Debtors Fees”).

(5)                 All Settlement Party Fee Claims and the FPL Fee Claims not otherwise allocated pursuant to Subsections (1), (2), (3) or (4) above shall be paid as Administrative Claims and allocated in a manner that does not dilute the recoveries of holders of Claims against Subsidiary Debtors.

(B)                For the purposes of making initial distributions, the Plan Administrator shall estimate Settlement Party Fee Claims, the FPL Fee Claims and the Olympus Fee Claims as of the Effective Date, pending Allowance of such Settlement Party Fee Claims, FPL Fee Claims and Olympus Fee Claims.  In connection therewith, prior to the Effective Date, and at a time set by the Plan Administrator, the holders of Settlement Party Fee Claims, FPL Fee Claims and Olympus Fee Claims shall provide estimates thereof and such estimates shall constitute the maximum amount of such Settlement Party Fee Claims, FPL Fee Claims or Olympus Fee Claims, as the case may be.  The failure to timely provide such estimate shall cause such Settlement Party Fee Claim, FPL Fee Claims or Olympus Fee Claims to be forever barred, discharged and Disallowed.  Unless objected to by the Plan Administrator, a Settlement Party, the FPL Committee or the Olympus Parties on the grounds that such fees are unreasonable within thirty (30) days of the receipt of detailed invoices from each party seeking reimbursement pursuant to Section 6.2(d)(i), and except to the extent ordered by the Bankruptcy Court, claims for reimbursement of fees and expenses pursuant to Section 6.2(d)(i) shall be deemed Allowed Claims.  The Allowance of any claims for the reimbursement of fees or expenses to the extent objected to and not otherwise resolved consensually by the Plan Administrator, the objecting Settlement Party, FPL Committee or Olympus Parties shall be subject to further order of the Bankruptcy Court.  The excess of any reserves established for the estimates of Settlement Party Fee Claims, FPL Fee Claims or Olympus Fee Claims over the Allowed amounts of Settlement Party Fee Claims, FPL Fee Claims or Olympus Fee Claims, as the case may be, shall be distributed to the holders of Allowed Claims, or reserved for Disputed Claims, in the Class whose distributions initially were reduced by the applicable Settlement Party Fee Claims, FPL Fee Claims or Olympus Fee Claims, as the case may be, consistent with the Plan.

(e)                 Payment of Allowed Administrative Claims.

On the Initial Distribution Date or on the first Subsequent Distribution Date after an Administrative Claim becomes Allowed, each holder of such Allowed Administrative Claim shall receive (i) the amount of such holder’s Allowed Administrative Claim in Cash, or (ii) such other treatment as may be agreed upon in writing by the Plan Administrator and such holder; provided, that such treatment shall not provide a return to such holder having a present value as of the Effective Date in excess of such holder’s Allowed Administrative Claim; provided, further, that an Allowed Administrative Claim representing a liability incurred in the ordinary course of business of the Debtors may be paid at the Debtors’ election in the ordinary course of business.

(f)                  Indenture Trustees.

The provisions of Section 6.2 shall not apply to Trustee Fee Claims, which instead are governed by Section 8.11.

6.3.              Treatment of Tax Claims.

Unless the Debtors have paid the holder of an Allowed Tax Claim prior to the Effective Date or such holder agrees to a different treatment, each holder of an Allowed Tax Claim shall receive in full satisfaction of such holder’s Allowed Tax Claim the amount of such holder’s Allowed Tax Claim (including interest thereon, if any, at a rate to be determined by the Bankruptcy Court and set forth in the Confirmation Order) in Cash on the later of the Initial Distribution Date or the date on which such Tax Claim becomes an Allowed Tax Claim, or as soon thereafter as is practicable.

ARTICLE VII.

ACCEPTANCE OR REJECTION OF THE PLAN;
EFFECT OF REJECTION BY ONE OR MORE
CLASSES OF CLAIMS OR EQUITY INTERESTS

7.1.              Classes Entitled to Vote.

Except for the Classes of Claims and Equity Interests listed in Section 4.1 that are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code, all classes of Claims and Equity Interests are entitled to vote on the Plan.

7.2.              Class Acceptance Requirement.

A Class of Claims shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims in such Class that have voted on the Plan.  A Class of Equity Interests shall have accepted the Plan if it is accepted by holders of at least two-thirds (2/3) of the Equity Interests in such Class that actually vote on the Plan.

7.3.              Tabulation of Votes on a Non-Consolidated Basis.

All votes on the Plan shall be tabulated on a non-consolidated basis by Class and by Debtor for the purpose of determining whether the Plan satisfies sections 1129(a)(8) and/or (10) of the Bankruptcy Code.  Notwithstanding the foregoing, the Proponents reserve the right to seek to substantively consolidate any two or more Debtors, provided that, such substantive consolidation does not materially and adversely impact the amount of the distributions to any Person under the Plan.  If no holders of Claims or Equity Interests eligible to vote in a particular Class vote to accept or reject the Plan, the Plan shall be deemed accepted by the holders of such Claims or Equity Interests in such Class.  Any Class of Claims or Equity Interests that does not have a holder of an Allowed Claim or Equity Interest or a Claim or Equity Interest temporarily allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code, provided, however, with respect to each Class of Bank Claims, Bank Claims shall be temporarily allowed pursuant to Bankruptcy Rule 3018 in the principal amount thereof solely for the purposes of voting to accept or reject the Plan and for the purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code subject to further order of the Bankruptcy Court.

7.4.              Cramdown.

If all applicable requirements for confirmation of the Plan are met as set forth in section 1129(a)(1) through (13) of the Bankruptcy Code, except subsection (8) thereof, the Plan shall be treated as a request by the Proponents that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code, notwithstanding the failure to satisfy the requirements of section 1129(a)(8), on the basis that the Plan is fair and equitable and does not discriminate unfairly with respect to each Class of Claims that is impaired under, and has not accepted, the Plan.

If a court of competent jurisdiction determines that the deeming of votes for purposes of treatment as provided in the definition of ACC Senior Notes Claims Accepting Class is unenforceable and, as a result thereof (and without regard to whether the holders of more than one-half in number of the Allowed Claims in Class ACC-3 actually voting in respect of the Plan voted to accept the Plan), Class ACC-3 is determined to have rejected the Plan, the Proponents may seek to confirm the Plan under the provisions of section 1129(b) of the Bankruptcy Code.  In the event that the Proponents seek to cramdown the treatment of the ACC Senior Notes Claims Class pursuant to section 1129(b) of the Bankruptcy Code, and to provide the treatment to the holders of ACC Senior Notes attributable to a non-accepting ACC Senior Notes Claims Class as set forth in Section 5.1, the Proponents shall have the burden of proving that the facts described in subsections (i) and (ii) of the definition of ACC Senior Notes Claims Accepting Class did not occur.  True, complete and correct ballots submitted by any applicable party, covering all ACC Senior Notes Claims owned, controlled or managed (directly or indirectly) by such party and not revoked or superseded by any other ballots, shall be deemed presumptive proof of such party’s voting of ACC Senior Notes Claims.

7.5.              Confirmation of All Cases.

Except as otherwise specified herein, the Plan shall not be deemed to have been confirmed unless and until the Plan has been confirmed as to each of the Debtors.

7.6.              Direction Regarding Global Settlement.

A vote to accept the Plan by a holder of an ACC Senior Notes Claim, Arahova Notes Claim, FPL Note Claim, FrontierVision Holdco Notes Claim, FrontierVision Opco Notes Claim or Olympus Notes Claim whose Claim is in a Class subject to the Inter-Creditor Dispute, shall be deemed an instruction and direction by such holder to the Indenture Trustee or the FPL Agent, as the case may be, under, and subject to compliance with, the applicable Indenture or document governing the appointment of the FPL Agent, to take all actions reasonably necessary to accept and effectuate the Global Settlement.

ARTICLE VIII.

MEANS FOR IMPLEMENTATION OF THE PLAN

8.1.              Operations Between the Confirmation Date and the Effective Date.

Except as set forth in the Plan with respect to the appointment of the Plan Administrator, during the period from the Confirmation Date through and until the Effective Date, the Debtors shall continue to operate their businesses as Debtors-in-Possession, subject to the oversight of the Bankruptcy Court as provided in the Bankruptcy Code, the Bankruptcy Rules and all orders of the Bankruptcy Court that are then in full force and effect.

8.2.              Management.

On the Effective Date, (a) the current directors, or in the case of a governing body created by a partnership agreement, limited liability company agreement or similar agreement, the members of such governing body (such persons and the corporate directors collectively, the “Governors”) of each Debtor shall be deemed to have been removed (without the necessity of further action), and (b) to the fullest extent permitted by applicable law, the rights, powers, and duties of the Governors of each Debtor that has a Governor shall vest in the Plan Administrator and the Plan Administrator or its designee shall be the presiding officer and the sole Governor of each applicable Debtor.  The Plan Administrator shall make all determinations with respect to employment of any other directors, officers, managers and employees of the Debtors on and after the Effective Date.

8.3.              Corporate Action.

The entry of the Confirmation Order shall constitute authorization for the Debtors, their Affiliates, the Plan Administrator, and the CVV Trustees, as applicable, to take or cause to be taken all corporate actions necessary or appropriate to implement all provisions of, and to consummate, the Plan and the Plan Documents prior to, on and after the Effective Date and, except as expressly provided herein, all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court without further approval, act or action under any applicable law, order, rule or regulation, including without limitation, any action required by the stockholders or directors of the Debtors and their Affiliates, including, among other things, (a) the adoption of new organizational documents for any Debtor, (b) the termination and cancellation of any outstanding instrument, document or agreement evidencing Notes Claims or Equity Interests in ACC, its subsidiaries that are ACC Debtors or any of the Subsidiary Debtors, (c) all transfers of Assets that are to occur pursuant to the Plan, (d) the incurrence of all obligations contemplated by the Plan and the making of all Plan Distributions, (e) the formation of the Contingent Value Vehicle, the qualification of the CVV Trustees and the transfers to the Contingent Value Vehicle as contemplated by the Plan, (f) the implementation of all settlements and compromises as set forth in or contemplated by the Plan, (g) entering into any and all transactions, contracts, or arrangements permitted by applicable law, order, rule or regulation, (h) the winding-up of any Debtor or the merger of any Debtor into another Debtor, (i) the issuance of stock of reorganized ACC to a trust or such entity established by the Plan Administrator; and (j) any other action consistent with the terms of the Plan.  The officers of the

Debtors, the Plan Administrator, and the CVV Trustees are authorized and empowered to do all things and to execute and deliver all agreements, documents, instruments, notices and certificates as are contemplated by the Plan and the Plan Documents and to take all necessary action required in connection therewith, in the name of and on behalf of the Debtors.

8.4.              Continued Corporate Existence of the Debtors.

Except as otherwise provided in this Article VIII, each of the Debtors shall continue to exist after the Effective Date as a separate entity, for the purposes of satisfying its obligations under the Plan and the winding down of its affairs, in accordance with applicable law and pursuant to each Debtors’ applicable organizational documents.  In furtherance of the foregoing, holders of Equity Interests in subsidiaries of ACC shall maintain their ownership interests in such subsidiaries.  On or after the Effective Date, the Plan Administrator may, within its sole and exclusive discretion, take such action as permitted by applicable law and the Debtors’ respective organizational documents, as the Plan Administrator may determine is reasonable and appropriate, including to cause (a) any or all of the Debtors to be merged into one or more of the other Debtors or other legal entities, (b) any or all of the Debtors to be dissolved, (c) the legal name of any of the Debtors to be changed, or (d) the closure of the case of any Debtor on the Effective Date or any time thereafter.

8.5.              Compromises and Settlements.

(a)                 Global Settlement.

Entry of the Resolution Order shall be deemed entry of a Final Order constituting an Inter-Creditor Dispute Resolution, as of the Effective Date, of all issues related to the Inter-Creditor Dispute.  All issues related to the Inter-Creditor Dispute shall be deemed fully settled and compromised, and all proceedings relating to the Inter-Creditor Dispute shall be deemed dismissed with prejudice.  On the Effective Date, all Persons shall be barred and enjoined from initiating and shall be deemed to have waived and released any Cause of Action, Administrative Claim or Claim to determine any issue which is the subject of the Inter-Creditor Dispute other than a Cause of Action to interpret the meaning of the Global Settlement or the Resolution Order; provided, however, that entry of the Resolution Order and the Inter-Creditor Dispute Resolution shall not prejudice, diminish, affect, or impair the Bank Actions, Bank Third Party Claims, Investment Bank Third Party Claims, Defensive Claims or Estate Bank Defenses.

(b)                 Bank Actions.

The Confirmation Order shall provide that all Dismissed Bank Actions, if any, shall, with respect to the Debtor Parties only, be dismissed with prejudice and without costs, and the Debtor Parties shall be deemed to release the Bank Lenders, Investment Banks and/or other defendants with respect to the Dismissed Bank Actions, effective as of the Effective Date.

(c)                 Government Settlement.

On or as soon as reasonably practicable after the Effective Date, to the extent not already implemented, the Plan Administrator and/or the applicable Debtor(s) shall make all distributions and/or transfers contemplated under the Government Settlement Agreements;

provided, however, that the Debtors shall not use the fact that any distributions or transfers are made under this Plan as contemplated by the Government Settlement Agreements as a basis to argue that the appeal of the order approving the Government Settlement Agreements should be dismissed.  The Settlement Parties shall undertake steps to cause the United States Government to distribute the maximum amount of the Government Settlement for the account and benefit of holders of Claims in the ACC Senior Notes Claims Class on account of their ACC Senior Notes Claims; provided, however, that nothing herein shall be deemed to prohibit any party from seeking to obtain such distributions for the benefit of other ACC securities in which such party has an interest.  This Plan shall not alter any rights and obligations of any of the parties subject to the Government Settlement Agreements, including without limitation the rights of the United States of America to designate recipients of the Restitution Fund (as defined in the Government Settlement Agreements) and the obligations of the Debtors to make all distributions and/or transfers contemplated under the Government Settlement Agreements, as such rights and obligations are set forth in the Government Settlement Agreements.

8.6.              Cancellation of Existing Securities and Agreements.

(a)              On the Effective Date, except as otherwise specifically provided for herein, (i) the Existing Securities, Indentures, Prepetition Credit Agreements and any document, agreement or instrument evidencing or creating any Claim or Equity Interest in or against the Debtors will be automatically cancelled and of no further force and effect, without any further act or action, and (ii) the obligations of, Claims against, and/or Equity Interests in the Debtors under, relating or pertaining to any agreements, the Indentures, any other indentures, certificates of designation, by-laws, or certificate or articles of incorporation or similar documents governing the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, as the case may be, will be released and discharged; provided, however, that any Prepetition Credit Agreement or other agreement that governs the rights of the holder of a Claim and is administered by an Administrative Agent will continue in effect, subject to the Bank Fee Release and the No Withholding Agreement, as and among the parties thereto other than the Debtors and the Transferred Joint Venture Entities, including, for purposes of (x) allowing such Administrative Agent to make the distributions (and, subject to the provisions of this Plan governing the manner in which such distributions are) to be made on account of such Claims under this Plan and to perform such other necessary functions with respect thereto and to have the benefit of all protections and other provisions of such indenture or agreement in doing so, (y) subject to the No Withholding Agreement, permitting Persons who are not Debtors or Transferred Joint Venture Entities, and who are party to such agreement, document or other instrument to maintain and assert any rights and obligations thereunder against or among Persons who are not Debtors or Transferred Joint Venture Entities, and (z) permitting such Agent or any Bank Lender to maintain and enforce any right to indemnification, contribution or other Claim, defense or remedy that it may have under such indenture or other agreement against any party thereto other than the Debtors and the Transferred Joint Venture Entities, subject to the terms of this Plan; provided further, that the preceding proviso will not affect the release of the Debtors set forth in Section 16.3(d), or result in any Claim against, or expense or liability to or of, the Debtors or the Transferred Joint Venture Entities.  The cancellation and/or surrender of any debt instruments and equity interests pursuant to this Section 8.6 and/or

Section 10.10 shall not constitute a disposition or be deemed “disposed of” pursuant to section 11(e) of the Securities Act of 1933, as amended, or any provision of the Securities Exchange Act of 1934, as amended.

(b)              Notwithstanding the preceding paragraph, any Indenture that governs the rights of the holder of a Claim and is administered by an Indenture Trustee will continue in effect solely for purposes of (x) allowing such Indenture Trustee to make the distributions to be made on account of such Claims under this Plan, to the extent provided in this Plan, and to perform such other necessary functions with respect thereto and to have the benefit of all protections and other provisions of such Indenture in doing so, and (y) permitting such Indenture Trustee to maintain or assert any rights or Liens (including Charging Liens, any right to indemnification, contribution or other Claim, but not any right of indemnification for any liability, cost or expense unasserted or contingent as of the Effective Date) it may have on distributions received by such Indenture Trustee or holders of Allowed Claims under the applicable agreement pursuant to the terms of this Plan for fees, costs and expenses under such Indenture; provided, that the foregoing will not affect the discharge of Claims against or Equity Interests in the Debtors or result in any Claim or Administrative Claim against the Debtors or the Contingent Value Vehicle.  From and after the Effective Date, no Indenture Trustee shall have any obligation, under an Indenture or otherwise, other than to make distributions pursuant to this Plan and the respective Indenture(s) under which it serves.

8.7.              Authorization, Issuance and Distribution of New Securities, Plan Consideration and Other Property.

(a)              The issuance and/or distribution of any securities, Plan Consideration and/or other property to be issued or distributed by a Debtor or the Plan Administrator in connection with the Sale Transactions and/or this Plan is hereby authorized without further act or action under applicable law, regulation, order, or rule.

(b)              The value of TWC Class A Common Stock held in reserve under the Plan and in the Transaction Escrows is likely to fluctuate, and the Deemed Value may change following the determination of the Market Value.  None of Time Warner, TWC, TW NY, the Debtors, the JV Debtors, the Transferred Joint Venture Entities, the Contingent Value Vehicle, the Creditors Committee, the Bank Proponents or the Plan Administrator represents or warrants, and shall not be deemed to represent and warrant, that the value of the TWC Class A Common Stock will not decline as of any date after the Confirmation Date or that the Deemed Value will not change following the determination of the Market Value.  To the fullest extent permitted by applicable law, none of Time Warner, TWC, TW NY, the Debtors, , the JV Debtors, the Transferred Joint Venture Entities, the Contingent Value Vehicle, the Creditors Committee, the Bank Proponents or the Plan Administrator or any of their respective Affiliates (including, except for Excluded Individuals, their respective directors, officers, employees, shareholders, members, partners, agents or representatives (including attorneys, accountants and investment bankers)) shall have any liability or risk of loss which the holder of a Disputed Claim or Disputed Equity Interest that becomes an Allowed Claim or Allowed Equity Interest, as applicable, after the Effective Date may suffer by reason of any decline in value of reserved or escrowed TWC Class A Common Stock or change in Deemed Value pending release of such TWC Class A Common Stock from an escrow or reserve or the determination of the amount of such Disputed Claim or Disputed Equity Interest.  The risk or benefit of any appreciation or depreciation in the value of any reserved or escrowed TWC Class A Common Stock or change in Deemed Value shall be borne by the party to whom such TWC Class A Common Stock is ultimately distributed.

8.8.              No Consent to Change of Control Required.

Except as otherwise expressly provided by order of the Bankruptcy Court, none of (a) the facts or circumstances giving rise to the commencement of, or occurring in connection with, the Chapter 11 Cases, (b) the distribution of the TWC Class A Common Stock pursuant to the Plan or (c) consummation of any other transaction pursuant to the Plan or the JV Plan shall constitute a “change in ownership” or “change of control” (or a change in working control) of, or in connection with, any Debtor requiring the consent of any Person other than the Debtors or the Bankruptcy Court.

8.9.              JV Plan Consideration and Court Supervised Fund.

On the Effective Date, the Plan Administrator shall have the authority to, and shall, direct the Distribution Companies to turn over all Cash and other property, unless otherwise provided herein, net of all Allowed Claims against the JV Debtors and any relevant reserves, including for “Disputed Claims” (as defined in the JV Plan), distributed to the Distribution Companies pursuant to the JV Plan and JV Confirmation Order to the Plan Administrator, which shall act in lieu of the Distribution Companies in accordance with the JV Plan, and such Cash and proceeds of such other property to the extent not required to be distributed pursuant to the terms of the JV Plan shall be distributed to holders of Claims and Equity Interests as provided under this Plan.  The Plan Administrator shall have the authority and obligation to establish and/or maintain, as the case may be, (i) such reserves as are necessary to make the payments and/or distributions required by the JV Plan and (ii) any reserve required under this Plan and shall utilize the Court Supervised Fund for funding any distributions under the JV Plan and hereunder and thereunder.

8.10.           Manner of Distribution.

(a)              A distribution pursuant to this Plan to an Agent shall be deemed equivalent to a distribution under this Plan directly to the holders of the Allowed Claims that such Agent represents, and the Debtors shall not be required to make any further distribution under this Plan on account of such Claims, irrespective of any deduction, setoff, withholding, assertion of charging lien rights or other action taken by such Agent; provided, however, nothing herein shall alter the No Withholding Agreement.  The Agents shall not be required to give any bond or surety or other security for the performance of their duties unless otherwise ordered by the Bankruptcy Court; and in the event that such parties are so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be paid by the Debtors.

(b)                                 Each Agent shall, in turn, promptly administer distributions made for the benefit of the holders of the Claims with respect to which it acts as Agent to the extent not inconsistent with this Plan subject to and in accordance with the provisions of the applicable agreement; provided, however, that no Agent shall be obligated to make, and no Agent or holder of a Bank Claim shall have any liability with respect to any non-payment of, a distribution to any Designated Holder while such holder remains a Designated Holder (it being understood that the ratable distribution and sharing provisions of the Prepetition Credit Agreements (and the rights of lenders thereunder) shall not otherwise be deemed amended hereby).  No Agent shall have any liability (under Section 550 of the Bankruptcy Code or otherwise) with respect to any distributions actually made to holders of Bank Claims, or any distributions withheld from any Designated Holder, in accordance with this Section 8.10.

8.11.                     Fees and Expenses of Indenture Trustees.

(a)                                  In full satisfaction of Allowed Trustee Fee Claims, including to the extent such Allowed Trustee Fee Claims are secured by any Charging Liens under the Indentures, on the Initial Distribution Date the Plan Administrator will distribute to the holders of Allowed Trustee Fee Claims Cash equal to the amount of (i) the Allowed Trustee Fee Claims submitted to the Creditors Committee and the other Settlement Parties, for fees and expenses through the Confirmation Date, and (ii) any Allowed Trustee Fee Claims incurred between the Confirmation Date and the Effective Date, provided, however, that no distribution shall be payable hereunder with respect to Claims to which the Creditors Committee or a Settlement Party shall have objected within the later of (x) three (3) Business Days prior to the Effective Date, and (y) twenty (20) days of receipt of the request for payment.

(b)                                 As a condition to receiving payment thereof, each holder of a Trustee Fee Claim shall deliver to the Creditors Committee and the other Settlement Parties written copies of invoices in respect of such claims, with narrative descriptions of the services rendered (including appropriate redactions to preserve privileged matters) and itemization of expenses incurred in such detail and with such supporting documentation as is reasonably requested by the Creditors Committee.  A Trustee Fee Claim shall be deemed Allowed except to the extent the Creditors Committee or at least one of the other Settlement Parties timely objects.  If the Creditors Committee or at least one of the other Settlement Parties timely objects to the request for payment of the Trustee Fee Claims, the undisputed amount of any Trustee Fee Claims with respect to which such objection(s) are pending shall be Allowed and paid by the Plan Administrator on the Initial Distribution Date or as soon thereafter as any such Trustee Fee Claims are Allowed. The Plan Administrator shall not be required to make any payments with respect to the disputed portion of a Trustee Fee Claim as to which the Creditors Committee or at least one of the other Settlement Parties has objected until resolved by the objector(s) or determined by the Bankruptcy Court.  In the event such objector(s) are unable to resolve a dispute as to a Trustee Fee Claim, the Indenture Trustee may, in its sole discretion, elect to (i) submit any such dispute to the Bankruptcy Court for resolution by application requesting payment of the disputed portion of the Trustee Fee Claims in accordance with the reasonableness standard (and not subject to the requirements of sections 503(b)(3) and (4) of the

Bankruptcy Code, which shall not apply) or (ii) assert its Charging Lien (to the extent such lien exists under the Indenture) to obtain payment of a disputed portion of the Trustee Fee Claim in lieu of Bankruptcy Court resolution described in subsection (i).

(c)                                  Subject to Section 10.14, Claims of Indenture Trustees for indemnification under the Indentures or otherwise and for fees incurred prior to the Commencement Date shall be treated as Other Unsecured Claims against the Debtor(s) that issued the debt securities for which such Indenture Trustee is trustee.

(d)                                 Subject to Section 10.14, nothing herein shall be deemed to impair, extinguish or negatively impact the Charging Lien.

ARTICLE IX.

THE CONTINGENT VALUE VEHICLE

9.1.                            Creation of the Contingent Value Vehicle and Appointment of the CVV Trustees.

(a)                                  As of the Effective Date, the Contingent Value Vehicle will be created at the expense of the Debtors as a liquidating trust and become effective pursuant to the CVV Declaration for the benefit of all holders of CVV Interests.  The Contingent Value Vehicle shall be dissolved upon the earlier of the distribution of all of its assets to holders of CVV Interests and the fifth anniversary of the creation of the Contingent Value Vehicle, provided that, if warranted by the facts and circumstances involved in resolving the Causes of Action, upon application to, and if approved by, the Bankruptcy Court upon a finding such extension is necessary for purposes of resolving such Causes of Action and distributing the proceeds to the holders of CVV Interests, the term of the Contingent Value Vehicle may be extended by the CVV Trustees for a specified, finite term, but each such extension must be approved by the Bankruptcy Court within 6 months of the beginning of each such extension.

(b)                                 The Contingent Value Vehicle shall be administered by the CVV Trustees, which will consist of five trustees, who shall be identified by the Creditors Committee at or before the Confirmation Hearing and appointed in accordance with the terms of the CVV Declaration.

(c)                                  On the Effective Date, the Debtors or the Plan Administrator, as applicable, shall transfer the Litigation Prosecution Fund of $25 million to the Contingent Value Vehicle to fund the costs of prosecuting the Causes of Action transferred to the Contingent Value Vehicle pursuant to Section 9.2.  Any additional amounts appropriate to fund the Contingent Value Vehicle or to prosecute its Causes of Action shall be collected from the proceeds collected at the good faith discretion of the CVV Trustees from prosecuting such Causes of Action.  These amounts, and any amounts held pending distribution to the holders of CVV Interests shall be the only amounts held in the Contingent Value Vehicle (whether in stocks, securities or readily marketable assets) and the Contingent Value Vehicle will not receive or retain cash or cash equivalents in excess of reasonable amounts:  (i) to meet ongoing expenses, claims and contingent liabilities; or (ii) to maintain the value of assets during liquidation.

9.2.                            Property of the Contingent Value Vehicle; Contribution, Indemnity, etc.

(a)                                  Transfer of Causes of Action; Litigation Indemnification Fund; Retained Right of Setoff.

(i)                                     On the Effective Date, subject to paragraph (ii) below and notwithstanding any limitation or prohibition on transfer contained in any contract, agreement or applicable non-bankruptcy law, title to the Causes of Action, including the Designated Litigation (subject to the Defensive Claims and the Estate Bank Defenses that have been or may be asserted or, but for such transfer, could have been asserted by any party to the Designated Litigation against or by, as applicable, any Debtor transferor), but excluding:  (1) Causes of Action relating to liability for taxes to, or refunds of taxes from, a Governmental Authority, (2) Causes of Action arising out of or relating to the Sales Transaction Documents, (3) Causes of Action against any insurer arising out of or relating to matters for which the Debtors would otherwise be liable or suffer an insurable loss, and (4) Causes of Action that are Dismissed Bank Actions as of the Effective Date, shall automatically be transferred to the Contingent Value Vehicle without any further action on the part of any Person (which Contingent Value Vehicle shall have the right to further assign such Designated Litigation).  For the avoidance of doubt, the transfer of any Designated Litigation to the Contingent Value Vehicle shall not affect negatively or enhance any Estate Bank Defenses or any Defensive Claim.  The transfer of the Designated Litigation to the Contingent Value Vehicle shall not abrogate rights, if any, of the Investment Banks to assert Claims or Causes of Action for defensive purposes, to the extent permitted under applicable law, or defenses, if any, of such Investment Banks in connection with the Designated Litigation.

(ii)                                  The applicable Debtor Parties shall retain the right (but shall not have the obligation) to assert Causes of Action for purposes of objections to Claims and setoff to payments otherwise due pursuant to this Plan.  Such retained right as to setoff shall not be exercised with respect to a Bank Lender in an Accepting Bank Class prior to a Final Order approving a judgment in, or settlement of, the Bank Lender Avoidance Complaint, and then only to the extent set forth in such Final Order.

(iii)                               The Bank Lender Avoidance Complaint may be amended by:  (i) adding successors and assigns to the rights of holders of Bank Claims, to the extent it is alleged that such Claims are subject to the defenses and grounds for disallowance applicable to the Bank Claims and to the initial holders thereof, (ii) repleading the Bank Actions with further particularity, to the extent permitted pursuant to applicable law, or (iii) as otherwise permitted pursuant to applicable law, in each case subject to the limitations and conditions of this Plan and the provisions of the DIP Order, to the extent applicable; provided further, however that nothing in this Section 9.2(a)(iii) shall limit, prejudice or impair any Person’s right to assert any Defensive Claims, Estate Bank Defenses, Bank Third Party Claims or Investment Bank Third Party Claims.

(b)                                 Defenses to Designated Litigation; Bank Defensive Claims.

Defensive Claims shall be fully preserved and may be asserted in response to the Bank Actions; provided, however, such Defensive Claims may be asserted (i) solely for purposes of limiting, reducing, offsetting or defeating the liability of such defendant to any Debtor Party, (ii) shall not be entitled to any affirmative recovery, and (iii) shall remain subject to any Estate Bank Defenses.  All Bank Third Party Claims and Investment Bank Third Party Claims shall also be fully preserved.

(c)                                  Privileges.

In connection with the transfer of the Debtors’ Causes of Action to the Contingent Value Vehicle, any Privilege shall be transferred to the Contingent Value Vehicle and shall vest in the CVV Trustees and its representatives, and the Debtors, the Plan Administrator and the CVV Trustees are authorized to take all necessary actions to effectuate the transfer of such Privileges.

(d)                                 Limitation on Contribution and Indemnity Claims.

If any defendant in a Designated Litigation (a “Primary Defendant”) seeks to obtain a judgment or award against any Person other than a Bank Obligor Debtor Party (a “Third-Party”) in the Designated Litigation (including, but not limited to, through a cross claim against another defendant in the Designated Litigation or a claim against an impleaded party other than a Bank Obligor Debtor Party), or in a separate action, for contribution (and in the case of a holder of a Bank Claim, indemnity under the applicable Prepetition Credit Agreement), or other similar relief arising out of a claim asserted against such Primary Defendant in the applicable Designated Litigation (a “Third-Party Claim”), such judgment or award shall be reduced dollar for dollar by the amount of such indemnity, contribution or other similar payment for which such Third-Party would have been entitled to recover or obtain judgment from any Bank Obligor Debtor Party, but for the provisions of this Plan (a “Debtor Indemnity”), if and to the extent the Presiding Court (as defined below) determines that had the Third-Party asserted such a claim for indemnity, contribution or other similar payment, such party would have been entitled to a judgment against a Bank Obligor Debtor Party but for the provisions of this Plan (a “Third-Party Reduction”).  The fact that a Third-Party would be entitled to a Debtor Indemnity shall be a valid defense to a Third-Party Claim and may be raised and used by a Third-Party to defeat liability to a Primary Defendant with respect to any Third-Party Claim (the “Indemnity Defense”), provided, that the applicable Bank Obligor Debtor Party and the CVV and Plan Administrator (collectively, the “Estate Parties”) have an opportunity to appear and be heard in opposition to such asserted Debtor Indemnity (as provided below).  In the case of a Third-Party Reduction, any judgment or award (but not a settlement) obtained by the Bank Obligor Debtor Party against the Primary Defendant (a “Judgment”) shall be likewise reduced dollar for dollar by the amount of the Third-Party Reduction (it being understood, in the context of a Judgment only, that any Third-Party Reduction, even if it is the result of a successful Indemnity Defense, may not be used to actually defeat, reduce or offset a judgment or award against the Third-Party until the Primary Defendant has received a corresponding dollar for dollar reduction in a Judgment).  If any Third-Party seeks a Third-Party Reduction or determination  with respect to a Debtor Indemnity (together with the Third-Party Claim, a “Third Party Action”), such party shall obtain an order approving the Third-Party Reduction or determining such Debtor Indemnity from a court of competent jurisdiction, subject to any applicable contractual venue and/or forum provisions (the “Presiding Court”), provided, however, that the Primary Defendant and the Estate Parties (i) shall be made parties to any Third Party Action at such time as it is commenced, and afforded all substantive and procedural rights to which a party in such action is entitled under applicable law (including the right to contest jurisdiction or venue, or to seek removal of, and to appeal from or otherwise challenge any adverse ruling in a Third-Party Action), and (ii)  shall have  the opportunity to be heard by the Presiding Court on such issues, including the right of the Estate Parties to demonstrate at any time prior to the entry of a judgment or award with respect to a Third-Party Claim that the Primary Defendant lacks a right of indemnification, contribution or similar relief against the Third-Party, or that the Third-Party lacks a right to a Debtor Indemnity (either of which shall defeat a Third-Party Reduction).  If the Third-Party Claim arises from a settlement (rather than a Judgment) obtained by the applicable Bank Obligor Debtor Party with the Primary Defendant (a “Direct Settlement”), the Third-Party Claim shall have no effect upon the Direct Settlement and the  Estate Parties shall not be entitled to notice or an opportunity to be heard with respect to the Third-Party Reduction, provided that in that instance, the Third Party Reduction  shall not be binding on the applicable  Estate Parties  in the Designated Litigation.  The Confirmation Order shall provide that this Section 9.2(d) of the Plan and the corresponding provisions of the Confirmation Order shall be a valid defense to any Third-Party Claim and a Third-Party shall be entitled to have the Presiding Court issue such orders as are necessary to effectuate the Third-Party Reduction and/or the Indemnity Defense.  No Person shall be permitted to implead or otherwise make any Debtor Party party to the Designated Litigation; provided, however, that the Debtors shall remain subject to discovery to the same extent as the plaintiffs in the Designated Litigation.

(e)                                  Net Judgment.

Notwithstanding anything contained herein to the contrary, if a defendant in a litigation brought by a Debtor Party (i) is required by a Final Order to make payment to the Debtor Party (the “Judgment Amount”), and (ii) is permitted by a Final Order to reduce the Judgment Amount on account of, or is otherwise granted judgment on, a Defensive Claim (the amount of such reduction so permitted or judgment granted being the “Reduction Amount”) such defendant shall be obligated to pay only the excess, if any, of the amount of the Judgment Amount over the Reduction Amount.  Except as set forth in the preceding sentence, no Person shall be entitled to assert a Claim against any Debtor Party or any Transferred Joint Venture Entity with respect to the Reduction Amount.  For the avoidance of doubt, to the extent any portion of a Reduction Amount includes amounts that would otherwise be payable under this Plan on account of a Bank Claim and the holder of a Bank Claim elects to reduce the Judgment Amount thereby, the distributions to be made to the respective holder of a Bank Claim pursuant to Section 5.2(c) of this Plan shall be reduced by such amount as applicable.

(f)                                    Tax Treatment of Transfers.

The transfer of the Litigation Prosecution Fund, the Causes of Action and any and all other property transferred to the Contingent Value Vehicle will be treated for all purposes of the Internal Revenue Code of 1986, as amended, e.g., Sections 61(a)(12), 483, 1001, 1012 and 1274, as a deemed transfer first to the holders of Claims and Equity Interests receiving interests in the Contingent Value Vehicle (in proportion to the fair market value of the CVV Interests received by each) in exchange for the Claims held by each that are to be satisfied by the CVV Interests.  This will be followed by a deemed transfer by each such holder of Claims and Equity Interests to the Contingent Value Vehicle.  In the case of the CVV Interests reserved for holders of Disputed Claims and Equity Interests, those CVV Interests will be deemed transferred to a reserve for such holders of Disputed Claims, and the CVV Trustees will make an election pursuant to U.S. Treasury Regulations Section 1.468B-9(c) to treat such reserve as “disputed ownership fund” (the “CVV DOF”).  The CVV DOF and not the holders of Disputed Claims and Equity Interests will be treated as the owner of the CVV Interests reserved for Disputed Claims.  The CVV DOF will be treated for United States federal income tax purposes as a taxable entity separate from the holders of Disputed Claims.  The CVV DOF will be responsible for the payment of any taxes (including by way of withholding) resulting from the transfer or holding of CVV Interests, but the only source of payment therefor will be the allocable proceeds of such CVV Interests and any funds transferred to the CVV DOF by holders of the Disputed Claims and Equity Interests, if any.

9.3.                            Distribution of CVV Proceeds from the Contingent Value Vehicle.

All CVV Distributions shall be net of any professionals fees, costs or expenses (including, without limitation, any taxes) incurred or reserved by the CVV Trustees in connection with administering, litigating or otherwise resolving the Causes of Action.  Subject to Section 5.2(c)(iv), the CVV Interests shall entitle holders to CVV Distributions (net of the foregoing amounts) in accordance with the following order of priority:

(a)                                  CVV Series RF Interests.

Subject to Section 8.5(c), fifty percent of the proceeds of all Designated Litigation, less the cost of prosecuting the Designated Litigation (but without deducting any amounts required to indemnify the defendants in such litigation or to fund the FrontierVision Litigation Fund or the Co-Borrowing Bank Litigation Fund) shall be distributed to the Restitution Fund in its capacity as holder of the CVV Series RF Interests until the Restitution Fund has received $115,000,000.00.

(b)                                 Other CVV Interests.

After giving effect to the distribution in respect of the Restitution Fund in its capacity as holder of the CVV Series RF Interests, holders of CVV Interests other than CVV Series RF Interests shall be entitled to receive CVV Distributions (if any) as provided in Sections 5.1 and 5.2.

9.4.                            Powers and Duties of the CVV Trustees.

(a)                                  Subject to the terms and provisions of the CVV Declaration, the CVV Trustees shall have the duty and authority to take all actions, including, but not limited to, the retention of professionals and the appointment of officers or other agents, deemed by the CVV Trustees to be necessary or appropriate (i) to protect, maintain, liquidate to Cash, and maximize the value of the transferred Causes of Action, whether by litigation, settlement or otherwise, and (ii) to prepare and make available to the holders of CVV

Interests periodic reports regarding the results of the Contingent Value Vehicle’s operations and (iii) to use their reasonable best efforts to have the CVV Interests listed on a national securities exchange or an over-the-counter market provided, however, by acceptance of their appointment as CVV Trustees, the CVV Trustees shall be deemed to acknowledge and agree that due to the nature of the Contingent Value Vehicle and the CVV Interests and the number of holders of record thereof, the Contingent Value Vehicle may be required to register as a reporting company under Section 12(g) of the Exchange Act prior to 120 days after the end of its first fiscal year, as a result of which the Contingent Value Vehicle will be required to file periodic reports with the SEC, including financial statements audited in accordance with GAAP and such reports and audited financial statements shall be made available to the holders of CVV Interests.

(b)                                 Except as otherwise provided in the Plan, the Contingent Value Vehicle’s rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.  No Person may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the CVV Trustees will not pursue any and all available Causes of Action against them.  Except to the extent any Cause of Action against a Person is expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Final Order, the Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon or after the confirmation or consummation of the Plan.

(c)                                  Except as otherwise provided in this Section, to the extent permitted by applicable law, the CVV Trustees, together with their officers, directors, employees, agents, and representatives, are exculpated by all Persons, holders of Claims and Equity Interests, and parties in interest, from any and all Causes of Action, arising out of the discharge of the powers and duties conferred upon the CVV Trustees by the CVV Declaration, the Plan, any Final Order of the Bankruptcy Court entered pursuant to or in the furtherance of the Plan, or applicable law.  No holder of a Claim or an Equity Interest, or representative thereof, shall have or pursue any claim or Cause of Action against the CVV Trustees or their officers, directors, employees, agents, and representatives for making payments in accordance with the CVV Declaration, or for liquidating assets to make payments under the CVV Declaration, except for gross negligence or willful misconduct.

(d)                                 The CVV Trustees will cause valuations of the property transferred to and held by the Contingent Value Vehicle to be made, and such valuation shall be required to be used by the Contingent Value Vehicle and by the holders of CVV Interests for all United States federal income tax purposes.

(e)                                  The investment powers of the CVV Trustees shall be limited to those that are reasonably necessary to maintain the value of the assets held by the Contingent Value Vehicle and to further the purposes of resolving the Causes of Action and distributing the proceeds to the holders of CVV Interests, but otherwise such powers of investment shall be limited to demand and time deposits, such as short term certificate of deposits in banks or other savings institutions or “Government Securities” within the meaning of Section 3(a)(1)(C) of the Investment Company Act of 1940.

(f)                                    The Contingent Value Vehicle is required to distribute at least annually to the holders of CVV Interests its net income and all net proceeds from the sale or other disposition of assets held by the Contingent Value Vehicle, other than an amount of net income or proceeds reasonably necessary to maintain the value of the assets held by it or to meet claims and contingent liabilities.

(g)                                 The primary purpose of the Contingent Value Vehicle is to resolve the Causes of Action in order to liquidate the assets transferred to the Contingent Value Vehicle, with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Contingent Value Vehicle.  The CVV Trustees will make continual efforts to resolve the Causes of Action, to dispose of other assets of the Contingent Value Vehicle, to make timely distributions and not to prolong unduly the duration of the Contingent Value Vehicle.

9.5.                            Issuance and Transferability of CVV Interests.

The confirmation of this Plan shall constitute a finding that the Contingent Value Vehicle is a successor of a Debtor for the purposes of section 1145 of the Bankruptcy Code and that the CVV Interests are not notes, bonds, debentures or evidences of indebtedness for purposes of the Trust Indenture Act of 1939.  The CVV Interests shall be exempt from any securities law registration requirements and any other applicable non-bankruptcy law or regulation and transferable without registration pursuant to section 1145 of the Bankruptcy Code.

9.6.                            Tax Treatment of Holders of CVV Interests.

The holders of CVV Interests will be treated as the grantors of the trust that comprises the Contingent Value Vehicle and the CVV Trustees will file tax returns for the Contingent Value Vehicle as a “grantor trust” pursuant to Section 1.671-4(a) of the U.S. Treasury Regulations.  Items of income, gain, loss, expense and other tax items will be allocated to those holders of CVV Interests that would be entitled to receive such items if they constituted cash distributions or reductions therefrom and such holders of CVV Interests shall be responsible for the payment of taxes on a current basis that result from such allocations.

9.7.                            Nature of CVV Interests.

The CVV Interests issued pursuant to the Plan shall be in the nature of equity interests, and not in the nature of notes, bonds, debentures or evidences of indebtedness.  As such, all of the CVV Interests shall be junior in right of payment to all liabilities and obligations of the Contingent Value Vehicle and payments with respect to CVV Interests shall be contingent upon recoveries in the Causes of Action transferred to the Contingent Value Vehicle pursuant to Section 9.2.

ARTICLE X.

DISTRIBUTION PROVISIONS

10.1.                     Distributions.

The Plan Administrator shall make all Plan Distributions and the Contingent Value Vehicle shall distribute CVV Interests and make CVV Distributions, in each case, free and clear of all Liens, claims and encumbrances, other than Charging Liens.  In the event a distribution shall be payable on a day other than a Business Day, such distribution shall instead be paid on the immediately succeeding Business Day, but shall be deemed to have been made on the date otherwise due.  For United States federal income tax purposes, (i) a Plan Distribution and (ii) the deemed transfer of the Litigation Prosecution Fund, Causes of Action and other property transferred to recipients of CVV Interests under Section 9.2(f), will be allocated first to the principal amount of a Claim and then, to the extent the sum of the amounts described in the foregoing clauses (i) and (ii) exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest.  Without limiting Section 16.14, the holders of each Allowed Claim or Equity Interest receiving a Plan Distribution or CVV Distribution shall be responsible for the payment of taxes that result from such distributions.

10.2.                     Timing of Distributions.

Except as otherwise provided herein (including, pursuant to the “True-Up Mechanism” described in Section 10.12), each Plan Distribution and CVV Distribution shall be made on the earliest Distribution Date after which such Plan Distribution or CVV Distribution becomes eligible to be paid or distributed under the Plan, and shall be deemed to have been timely made if made on such date or within ten (10) days thereafter, provided that the True-Up Holdback, created pursuant to Section 10.12, shall be governed by Section 10.12.

10.3.                     Address for Delivery of Plan Distributions/Unclaimed Distributions.

(a)                                  Subject to Sections 10.7(b) and 10.14, and Bankruptcy Rule 9010, any Plan Distribution, distribution of a CVV Interest or CVV Distribution to a holder of an Allowed Claim or Equity Interest shall be made at the address of such holder as set forth (a) in the Schedules, (b) on the proof of Claim filed by such holder, or (c) in any notice of assignment filed with the Bankruptcy Court with respect to such Claim pursuant to Bankruptcy Rule 3001(e) or (d) with respect to Equity Interests, the records maintained by the Debtors or DTC, as applicable.

(b)                                 If any Plan Distribution, distribution of a CVV Interest or CVV Distribution is returned to the Plan Administrator or the Contingent Value Vehicle, as applicable, as undeliverable, no Plan Distributions, distribution of CVV Interests, or CVV Distributions shall be made to such holder unless the Plan Administrator or the Contingent Value Vehicle, as applicable, is notified of such holder’s then-current address within one hundred and fifty (150) days after such Plan Distribution, distribution of a CVV Interest or CVV Distribution was returned.  If such notice has not been provided by such date, such holder shall have forfeited its right to its Plan Distribution, distribution of a CVV Interest or CVV Distribution, as applicable, and the Plan Administrator or Contingent Value Vehicle, as applicable, shall distribute the undeliverable Plan Distribution or CVV Distribution Pro Rata (x) to the holders of Allowed Claims or Equity Interests in the Class of such forfeiting holder or (y) in the event such Class members have received Payment in Full plus accrued interest, to the stakeholders of the ACC Debtors.  In the case of a CVV Interest that is returned in accordance with this Section 10.3(b), such CVV Interest shall be deemed cancelled.  Such supplemental Plan Distributions, distribution of a CVV Interest or CVV Distribution shall be made from time to time at the discretion of the Plan Administrator or the CVV Trustees, as applicable.  In connection with the making of final distributions, the Plan Administrator shall have the right to seek supplemental relief respecting this Section.

10.4.                     Time Bar to Cash Payments.

Checks issued in respect of Allowed Claims shall be null and void if not negotiated within one hundred and twenty (120) days after the date of issuance thereof.  Requests for reissuance of any voided check shall be made directly to the Plan Administrator or the Contingent Value Vehicle, as applicable, by the holder of the Allowed Claim to whom such check was originally issued.  Any claim in respect of such a voided check shall be made within three hundred (300) days after the date of issuance of such check.  If no request is made as provided in the preceding sentence, any claims in respect of such void check shall be discharged and forever barred and such unclaimed Plan Distribution shall revert to the Plan Administrator for the benefit of (x) to the holders of Allowed Claims or Equity Interests in the Class of such forfeiting holder or (y) in the event such Class members have received Payment in Full plus accrued interest, pursuant to the distribution scheme of this Plan.  In connection with the making of final distributions, the Plan Administrator shall have the right to seek supplemental relief respecting this Section.

10.5.                     Fractional Plan Distributions.

Notwithstanding anything to the contrary contained herein, no Plan Distributions of fractional shares of TWC Class A Common Stock or fractions of dollars in Cash will be made.  Fractional shares and fractions of dollars shall be rounded to the nearest whole unit (with any amount equal to or less than one-half share or one-half dollar, as applicable, to be rounded down).

10.6.                     De Minimis Distributions.

(a)                                  No Plan Distribution or CVV Distribution of less than twenty-five dollars ($25.00) shall be made by the Plan Administrator or the Contingent Value Vehicle, as the case may be, to the holder of any Claim or Equity Interest unless a request therefor is made in writing to the Plan Administrator or the Contingent Value Vehicle, as the case may be.  If no request is made as provided in the preceding sentence within ninety (90) days of the later of the Effective Date or the date of such Claim is Allowed, all such Plan Distributions or CVV Distributions shall be distributed to the holders of Allowed Claims and Equity Interests in accordance with the Plan or as otherwise ordered by the Bankruptcy Court.

(b)                                 With respect to Plan Distributions equal to or less than that of 25 shares of TWC Class A Common Stock, the Plan Administrator shall have the authority (and sole discretion) to distribute Cash in an amount equal to the Deemed Value of such shares in lieu of TWC Class A Common Stock.

10.7.                     Manner of Payment Under the Plan.

(a)                                  Unless the Person receiving a Plan Distribution or CVV Distribution agrees otherwise, any Plan Distribution or CVV Distribution to be made in Cash under the Plan shall be made, at the election of the Plan Administrator or the Contingent Value Vehicle, as the case may be, by check drawn on a domestic bank or by wire transfer from a domestic bank.  Cash payments to foreign creditors may, in addition to the foregoing, be made, at the option of the Plan Administrator or the Contingent Value Vehicle, as the case may be, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

(b)                                 In the sole discretion of the Plan Administrator or the CVV Trustees, as the case may be, any distribution of Plan Consideration or CVV Interests under this Plan may be made by means of the book entry transfer facilities of DTC as an alternative to delivery of physical certificates or instruments representing TWC Class A Common Stock included in such Plan Consideration, as applicable.  Any distribution made pursuant to the immediately preceding sentence shall be made to the account of the holder of the Allowed Claim or Equity Interest entitled to receive such Plan Consideration hereunder or to the account of an agent authorized to receive securities on behalf of such holder.

(c)                                  A distribution pursuant to this Plan to an Agent shall be deemed equivalent to a distribution under this Plan directly to the holders of the Allowed Claims that such Agent represents under the applicable Indenture or credit agreement giving rise to such Claims, and, upon distribution of Plan Consideration to such Agent sufficient to result in Payment in Full of such Claims, the Debtors shall not be required to make any further distribution under this Plan on account of such Claims.

10.8.                     Special Distribution Provisions for Equity Interests.

For the purpose of making Plan Distributions, the transfer ledger in respect of the Allowed Equity Interests in ACC shall be closed as of the close of business on the Effective Date, and the Plan Administrator, the CVV Trustees and their respective agents shall be entitled to recognize and deal for all purposes herein with only those holders of record stated on the transfer ledger maintained by the stock transfer agent for the Allowed Equity Interests in ACC as of the close of business on the Effective Date.  On the Effective Date, all Equity Interests in ACC shall be cancelled and annulled, and all rights thereunder shall be settled and compromised in full in exchange for the Plan Distributions to be made to the holders of all such Allowed Equity Interests.

10.9.                     Expenses Incurred on or After the Effective Date and Claims of the Plan Administrator.

Except as otherwise ordered by the Bankruptcy Court or as provided herein, the amount of any reasonable fees and expenses incurred (or to be incurred) by the Plan Administrator and/or the Indenture Trustees on or after the Effective Date (including, but not limited to, taxes) shall be paid when due from Reserved Cash.  Professional fees and expenses incurred by the Plan Administrator or the Indenture Trustees from and after the Effective Date in connection with the effectuation of the Plan shall be paid in the ordinary course of business from Reserved Cash.  Any dispute regarding compensation shall be resolved by agreement of the parties or if the parties are unable to agree, as determined by the Bankruptcy Court.  However, any undisputed amount related to the fees and expenses shall be paid in the ordinary course of business.

10.10.              Surrender of Instruments.

Except to the extent evidenced by electronic book entry in the facilities of DTC or as otherwise agreed to in writing by the Debtors (or the Plan Administrator or the CVV Trustees, as applicable), as a condition to receiving any Plan Distribution or distribution of a CVV Interest, on or before the Distribution Date, the holder of an Allowed Claim or Equity Interest evidenced by a certificate, instrument or note, other than any such certificate, instrument or note that is being reinstated or being left unimpaired under the Plan, shall (i) surrender such certificate, instrument or note representing such Claim to the Plan Administrator or its designee (such designee may include the Indenture Trustees), and (ii) execute and deliver such other documents as may be necessary to effectuate the Plan.  The Plan Administrator or the CVV Trustees, as applicable, shall have the right to withhold any Plan Distribution or distribution of a CVV Interest to be made to or on behalf of any holder of such Allowed Claims and Equity Interests unless and until (1) such certificates, instruments or notes are surrendered, or (2) any relevant holder provides to the Plan Administrator or its designee an affidavit of loss or such other documents as may be required by the Plan Administrator or its designee together with an appropriate indemnity in the customary form.  Any such holder who fails to surrender such certificates, instruments or notes, or otherwise fails to deliver an affidavit of loss and indemnity prior to the first anniversary of the Effective Date, shall be deemed to have forfeited its Claims and/or Equity Interests and shall not participate in any Plan Distribution or distribution of CVV Interests.  All property in respect of such forfeited Claims shall revert to the Contingent Value Vehicle.  In the event such certificate, instrument or note is held in the name of, or by a nominee of, DTC, the Debtors shall seek the cooperation of DTC in facilitating distributions.

10.11.              Accrual of Interest for Claims Arising from Rejection of Contracts or Leases.

Simple interest shall accrue with respect to Allowed Claims against Debtors from the Commencement Date until the Effective Date as otherwise provided in this Plan; provided, that no interest shall accrue on claims for damages arising from the rejection of any contract or lease until the date on which an order authorizing or approving the rejection of such contract or lease becomes effective.

10.12.              True-Up Mechanism.

(a)                                  On the Effective Date, the Plan Administrator shall fund a True-Up Holdback, which shall consist of TWC Class A Common Stock to be withheld as follows:  (i) from the Settlement Consideration to the extent comprised of TWC Class A Common Stock and pro rata from Initial Distributions to or reserved for holders of Claims against the Subsidiary Debtors, there shall be withheld a number of shares of TWC Class A Common Stock equal to sixteen and nine-tenths percent (16.9%) of the total number of shares of TWC Class A Common Stock included in such Settlement Consideration and that such holders, or reserves, otherwise would have been entitled to receive through such Initial Distributions absent any provision for a True-Up (the “Hypothetical Subsidiary Creditor Stock Distribution”), and (ii) pro rata from Initial Distributions to or reserved for holders of Claims against the ACC Debtors, there shall be withheld a number of shares of TWC Class A Common Stock equal to twenty-five percent (25%) of the Hypothetical Subsidiary Creditor Stock Distribution.

(b)                                 Promptly following the expiration of the Test Period, all shares in the True-Up Holdback shall be released and distributed in the following manner: the recipient of the Settlement Consideration and each holder of a Claim against a Subsidiary Debtor to which was distributed, or for which was reserved, amounts from the Initial Distributions shall be caused to have received or to have reserved for such Claim, in aggregate, through the Initial Distributions and from the release and distribution from the True-Up Holdback, a number of shares of TWC Class A Common Stock which collectively at the Market Value have a value equal to the collective Deemed Value as of the Initial Distribution Date of that number of shares which would have been distributed or reserved for such recipient or holder from the Hypothetical Subsidiary Creditor Stock Distribution; provided, however, that after the Initial Distributions and the distribution and release hereunder from the True-Up Holdback, the number of shares distributed to, or reserved for, the recipient of the Settlement Consideration or a holder of a Claim against a Subsidiary Debtor cannot be less than 83.1% or more than 125.0% of the number of shares which would have been distributed to, or reserved for, such holder in the Hypothetical Subsidiary Stock Distribution and such limitations shall be applied so as to effect the recipient of the Settlement Consideration and each holder of a Claim against a Subsidiary Debtor for which a distribution was to be made or an amount reserved pro rata based on the amount that was to be so distributed or reserved for such holder through the Initial Distributions.  For the avoidance of doubt, neither the holder of an Allowed Claim nor a recipient of the Settlement Consideration shall be required to return any share of TWC Class A Common Stock or other Plan Consideration once distributed, nor shall there be removed from any reserve for Disputed Claims, on account of the True-Up, any shares of TWC Class A Common Stock or other Plan Consideration.

(c)                                  Notwithstanding the provisions of subsection (a) of this section, (i) if funding of the True-Up Holdback as set forth in subclauses (i) and (ii) of subsection (a) of this section would prevent the Plan Administrator from distributing sufficient shares of TWC Class A Common Stock to cause a Termination Event in connection with the Initial Distributions and Settlement Consideration, then the number of shares withheld by the Plan Administrator to fund the True-Up Holdback shall be limited to the maximum number of shares of TWC Class A Common Stock that leaves sufficient shares of TWC Class A Common Stock to distribute through the Initial Distributions and Settlement Consideration to cause a Termination Event in connection therewith; (ii) if shares of TWC Class A Common Stock that would have been designated for deposit in the True-Up Holdback are not so deposited due to the provisions of subclause (i) of subsection (c) hereof, in lieu of depositing such shares in the True-Up Holdback, the balance of the True-Up Holdback instead shall be funded with Cash, as determined in good faith by the Plan Administrator to be sufficient to enable the distributions to be made or reserved as set forth in the following subclause (iii) of this subsection (c); and (iii) in the event that Cash may have been deposited in the True-Up Holdback in lieu of shares pursuant to subsection (c)(ii) hereof, any entitlement to shares under subsection (b) hereof may be paid (or reserved) in Cash at the Deemed Value of such shares determined upon the determination of Market Value and such entitlement shall be satisfied with Cash distributed to or reserved for the holders of Claims against Subsidiary Debtors pro rata and the recipient of the Settlement Consideration prior to use of any such remaining Cash for holders of Claims against ACC Debtors.

(d)                                 Any TWC Class A Common Stock and/or Cash, which is withheld in the True-Up Holdback but is not released following the expiration of the Test Period and is neither distributed to the recipient of the Settlement Consideration or the holders of Allowed Claims against Subsidiary Debtors nor reserved on account of Disputed Claims against Subsidiary Debtors, shall be released and distributed to the holders of Allowed Claims against ACC Debtors or reserved on account of Disputed Claims against the ACC Debtors in accordance with the treatment otherwise provided in this Plan.

10.13.              Allocation of Plan Consideration.

Except as otherwise allocated or reserved under this Plan, all Available Cash on the Effective Date shall be allocated pro rata to the Subsidiary Debtor Trade Claims Class, the Subsidiary Debtor Other Unsecured Claims Class and each of the Subsidiary Notes Claims Classes based on the Allowed Claims plus Case Contract Interest or Case 8% Interest, as the case may be, and reserves for Disputed Claims plus Case Contract Interest or Case 8% Interest, as the case may be, in each such Class and the remainder of the distributions to be made in Plan Consideration to the holders of Allowed Claims against the Subsidiary Debtors shall be made in TWC Class A Common Stock, provided, however, the Plan Administrator may fund the Disputed Reserves with Cash in lieu of TWC Class A Common Stock to the extent necessary to cause the distributions under the Plan on the Effective Date to constitute a Termination Event.

10.14.              Distributions on Account of Notes Claims.

Distributions for the benefit of the holders of the Allowed Claims in the ACC Senior Notes Claims Class, ACC Subordinated Notes Claims Class, Arahova Notes Claims Class, FrontierVision Holdco Notes Claims Class, FrontierVision Opco Notes Claims Class, FPL Note Claims Class and the Olympus Notes Claims Class shall be made to (a) the Indenture Trustee (or, in the case of the FPL Note Claims Class, to the FPL Agent) with respect to the notes or debentures underlying such Claims or (b) with the prior written consent of the Indenture Trustee (or, in the case of the FPL Note Claims Class, to the FPL Agent) for the notes or debentures underlying such Claims, through the facilities of DTC for the benefit of the holders of such Claims, (c) with respect to distributions of CVV Interests, by the Contingent Value Vehicle to the parties entitled thereto pursuant to the Plan unless the CVV Interests are transferable and DTC-eligible, in which case they shall be distributed as directed in clause (a) or (b) of this sentence, provided, however, the Indenture Trustees (or, in the case of the FPL Note Claims Class, to the FPL Agent) have been provided with Evidence of Transferability, or (d) with respect to distributions from the Contingent Value Vehicle to holders of CVV Interests, by the Contingent Value Vehicle to holders of such CVV Interests.  If a distribution with respect to a Claim in any Note Class is made to an Indenture Trustee (or, with respect to the FPL Note Claims Class, to the FPL Agent), such Indenture Trustee (or, with respect to the FPL Note Claims Class, to the FPL Agent) shall, in turn, promptly administer the distribution to the holders of Allowed Claims in such Class as of the Distribution Record Date in accordance with the Plan and the applicable Indenture or applicable document governing the appointment of the FPL Agent; provided, however, that nothing herein shall be deemed to impair, waive, or enhance any rights of an Indenture Trustee (or, with respect to the FPL Note Claims Class, to the FPL Agent) with respect to a Charging Lien (which for purposes of this Plan shall include a similar Lien, if any, under the document governing the appointment of the FPL Agent); provided, however, that notwithstanding the preceding proviso, an Indenture Trustee shall not have the right to utilize a Charging Lien or any other right of setoff against distributions made to or for the benefit of holders of Allowed Claims under the Plan for any Claim for indemnification for any liability, cost or expense that is unasserted or contingent as of the Effective Date.  Under no circumstances shall any Indenture Trustee be obligated to return or otherwise pay any funds or other property after it has distributed or applied the same.  The Indenture Trustees shall not be required to post any bond.

The Confirmation Order shall contain provisions specifying the manner in which distributions are to be made by the Indenture Trustees in the event a request to disallow or subordinate a claim of a beneficial holder as referenced in Section 16.21 is pending as of the third Business Day prior to the Initial Distribution Date or any Subsequent Distribution Date.  On the third Business Day prior to the applicable Distribution Date, counsel for the Debtors or the Plan Administrator, as applicable, shall provide written notice to counsel to the applicable Indenture Trustee as to whether any such request is then pending, upon which the applicable Indenture Trustee may conclusively rely.

10.15.              Distributions to Holders as of the Distribution Record Date.

As at the close of business on the Distribution Record Date, the Claims Register and stock transfer books shall be closed, and there shall be no further changes in the record holder of any Claim or Equity Interest.  The Plan Administrator and any Person responsible for making distributions pursuant to this Plan (including the Indenture Trustees) shall have no obligation to recognize any transfer of any Claim or Equity Interest occurring after the Distribution Record Date.  The Plan Administrator and any Person responsible for making distributions pursuant to this Plan (including the Indenture Trustees) shall instead be authorized and entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the Claims Register (and as to distributions to be made by Indenture Trustees, from the applicable Indenture Trustee’s registered holders list) as of the close of business on the Distribution Record Date, provided, however, that, notwithstanding anything otherwise to the contrary, the Plan Administrator and any Person responsible for making distributions pursuant to this Plan shall be authorized, in their sole discretion, to effect any distribution under the Plan through the book-entry transfer facilities of The Depositary Trust Company pursuant to the procedures used for effecting distributions thereunder on the date of such distribution.

10.16.              Distribution Date Notice.

Prior to the Initial Distribution Date, the Proponents or the Plan Administrator, as the case may be, shall file with the Bankruptcy Court and provide to counsel for each Indenture Trustee a notice (the “Distribution Date Notice”) of the date which will be the Initial Distribution Date and reciting that the date set forth in such notice is the Distribution Record Date.  The Indenture Trustees are authorized to provide to DTC the Distribution Date Notice and/or to advise DTC of the date set forth therein and that such date is the Distribution Record Date.  Each Indenture Trustee and DTC may conclusively rely for all purposes on the date set forth in such Distribution Date Notice as the Distribution Record Date and shall be completely protected, and shall incur no liability to any person or entity, in doing so.

10.17.              Disputed Payment of Allowed Claims or Equity Interests.

If any dispute arises as to the identity of a holder of an Allowed Claim or Equity Interest who is to receive any distribution, the Plan Administrator or the Contingent Value Vehicle, as the case may be, may, in lieu of making such distribution to such Person, make such distribution into an escrow or similar account until the disposition thereof shall be determined by Final Order or by written agreement among the interested parties to such dispute.

ARTICLE XI.

PROCEDURES FOR RESOLVING
AND TREATING DISPUTED CLAIMS

11.1.                     Post-Effective Date Objections.

From and after the Effective Date, unless otherwise ordered by the Bankruptcy Court or Allowed under this Plan, agreed to by the Plan Administrator (or the CVV Trustees, as applicable) or Allowed by Final Order of the Bankruptcy Court, the Plan Administrator, and each of the Settlement Parties shall be entitled to object to Administrative Claims, Claims and Equity Interests.  Any objections to Claims or Equity Interests shall be filed and served on or before the Claims Objection Deadline.

11.2.                     Prosecution and Settlement of Disputed Claims.

Except as set forth in the Plan, on and after the Effective Date, the Plan Administrator shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Claims and compromise, settle, or otherwise resolve Disputed Claims without approval of the Bankruptcy Court, provided, however, that the Plan Administrator shall not settle any Disputed Claim in excess of $5,000,000 without prior approval of such settlement by the Bankruptcy Court.

11.3.                     Estimation of Claims.

An Estimation Order may be used to calculate and to establish the amounts of the Disputed Claims Reserves.  The Plan Administrator, or any of the Settlement Parties may, at any time, request that the Bankruptcy Court estimate any Disputed Claim other than a Bank Claim in an Accepting Bank Class pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or Plan Administrator has previously objected to such Claim, and the Bankruptcy Court will retain jurisdiction to estimate any Disputed Claim at any time during litigation concerning any objection to any Disputed Claim, including during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount may, as determined by the Bankruptcy Court, constitute either (a) the Allowed amount of such Disputed Claim, (b) a maximum limitation on such Disputed Claim, or (c) in the event such Disputed Claim is estimated in connection with the estimation of other Claims within the same Class, a maximum limitation on the aggregate amount of Allowed Claims on account of such Disputed Claims so estimated; provided, however, that if the estimate constitutes the maximum limitation on a Claim, or on more than one such Claim within a Class of Claims, as applicable, the Debtors or the Plan Administrator, as the case may be, may elect to pursue supplemental proceedings to object to any ultimate allowance of any such Disputed Claim.  All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another.  Disputed Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

11.4.                     Deemed Disallowance.

Any Claims not set forth in the Claims Register (except for Administrative Claims for which no proof of claim is required to be filed pursuant to Section 6.2(a)) and/or any Claims or Equity Interests held by any Rigas Persons shall be deemed Disallowed under the Plan unless and until Allowed by Final Order.  In addition, Claims (including Claims filed against any of the JV Debtors) filed by an Indenture Trustee for tort or other claims, other than claims for principal, interest, fees and expenses against the issuer(s) and guarantor(s) of the respective debt securities under the Indenture(s) under which the Indenture Trustee serves, shall be deemed Disallowed.

Plan Consideration and CVV Interests in reserves for Disputed Claims and Equity Interests or otherwise designated for payment under the Plan are unavailable to pay unsecured, non-priority, non-governmental Claims that, as of the Effective Date, have not been reserved for as expressly required by this Plan or by the Effective Date and either for which no proof of claim was timely filed and served in accordance with the applicable Bar Date Notice or which were not timely scheduled by the Debtors as undisputed, non-contingent and liquidated; nor shall Plan Consideration or CVV Interests distributed pursuant to the Plan be available for such purpose.

11.5.                     Disputed Claims and Equity Interests.

(a)                                  No Distributions Pending Allowance.

Except as provided in Section 5.2(c), Disputed Claims and Equity Interests shall not be entitled to any Plan Distributions or distributions of CVV Interests unless and until such Claims and/or Equity Interests become Allowed.

(b)                                 Reserves of Plan Consideration for Disputed Claims.

On the Effective Date, the Plan Administrator shall create separate reserves for each class of claims or interests which include one or more Disputed Claims or Equity Interests, as the case may be and in accordance with this Plan, funded with the Plan Consideration, if any, as to which such Disputed Claims or Equity Interests would have been entitled if Allowed.  Such reserved Plan Consideration will be transferred to the Plan Administrator to be held in such reserves for such holders of Disputed Claims and/or Equity Interests, and the Plan Administrator will treat or make an election pursuant to U.S. Treasury Regulations Section 1.468B-9(c) to treat these reserves as one or more “disputed ownership funds” (each, a “Disputed DOF”).  The Disputed DOF and not the holders of Disputed Claims and/or Equity Interests or the Debtors will be treated as the owner of the Plan Consideration and any other assets reserved for Disputed Claims and/or Equity Interests.  The Disputed DOF will be treated for United States federal income tax purposes as a taxable entity separate from the holders of Disputed Claims and/or Equity Interests or the Debtors.  The Disputed DOF will be responsible for the payment of any taxes imposed on the Disputed DOF (including by way of withholding) resulting from the transfer or holding of reserved Plan Consideration, but the only source of payment therefore will be such Plan Consideration and any funds transferred to the Disputed DOF by holders of the Disputed Claims and/or Equity Interests.

(c)                                  Plan Distributions to Subsequently Allowed Claims and Equity Interests.

To the extent any Disputed Claim or Equity Interest becomes Allowed in full or in part (in accordance with the procedures set forth in the Plan), on the next Subsequent Distribution Date after such allowance and prior to making any other Plan Distributions, the Plan Administrator, subject to the terms of the Plan, shall distribute in respect of such newly Allowed Claims or Equity Interests, to the extent of Plan Consideration held in such reserve for such Claim, the Plan Consideration as to which such Claim or Equity Interest would have been entitled under this Plan if such newly Allowed Claims or Equity Interests were fully or partially Allowed, as the case may be, on the Initial Distribution Date or any prior Subsequent Distribution Date, including, if applicable, any dividends, gains or income on account of such Disputed Claims, less direct and actual expenses, fees, taxes or other direct costs of maintaining the reserves, which shall be deducted from such reserves.

(d)                                 Distribution of Reserved Plan Consideration Upon Disallowance.

(i)                                     Disallowance of Subsidiary Debtor Trade Claims.

To the extent any Disputed Subsidiary Debtor Trade Claim has become Disallowed in full or in part (in accordance with the procedures set forth in the Plan), the Plan Administrator shall distribute on the next Subsequent Distribution Date after such disallowance any reserved Plan Consideration, in excess of the Maximum Exposure of any remaining Disputed Claims and Equity Interests, (i) first, in satisfaction of the Subsidiary Debtor Trade Claims Earn Back Right, and (ii) second, upon satisfaction of or full reservation on account of the Subsidiary Debtor Trade Claims Earn Back Right, to the Reserved Cash and/or Administrative Claims Reserve to the extent determined by the Plan Administrator pursuant to Section 13.2(f), and (iii) third, any Remaining Assets to the holders of Allowed Claims and Equity Interests of the ACC Debtors in accordance with the relative priorities set forth in the Plan.

(ii)                                  Disallowance of Subsidiary Debtor Other Unsecured Claim.

To the extent a Disputed Subsidiary Debtor Other Unsecured Claim has become Disallowed in full or in part (in accordance with the procedures set forth in the Plan), the Plan Administrator shall distribute on the next Subsequent Distribution Date any reserved Plan Consideration in excess of the Maximum Exposure of any remaining Disputed Claims and Equity Interests, (i) first, in satisfaction of the Subsidiary Debtor Other Unsecured Claims Earn Back Right, and (ii) second, upon satisfaction of or full reservation on account of the Subsidiary Debtor Other Unsecured Claims Earn Back Right, to the Reserved Cash and/or Administrative Claims Reserve to the extent determined by the Plan Administrator pursuant to Section 13.2(f), and (iii) third, any Remaining Assets to the holders of Allowed Claims and Equity Interests of the ACC Debtors in accordance with the relative priorities set forth in the Plan.

(iii)                               Disallowance of Other Types of Claims.

To the extent a Disputed Claim (other than a Disputed Subsidiary Debtor Trade Claim or Disputed Subsidiary Debtor Other Unsecured Claim) or Equity Interest has become Disallowed in full or in part (in accordance with the procedures set forth in the Plan), the Plan Administrator, subject to terms of the Plan, shall distribute on the next Subsequent Distribution Date any reserved Plan Consideration, which are in excess of the Maximum Exposure of any amounts necessary to adequately reserve for any remaining Disputed Claims and Equity Interests, (i) first to the Reserved Cash and/or Administrative Claims Reserve to the extent determined by the Plan Administrator pursuant to Section 13.2(f), and (ii) second, any remaining Plan Consideration to the holders of Allowed Claims and Equity Interests in accordance with the relative priorities set forth in Article V of the Plan.

(e)                                  CVV Interests Allocable to Disputed Claims and Equity Interests.

(i)                                     Reservation of Certain CVV Interests.

The CVV Trustees shall hold in reserve in the CVV DOF pursuant to Section 9.2(c) (a) all CVV Interests which would otherwise be allocable under this Plan in respect of Disputed Claims and Equity Interests if such Claims or Equity Interests were Allowed on the Effective Date and (b) all CVV Distributions which would otherwise be distributable under this Plan to the holders of such reserved CVV Interests.

(ii)                                  Distributions to Disputed Claims and Equity Interests Upon Allowance.

To the extent a Disputed Claim or Equity Interest becomes Allowed in full or in part (in accordance with the procedures set forth in Article XI), the CVV Trustees shall distribute in respect of such newly Allowed Claim or Equity Interest on the next Subsequent Distribution Date after such allowance all (a) reserved CVV Interests to which such Claim or Equity Interest would have been entitled if such newly Allowed Claim or Equity Interest were fully or partially Allowed, as the case may be, on the Effective Date and (b) reserved CVV Distributions which would have been distributed in respect of such reserved CVV Interests if such Claim or Equity Interest were fully or partially Allowed, as the case may be, on the Effective Date, provided that the CVV Trustees may direct the withholding of distributions of reserved CVV Interests until any tax or similar cost or expense associated with such CVV Interests accruing after the Effective Date is paid, any such tax or similar cost or expense may be paid by the beneficiary of the applicable CVV Interests or, if not, shall be paid by the Contingent Value Vehicle from any reserved CVV Distributions for such CVV Interests.

(iii)                               Distributions to Allowed Claims and Equity Interests Upon Disallowance.

To the extent a Disputed Claim or Equity Interest becomes Disallowed in whole or in part (in accordance with the procedures set forth in Article XI), the CVV Trustees shall cancel the CVV Interest(s) reserved on account of such Disputed Claim or Equity Interest to the extent of such Disallowance and distribute or reserve, as applicable, on the next Subsequent Distribution Date, to the holders of Allowed Claims or Equity Interests and the holders of Claims or Equity Interests that remain Disputed, if any, which are in the same Class as such Disallowed Claim or Equity Interest, their Pro Rata Share of all CVV Distributions reserved on account of such Disputed Claim or Equity Interest to the extent of such Disallowance.

11.6.                     Section 502(j).

Nothing in this Plan shall modify any right of a holder of a Claim under section 502(j) of the Bankruptcy Code.

ARTICLE XII.

CONDITIONS PRECEDENT TO
CONFIRMATION OF THE PLAN AND
THE OCCURRENCE OF THE EFFECTIVE DATE

12.1.                     Conditions Precedent to Confirmation.

The following are conditions precedent to confirmation of the Plan:

(a)                                  The Bankruptcy Court shall have entered an order or orders (i) approving the Disclosure Statement as containing “adequate information” pursuant to section 1125 of the Bankruptcy Code, (ii) authorizing the solicitation of votes with respect to the Plan, (iii) determining that all votes are binding and have been properly tabulated as acceptances or rejection of the Plan, (iv) confirming and giving effect to the terms and provisions of the Plan, (v) determining that all applicable tests, standards and burdens in connection with the Plan have been duly satisfied and met by the Proponents and the Plan, (vi) approving the Plan Documents, and (vii) authorizing the Debtors and Plan Administrators as applicable, to execute, enter into, and deliver the Plan Documents and to execute, implement, and to take all actions otherwise necessary or appropriate to give effect to, the transactions and transfer of Assets contemplated by the Plan and the Plan Documents;

(b)                                 The Confirmation Order, the Plan Documents and the Plan are each in a form satisfactory to each of the Proponents and subject to the consent of the Settlement Parties (whose consent shall not be unreasonably withheld); and

(c)                                  The Confirmation Order or another order of the Bankruptcy Court shall include determinations that all of the settlements and compromises contained in the Plan meet the applicable standards under section 1123(b)(3) and (6) of the Bankruptcy Code and Bankruptcy Rule 9019 for approval and implementation.

12.2.                     Conditions Precedent to the Occurrence of the Effective Date.

The following are conditions precedent to the occurrence of the Effective Date:

(a)                                  Each of the Confirmation Order and the Resolution Order (if different than the Confirmation Order) shall have been entered by the Bankruptcy Court, shall be in full force and effect and not be subject to any stay or injunction;

(b)                                 The Confirmation Order shall provide that the issuance and distribution of the CVV Interests are exempt from any securities law registration requirements under section 1145 of the Bankruptcy Code and the Disclosure Statement Order shall provide that such CVV Interests are not notes, bonds, debentures or evidences of indebtedness for purposes of the Trust Indenture Act of 1939;

(c)                                  The Effective Date shall occur by December 22, 2006; and

(d)                                 The Plan Administrator, as of the Effective Date or immediately thereafter, shall be in a position to distribute to the holders of Claims against the ACC Debtors the ACC Effective Date Settlement Distribution, comprised of (i) the Initial ACC Settlement Consideration, the Arahova Initial Advance, the Arahova Additional Settlement Give Up and, if applicable, the Additional Incremental ACC Settlement Consideration, and (ii) proceeds from Identified Sources (in excess of amounts necessary to satisfy the Arahova Initial Advance Rights) and Third Party Give Ups, provided that the amounts specified in clause (ii) shall be, in the aggregate, at least $270 million.

12.3.                     Waiver of Conditions.

The Settlement Parties collectively may waive any one or more of the conditions set forth in Sections 12.2(b) or (c) in a writing executed by each such Settlement Party without notice or order of the Bankruptcy Court and without notice to any parties in interest.  The conditions set forth in Section 12.2(d) may only be waived in writing by a majority (determined by aggregate holdings of principal amount of ACC Senior Notes) of the ACC Settling Parties.

12.4.                     Effect of Non-Occurrence of the Effective Date.

If the Effective Date shall not occur, the Plan shall be null and void and nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims against or Equity Interests in a Debtor; (b) prejudice in any manner the rights of the Proponents; or (c) constitute an admission, acknowledgement, offer or undertaking by the Proponents, the Settlement Parties, the FPL Committee or the Olympus Parties.

ARTICLE XIII.

THE PLAN ADMINISTRATOR

13.1.                     Appointment of the Plan Administrator; Qualifications.

(a)                                  Appointment; Duties.

Not less than ten days prior to the commencement of the Confirmation Hearing and subject to Bankruptcy Court approval in connection with confirmation of the Plan, the Creditors Committee shall designate the Person(s) who initially will serve as the Plan Administrator, provided, however, that (x) the Creditors Committee shall have the right at any time prior to the Effective Date to remove the Plan Administrator without cause, (y) the Plan Administrator shall be subject to removal by the Bankruptcy Court for cause shown at any time, and (z) as of the Effective Date the CVV Trustees shall have the right to remove the Plan Administrator in accordance with the Plan Administrator Agreement.  On or after the Confirmation Date but prior to the Effective Date, the Plan Administrator shall assume all of its obligations, powers and authority under this Plan to (x) establish reserves as set forth in Section 13.2(b), and the Debtors shall not establish any such reserves prior thereto, and (y) exercise such other power and authority as is set forth in the Confirmation Order (collectively, the “Pre-Effective Date PA Duties”).  On the Effective Date, the Plan Administrator shall assume all of its other obligations, powers and authority under this Plan.  The Plan Administrator, on behalf of itself and/or the Debtors, to the extent reasonably requested by the CVV Trustees and agreed to by the Plan Administrator shall also perform administrative functions for the Contingent Value Vehicle.

(b)                                 Qualifications; Plan Administrator Agreement.

(i)                                     Plan Administrator as Fiduciary.  The Plan Administrator shall be a fiduciary of each of the Debtors, shall have such qualifications and experience as are sufficient to enable the Plan Administrator to perform its obligations under this Plan and under the agreement to be entered into by the Plan Administrator and the Creditors Committee (the “Plan Administrator Agreement”), and shall be compensated and reimbursed for expenses as set forth in, and in accordance with, the Plan Administrator Agreement.

(ii)                                  Provisions of Agreement and Order.  The Plan Administrator Agreement and the Confirmation Order shall provide that:  (A) the Plan Administrator (x) prior to the Effective Date, shall be independent of the Debtors and shall report to the Creditors Committee with respect to the Plan Administrator’s obligations under the Plan; and (y) shall be a fiduciary of each of the Estates; (B) neither the Debtors (except as expressly set forth in the Plan Administrator Agreement) nor their respective boards of directors, managements, employees and professionals shall have any liability for any action taken or omitted to be taken by the Plan Administrator in performing the Pre-Effective Date PA Duties and all Persons are enjoined from pursuing any Claims against the foregoing pursuant to this Plan on account of any such action taken or omitted to be taken, and the Debtors and the Contingent Value Vehicle shall indemnify and hold harmless such directors, managers, employees and professionals against and advance the costs of defense in defending against any such liability (provided that neither the Plan Administrator nor the Contingent Value Vehicle shall have any responsibility to reserve for such liabilities unless and until ordered by the Bankruptcy Court after the Initial Distribution Date); (C) any determinations made by the Plan Administrator with respect to the establishment of reserves under this Plan shall not be binding on any party if the Effective Date fails to occur; and (D) if the Plan is withdrawn or otherwise abandoned prior to the occurrence of the Effective Date, the Plan Administrator position shall thereafter be dissolved.

13.2.                     Powers and Duties.

(a)                                  General Powers and Duties.

From and after the Effective Date, pursuant to the terms and provisions of this Plan, the Plan Administrator shall be empowered and directed to:  (i) take all steps and execute all instruments and documents necessary to make Plan Distributions to holders of Allowed Claims and Equity Interests and to perform the duties assigned to the Plan Administrator under this Plan or the Plan Administrator Agreement; (ii) comply with this Plan and the obligations hereunder; (iii) employ, retain, or replace professionals to represent it with respect to its responsibilities; (iv) object to Claims as specified in Article XI, and prosecute such objections; (v) compromise and settle any issue or dispute regarding the amount, validity, priority, treatment, or Allowance of any Claim as provided in Article XI; (vi) make annual and other periodic reports regarding the status of distributions under this Plan to the holders of Allowed Claims that are outstanding at such time; such reports to be made available upon request to the holder of any

Disputed Claim; (vii) subject to Section 13.2(b), establish, replenish or release reserves as provided in this Plan, as applicable; (viii) exercise such other powers as may be vested in the Plan Administrator pursuant to the Plan, the Plan Administrator Agreement or any other Plan Documents or order of the Bankruptcy Court or otherwise act on behalf of and for the Debtors from and after the Effective Date; (ix) manage and administer the TWC Class A Common Stock (other than the TWC Class A Common Stock held in the Transaction Escrows until such time, if any, as such stock is released to the Debtors in accordance with the terms of the Sale Transaction Documents) pending its distribution in accordance with this Plan; (x) cause the Distribution Trusts to assume all rights and obligations of the Debtors under the Sale Transaction Documents, take all actions required under the Sale Transaction Documents, and take all actions necessary or appropriate to enforce the Debtors’ rights under the Sale Transaction Documents; (xi) take all actions, including on behalf of the Debtors and any other Person on whose behalf the Plan Administrator is empowered to act, to ensure that all reserves (excluding any LIF’s) established hereunder are established in a form and manner to ensure that such consideration is distributed to the beneficiaries set forth in this Plan (including, if necessary, to grant security interests in favor of such beneficiaries in furtherance thereof); (xii) make all determinations on behalf of ACC under the Purchase Agreements including with respect to any purchase price adjustments pursuant to Section 2.8(f) of the Comcast Purchase Agreement or Section 2.6(f) of the TW Purchase Agreement, indemnification pursuant to Article VII of each Purchase Agreement, and granting any waivers or consents; (xiii) file applicable tax returns for any of the Debtors; (xiv) liquidate any of the Remaining Assets; and (xv) act as “Plan Administrator” under the JV Plan.

(b)                                 Establishment, Reduction and Tax Treatment of Reserves, Escrows, Funds and Holdbacks.

(i)                                     The Plan Administrator shall have the exclusive obligation and authority to establish or release any reserve of Cash or other property that the Plan Administrator determines, in its sole and reasonable discretion is necessary to carry out the provisions of this Plan.

(ii)                                  In connection with any determination made by the Plan Administrator with respect to establishing or releasing any reserve of Cash or other property consistent with subsection (i) of this Section 13.2(b), the Plan Administrator shall act on an informed basis following a reasonable investigation and shall rely on the information concerning Claims and Equity Interests contained in the Claims Register as of the date that such determination is made and any other information or court order as may be appropriate.

(iii)                               Notwithstanding the foregoing subsections hereof, nothing herein shall preclude the Creditors Committee, the Debtors or the Plan Administrator from seeking an appropriate order of the Bankruptcy Court in connection with the establishment or release of reserves (excluding any LIF’s except as set forth in Section 5.2(c)(iii)(B)(3) of this Plan).

(iv)                              Plan Consideration and CVV Interests deposited in such reserves in respect to a particular Disputed Claim shall be held exclusively for such Disputed Claim pending such Claim being Allowed, Disallowed, expunged or otherwise determined in accordance with this Plan.

(c)                                  Distributions.

Pursuant to the terms and provisions of the Plan, the Plan Administrator shall make the required Plan Distributions specified under the Plan, on the Initial Distribution Date or Subsequent Distribution Date, as the case may be, under the Plan except for such distributions to be made by the Contingent Value Vehicle.

(d)                                 Disputed Reserves.

On the Effective Date, the Debtors shall transfer to the Plan Administrator all assets held in each of the reserves being held by Debtors, including reserves for Disputed Claims, and the Plan Administrator shall establish reserves, escrows, holdbacks and funds required by the Plan.

(e)                                  Distribution Trusts.

On the Effective Date, the Plan Administrator shall transfer the assets held in each of the FrontierVision Litigation Fund, the Co-Borrowing Bank Litigation Fund and the reserve of disputed identity payments established pursuant to Section 10.17, the reserve of de minimis distribution amounts established pursuant to Section 10.6 and the True-Up Hold Back into a Distribution Trust, of which the Plan Administrator shall be the trustee.  The Plan Administrator shall invest all Cash held in each Distribution Trust only in Permitted Investments.

(f)                                    Cash Funded Reserves and Administrative Claims Reserve.

The Plan Administrator or the Debtors, as applicable, shall fund the Cash Funded Reserves with Cash only and transfer them to a Distribution Trust.  The Plan Administrator shall establish a separate reserve consisting of one or more accounts for projected, contingent, unliquidated or Disputed Administrative Claims (the “Administrative Claims Reserve”).  The Administrative Claims Reserve shall be funded on the Effective Date in such amount as is determined by the Plan Administrator pursuant to Section 13.2(b).  Upon (x) receipt by the Debtors of the net proceeds from the sale, assignment, transfer or liquidation of any Assets other than Plan Consideration (including the release of any funds from the Transaction Escrow), or (y) the release of any Plan Consideration from the Cash Funded Reserves, reserve for Bank Claims pursuant to Section 5.2, or a Disputed Claims reserve pursuant to Section 11.5(d), the Plan Administrator shall (i) deposit all or a portion of such net proceeds or released reserve in the Administrative Claims Reserve as it deems appropriate in order to reserve for projected, contingent, unliquidated or Disputed Administrative Claims, and (ii) after making this deposit, subject to the receipt of the consent of the CVV Trustees or order of the Bankruptcy Court as provided in the Plan Administrator Agreement, (a) deposit all or a portion of such net proceeds in the Reserved Cash as it deems appropriate, in order to reserve for future operating expenses of the Debtors, and (b) subject to the receipt of an opinion of counsel that such loan will not require one or more of the Debtors or Distribution Trusts to be registered as an investment company under the Investment Company Act of 1940, as amended, the Plan Administrator, in its reasonable discretion, may loan amounts from the Reserved Cash to the Contingent Value

Vehicle on a commercially reasonable basis (the “CVV Loans”).  Except as set forth in the immediately preceding sentence, the Plan Administrator shall invest all Cash held in each Cash Funded Reserve only in Permitted Investments.

(g)                                 Transaction Escrows; Remaining Assets.

Prior to December 31, 2006, ACC shall irrevocably assign all of its rights (subject to the rights of the Buyers under the Sale Transaction Documents, if any) and delegate all of its obligations with respect to the escrows established in connection with the Sale Transactions (the “Transaction Escrows”) and all Debtors shall transfer all Remaining Assets other than Equity Interests in other Debtors and the Cash Funded Reserves to one or more Distribution Trusts of which the Plan Administrator shall be the trustee.

(h)                                 Tax Treatment and Consistent Reporting.

For federal income tax purposes, to the extent permitted by applicable law, the Debtors and the Plan Administrator shall treat the Disputed Reserve, Subsidiary Debtor Trade Disputed Claims Reserve, Subsidiary Debtor Other Unsecured Disputed Claim Reserve, Disputed Claim Reserves, Disputed Bank Reserve Fund, the reserve of disputed identity payments established pursuant to Section 10.17, the Transaction Escrows, the FrontierVision Litigation Fund, the Co-Borrowing Bank Litigation Fund, the reserve of de minimis distribution amounts established pursuant to Section 10.6, the True-Up Hold Back and any other reserves, funds, holdbacks and escrows established in connection with the Plan for the benefit of holders of Claims and Equity Interests (other than the Cash Funded Reserves) as one or more disputed ownership funds described in the Treasury Regulations Section 1.468B-9.  If such treatment is not available with respect to any such reserve, holdback, fund or escrow under applicable law in effect for a taxable period, then for federal income tax purposes the Debtors and the Plan Administrator shall treat such reserve, fund, holdback or escrow in such period as one or more trusts subject to a separate entity tax.  For federal income tax purposes, the Debtors and the Plan Administrator shall treat the Cash and TWC Class A Common Stock transferred to such reserves, holdbacks, funds and escrows in connection with the Sale Transactions as received by the Debtors from TW NY or Comcast, as applicable, pursuant to the Sale Transactions and then transferred by the Debtors to such reserves, holdbacks, funds and escrows.  To the extent permitted by applicable law, the Debtors and the Plan Administrator shall treat the Cash transferred to the Cash Funded Reserves as owned by the Debtors for federal income tax purposes. The CVV Trustees and holders of Allowed Claims and Equity Interests (in their capacities as such) shall report, for federal income tax purposes, consistently with the treatment of reserves, escrows, funds, and holdbacks set forth in this Section 13.2(h).

(i)                                     ACC Stock.

On the Effective Date, reorganized ACC shall issue a single share of stock to a Distribution Trust of which the Plan Administrator shall be the trustee.

(j)                                     Payment of Taxes.

The Plan Administrator may distribute funds held in any reserve, holdback, fund or escrow established in connection with the Plan to pay any taxes imposed on or after the

Effective Date on such entity holding any such reserve, holdback, fund or escrow or with respect to any assets held by such entity.

13.3.                     Voting of TWC Common Stock Held in Reserves or Holdbacks.

Pending distribution of TWC Class A Common Stock on account of Claims hereunder, the Plan Administrator shall cause any such shares held in the reserves or holdbacks hereunder to be voted on all matters with respect to which a vote of the TWC Class A Common Stock is called on a pro rata basis in accordance with the result of the votes of all issued and outstanding shares of TWC Class A Common Stock other than those held by Time Warner and its affiliates.

ARTICLE XIV.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

14.1.                     Assumption and Rejection of Executory Contracts and Unexpired Leases.

(a)                                  On the Effective Date, all executory contracts and unexpired leases of the Debtors shall be rejected pursuant to the provisions of section 365 of the Bankruptcy Code, except:  (i) any executory contract or unexpired lease that is the subject of a separate motion to assume or assume and assign filed pursuant to section 365 of the Bankruptcy Code by the Debtors before the Effective Date; (ii) any executory contract or unexpired lease listed on Schedule 14.1 of the Plan Documents, which shall be deemed assumed as of the Effective Date and which schedule the Proponents may amend any time prior to the Effective Date; and (iii) any executory contract or unexpired leases assumed or assumed and assigned by order of the Bankruptcy Court entered before the Effective Date.

(b)                                 Notwithstanding the preceding paragraph, after the Effective Date and in its sole discretion (subject to the rights of the Buyers under the Purchase Agreements), the Plan Administrator has the right to reject (i) any executory contract or unexpired lease that is the subject of a dispute over the amount or manner of cure pursuant section 365 of the Bankruptcy Code and (ii) any agreement, obligation, security interest, transaction, lease or similar undertaking that the Bankruptcy Court later determines to be an executory contract or unexpired lease that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

14.2.                     Claims Arising from Rejection, Expiration or Termination.

Holders of Claims created by the rejection of executory contracts and unexpired leases or the expiration or termination of any executory contract or unexpired lease prior to the Confirmation Date must file and serve on the Debtors a proof of claim (a) in the case of an executory contract or unexpired lease rejected by the Debtors prior to the Confirmation Date, in accordance with the Bar Date Notice, or (b) in the case of an executory contract or unexpired lease that (i) was terminated or expired by its terms prior to the Confirmation Date, or (ii) is rejected pursuant to this Article XIV, no later than thirty (30) days after the Confirmation Date.  Any such Claims for which a proof of claim is not filed and served within such time will be forever barred from assertion and shall not be enforceable against the Debtors, their respective estates or the Assets.  Unless otherwise ordered by the Bankruptcy Court, all such Claims that are timely filed as provided herein shall be treated as Trade Claims under the Plan subject to objection by the Plan Administrator.

14.3.                     Retiree Benefits.

Pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law for the period for which the Debtors are obligated to provide such benefits.

ARTICLE XV.

RETENTION OF JURISDICTION

Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall retain and shall have exclusive jurisdiction over any matter (a) arising under the Bankruptcy Code, (b) arising in or related to the Chapter 11 Cases or the Plan, or (c) that relates to the following:

(i)                                     To hear and determine any and all motions or applications pending on the Confirmation Date or thereafter brought in accordance with Article XIV hereof for the assumption, assumption and assignment or rejection of executory contracts or unexpired leases to which any Debtor is a party or with respect to which any of the Debtors may be liable, and to hear and determine any and all Claims and any related disputes;

(ii)                                  To determine any and all adversary proceedings, applications, motions, and contested or litigated matters that may be pending on the Effective Date or that, pursuant to the Plan, may be instituted by the Plan Administrator, the Contingent Value Vehicle, the Debtors, or Person, as applicable, after the Effective Date;

(iii)                               To hear and determine any objections to the allowance of Claims and/or Administrative Claims and/or Equity Interests, whether filed, asserted, or made before or after the Effective Date, including, without express or implied limitation, to hear and determine any objections to the classification of any Claim and/or Administrative Claims and/or Equity Interests and to allow, disallow or estimate any Disputed Claim and/or Administrative Claims and/or Equity Interests in whole or in part;

(iv)                              To issue such orders in aid of execution and consummation of the Plan and/or Plan Documents to the extent authorized or contemplated by section 1142 of the Bankruptcy Code;

(v)                                 To consider any modifications of the Plan and/or Plan Documents, remedy any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(vi)                              To hear and determine all Fee Applications and applications for allowances of compensation and reimbursement of any other fees and expenses authorized to be paid or reimbursed under the Plan or the Bankruptcy Code;

(vii)                           To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with the Plan, the Plan Documents or their interpretation, implementation, enforcement, or consummation;

(viii)                        To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with the Confirmation Order (and all exhibits to the Plan) or its interpretation, implementation, enforcement, or consummation (including to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated);

(ix)                                To the extent that Bankruptcy Court approval is required, to consider and act on the compromise and settlement of any Administrative Claim, Claim or Cause of Action by, on behalf of, or against the Debtors’ estates;

(x)                                   To determine such other matters that may be set forth in the Plan, or the Confirmation Order, or the Resolution Order or that may arise in connection with the Plan, the Confirmation Order or the Resolution Order;

(xi)                                To hear and determine matters concerning state, local, and federal taxes, fines, penalties, or additions to taxes for which the Debtors, the Debtors-in-Possession, the Plan Administrator, or Contingent Value Vehicle may be liable, directly or indirectly, in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(xii)                             To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with any setoff and/or recoupment rights of the Debtors, the Contingent Value Vehicle or any Person under the Plan;

(xiii)                          To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with Causes of Action of the Debtors commenced by the Plan Administrator, the Contingent Value Vehicle, the Debtors or any third parties, as applicable, before or after the Effective Date;

(xiv)                         To enter an order or final decree closing a Chapter 11 Case;

(xv)                            To issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation, implementation or enforcement of the Plan, the Plan Documents or the Confirmation Order;

(xvi)                         To protect the Purchased Assets, the Buyers, the Transferred Joint Venture Entities and TW NY from Claims or Administrative Claims against, or interference with, such property (except for any claims or interference resulting from an Assumed Sale Liability or Permitted Encumbrance (except Permitted Encumbrances securing financial obligations that are not Assumed Sale Liabilities)), including actions to quiet or otherwise clear title to such property, and to determine the Debtors’ exclusive ownership of any property retained under the Plan or to resolve any dispute concerning (x) Liens, security interests or Encumbrances on any Purchased Assets or property of the Debtors or (y) Claims against the Buyers, the Transferred Joint Venture Entities, TW NY or their respective Affiliates or Purchased Assets asserting successor liability;

(xvii)                      To hear and determine all matters related to the Contingent Value Vehicle, including:  (i) the formation, operation and winding up of the Contingent Value Vehicle; (ii) the appointment and/or removal of a member of the CVV Trustees; and (iii) disputes concerning the administration of the Contingent Value Vehicle, payment of costs and expenses of the Contingent Value Vehicle, and distributions to holdings of CVV Interests;

(xviii)                   To hear, determine and resolve any matters or disputes relating to the Debtors’ Franchises and any and all rights relating thereto;

(xix)                           To hear and determine any other matters related hereto and not inconsistent with chapter 11 of the Bankruptcy Code; and

(xx)                              To hear, determine and resolve any additional matters related to the Chapter 11 Cases specified in the Confirmation Order.

Notwithstanding the foregoing, the Plan shall not impact the withdrawal of the reference of the Bank Lender Avoidance Complaint from the Bankruptcy Court to the United States District Court for the Southern District of New York

ARTICLE XVI.

MISCELLANEOUS PROVISIONS

16.1.                     Payment of Statutory Fees.

All fees due and payable pursuant to section 1930 of title 28 of the United States Code shall be paid by the Debtors on or before the Effective Date.  The Plan Administrator will continue to pay such fees, as applicable, until the Chapter 11 Cases are closed.

16.2.                     Subordination.

Except as compromised and settled pursuant to the Plan, the right of the Proponents to seek subordination of any Claim or Equity Interest pursuant to section 510 of the Bankruptcy Code is fully reserved, and the treatment afforded any Claim or Equity Interest that becomes a Subordinated Claim or subordinated Equity Interest at any time shall be modified to reflect such subordination.  Unless the Plan or the Confirmation Order provides otherwise, no Plan Distributions shall be made on account of a Subordinated Claim or subordinated Equity Interest.  The existence and enforceability of the contractual subordination rights of the Rigas Subordinated Note Claims solely for purposes of determining the calculation of the ACC Senior Notes Allocable Portion, the ACC Subordinated Notes Allocable Portion, the ACC Trade

Allocable Portion and the ACC Other Unsecured Allocable Portion shall be determined by the Bankruptcy Court.

16.3.                     Exculpation; Releases.

(a)                                  Exculpation.

As part of the Global Settlement, (i) the Debtors (including their management and board of directors, both current and former (but in the case of former, first appointed after the Commencement Date)), (ii) the Buyers, (iii) the Indenture Trustees that do not file objections to the Plan, (iv) the Statutory Committees, (v) to the fullest extent permitted under applicable law, each of the Settlement Parties, the FPL Committee and the Olympus Parties (and in the case of parties in this subsection (v) that are ad hoc committees, each of their members, solely in their capacity as such) which vote in favor of the Plan, or in the case of parties in this subsection (v) that are ad hoc committees, support the Plan, (vi) the Plan Administrator, (vii) Administrative Agents, Non-Administrative Agents and Bank Lenders, in each case in Accepting Bank Classes, provided however, that this Section 16.3(a) does not limit or prejudice the prosecution or defense of the Bank Actions, and (viii) the CVV Trustee (and in each case their respective Affiliates, officers, partners, directors, employees, agents, members, shareholders, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons in their capacities as such), and professionals of the foregoing (collectively, the “Exculpated Parties”)), and in all cases, each in their capacity as such, shall not be liable, to the extent permitted by applicable law, for any Cause of Action arising from and after the applicable Commencement Date from actions or omissions in connection with, relating to, or arising out of these Chapter 11 Cases, this Plan, the Disclosure Statement, the Sale Transaction Documents and the Sale Transactions, including the solicitation of votes for and in pursuit of confirmation of this Plan or the JV Plan, or the implementation of this Plan or the JV Plan, the Sale Transaction Documents and the Sale Transactions, including all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all activities leading to the promulgation, confirmation and consummation of this Plan (the “Covered Matters”).  To the extent permitted by applicable law, the Confirmation Order shall enjoin all parties in interest from asserting or prosecuting any Claim or Cause of Action, arising solely from actions or omissions in connection with, the Covered Matters against any of the Exculpated Parties.

(b)                                 Limitations on Exculpation and Releases.

Notwithstanding anything contained in this Section, (i) pursuant to the Global Settlement, none of the above exculpations shall be effective unless and until the occurrence of the Effective Date and (ii) the exculpations in Section 16.3(a) shall in no event (a) be construed as a release of any entity’s fraud, gross negligence or willful misconduct with respect to matters set forth in Section 16.3(a), (b) limit the liability of attorneys for the Exculpated Parties to their respective clients pursuant to DR 6-102 of the Code of Professional Responsibility, (c) limit or abrogate the obligations of the Debtors or the Buyers and any of their respective Affiliates to one another under the Sale Transaction Documents and the Ancillary Documents (as defined in the Purchase Agreements or under applicable law arising out of or in connection with the transactions contemplated by such documents), or (d) limit or abrogate the obligations of the Debtors, Plan Administrator or Contingent Value Vehicle under this Plan.

(c)                                  Releases by the Debtors.

Except as otherwise expressly provided in this Plan or the Confirmation Order, as of the Effective Date, the Debtors and their estates, in their individual capacities and as Debtors in Possession, shall be deemed to forever release and waive all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities (other than the rights of the Debtors to enforce this Plan and the Plan Documents, including contracts, instruments, releases, indentures and other agreements or documents delivered thereunder or the Sale Transaction Documents) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, which are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or after the Commencement Date (or the date of appointment, engagement or qualification) and to and including the Effective Date in any way relating to the Debtors, , the Chapter 11 Cases, this Plan, the JV Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors, or the Debtors’ Estates, whether directly, indirectly, derivatively or in any representative or any other capacity, against the following Persons in their respective capacities as such (the “Released Parties”):  (i) the current directors, officers and employees of the Debtors, except for any claim for money borrowed from, advanced by, or owed under similar circumstances to the Debtors or its subsidiaries by any such directors, officers or employees; (ii) any former directors, officers, and employees of the Debtors, in each case who were first appointed after the Commencement Date; (iii) the Debtors’ Professional Persons (excluding Boies, Schiller and Flexner LLP); (iv) to the fullest extent permitted under applicable law, each of the Settlement Parties, the FPL Committee and the Olympus Parties (and in the case of parties in this subsection (iv) that are ad hoc committees, each of their members, solely in their capacity as such) which vote in favor of the Plan, or in the case of parties in this subsection (iv) that are ad hoc committees which support the Plan; (v) except with respect to Items 1–8 of Schedule Y defining the Designated Litigation, the Indenture Trustees that do not file objections to the Plan; (vi) the Statutory Committees, their Professional Persons and their members; (vii) the DIP Agents and the DIP Lenders; and (viii) the Plan Administrator, and in the case of each of (i) through (viii) their respective Affiliates, officers, partners, directors, employees, agents, members, shareholders, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons, and professionals of the foregoing) and in each of the foregoing cases to the extent acting in such Persons’ capacity as such; provided, however, that in no event shall (a) this Section release any prior or existing defendant in Items 1–8 of Schedule Y defining Designated Litigation from any claims in Items 1–8 of Schedule Y defining Designated Litigation, (b) anything in this Section be construed as a release of any Person from claims of the insurer under the Debtors’ directors’ and officers’ insurance policy for a return of advanced costs or from claims that such insurance policies have been rescinded, (c) any Excluded Individuals be Released Parties and no Excluded Individuals shall receive or be deemed to receive any release under this Plan or (d) anything in this Section be construed as a release of any Person’s fraud or willful misconduct for matters with respect to ACC and its subsidiaries.

(d)                                 Releases by Holders of Claims and Equity Interests.

Except as otherwise expressly provided in this Plan or the Confirmation Order, on the Effective Date, to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, all holders of Claims and Equity Interests (other than the Debtors), in consideration for the obligations of the Debtors under this Plan, the Plan Documents, the Sale Transaction, and other contracts, instruments, releases, agreements or documents executed and delivered in connection with this Plan, the Plan Documents and the Sale Transaction, and each entity (other than the Debtors) that has held, holds or may hold a Claim or Equity Interest, as applicable, will be deemed to forever release, waive and discharge all claims, demands, debts, rights, causes of action or liabilities (other than the right to enforce the obligations of any party under this Plan and the contracts, instruments, releases, agreements and documents delivered under or in connection with this Plan), including as a result of this Plan being consummated, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or after the Commencement Date through and including the Effective Date in any way relating to the Debtors and/or the Covered Matters against the following Persons in their respective capacities as such (the “Third Party Releasees”):  (i) the Debtors, their estates and the current directors, officers and employees of the Debtors; (ii) any former directors and officers of the Debtors who were first appointed after the Commencement Date; (iii) the Debtors’ Professional Persons, (excluding Boies, Schiller and Flexner LLP); (iv) the DIP Agent and the DIP Lenders; (v) each of the Settlement Parties, the FPL Committee and the Olympus Parties (and in the case of parties in this subsection (v) that are ad hoc committees, each of their members, solely in their capacity as such) which vote in favor of the Plan, or in the case of parties in this subsection (v) that are ad hoc committees which support the Plan; (vi) the Statutory Committees and their members and, only if and to the extent such members acted in such capacity by or through such Persons; and (vii) except with respect to Items 1–8 of Schedule Y defining Designated Litigation, the Indenture Trustees that do not file objections to the Plan, and in each of (i) through (vii) their respective Affiliates, officers, partners, directors, employees, agents, members, shareholders, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons, and Professional Persons of the foregoing); (viii) Administrative Agents, Non-Administrative Agents and Bank Lenders, their Affiliates and any holders of Bank Claims and professionals of the foregoing with respect to which said Person would have the right to indemnification for any Claim (except as otherwise provided for in this Plan, including in Sections 5.2(c) and 16.4 hereof, or by order of an applicable court) from one or more Debtors under the terms of the Prepetition Credit Agreement (to the extent not inconsistent with applicable law); provided that the release as set forth in this clause (viii) shall be subject to Section 8.6(a) of the Plan and shall, as to any act or omission, transaction, event or other occurrence taking place from the beginning of time through the Effective Date, extend solely to the Claims of any current and former holders of equity securities of the Debtors (in their capacity as such); provided, however, that the failure of the Bankruptcy Court to approve the release pursuant to this clause (viii) shall not invalidate any acceptance by the Administrative Agents, Non-Administrative Agents or Bank Lenders of the Plan or provide holders of Bank Claims (including in the Administrative Agent and Non-Administrative Agent Classes) with the right to withdraw their acceptances of the Plan; provided further, however, that the release pursuant to this clause (viii) (and any injunctive provisions of the Plan and of the Confirmation Order) shall not prejudice, impair, alter or interfere with the rights of the parties to any settlement approved by a court of competent jurisdiction in respect of the Securities Class Action, including, without limitation, (1) to enforce, in whole or in part, the terms of any such settlement, and (2) in the event that any such settlement is not approved by a court of competent jurisdiction (or, if approved, is reversed in form or effect on appeal, on a motion for reconsideration or for a similar reason), to pursue further litigation by the plaintiffs on behalf of the class in the Securities Class Action; and (ix) the Transferred Joint Venture Entities, provided that the release of the Transferred Joint Venture Entities (a) shall extend to any act or omission, transaction, event, or other occurrence taking place at any time on or prior to the Effective Date, and (b) shall not extend to any Assumed Sale Liabilities or defenses or offsets, if any, to Retained Claims.  Notwithstanding the foregoing, in no event shall (v) anything in this Section be construed as a release by the holders of Bank Claims or any Investment Bank of any Defensive Claims, if any (or of any rights to distributions in accordance with the terms of this Plan), (w) anything in this Section be construed as a release of any Person from claims of the insurer under the Debtors’ directors and officers insurance policy for a return of advanced costs or from claims that such insurance policies have been rescinded, (x) any Excluded Individuals be Third Party Releasees, (y) except as set forth in clause (viii) above, any release granted in this Section (or any related injunction granted pursuant to this Plan) release or be deemed to release those prior or existing defendants in the Securities Class Action, who are identified on Schedule D as may be supplemented in accordance with this Plan from claims asserted against such defendants in the Securities Class Action or (z) anything in this Section be construed as a release of any Person’s (other than a Debtor’s) fraud or willful misconduct and except as set forth in (viii) above shall not impact the litigation in connection with the Bank Lender Avoidance Complaint.

(e)                                  Notwithstanding anything to the contrary, (i) except to the extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, the releases provided for in this Section shall not release any non-Debtor entity from any liability arising under:  (x) the Tax Code or any state, city or municipal tax code; (y) the environmental laws of the United States or any state, city or municipality; or (z) any criminal laws of the United States or any state, city or municipality; and (ii) the releases provided in this Section shall not release:  (x) any non-Debtor entity from any liability to any Governmental Authority arising under the securities laws of the United States; (y) any Excluded Individual from any liability whatsoever; or (z) any prior or existing defendant in Causes of Action in Items 1–8 of Schedule Y defining Designated Litigation from any liability in connection therewith.  Nothing in the Plan or the Confirmation Order approving the Plan shall release, discharge, enjoin, or preclude the enforcement of any environmental liability arising post-Effective Date or arising from an event that occurred prior to the Effective Date where the liability continues post-Effective Date to a Governmental Authority and such liability to a Governmental Authority is a liability to which the relevant entity is subject as the owner or operator of property after the Effective Date.

(f)                                    Notwithstanding anything otherwise to the contrary, no provision of this Plan or of the Confirmation Order, including any release or exculpation provision, shall modify, release or otherwise limit the liability of any Person not specifically released hereunder, including any Person that is a co-obligor or joint tortfeasor of a Released Party or Third Party Releasee, that otherwise is liable under theories of vicarious or other derivative liability.

16.4.                     Reservation of Litigation Rights.

The terms of this Plan and the Confirmation Order shall not have the effect of (a) creating or eliminating any right to a trial by jury for any claim or cause of action asserted in any of the Causes of Action, including the Designated Litigation, including in any Bank Action or (b) impairing or prejudicing in any respect the right of (i) a holder of a Bank Claim or Investment Banks to assert (x) solely on a defensive basis and not for any affirmative recovery against any Debtor Party, any Defensive Claims, (y) Bank Third Party Claims or (z) Investment Bank Third Party Claims, or (ii) the CVV Trustee to assert any Estate Bank Defenses.

16.5.                     Notices.

Any notices, requests, and demands required or permitted to be provided under the Plan, in order to be effective, shall be in writing (including, without express or implied limitation, by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Adelphia Communications Corporation
5619 DTC Parkway
Englewood, CO 80111
Attention:	Chief Financial Officer and
General Counsel

Telecopy:	(303) 268-6484

with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:.	Marc Abrams, Esq
Telecopy:	(212) 728-8111

and

Kasowitz, Benson, Torres & Friedman LLP
1633 Broadway

New York, NY 10019
Attention:	David M. Friedman, Esq.
Adam L. Shiff, Esq.
Telecopy:	(212) 506-1800

and

Simpson, Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Peter V. Pantaleo, Esq.
Elisha D. Graff, Esq.
Telecopy:	(212) 455-2502

and

Mayer, Brown, Rowe & Maw LLP
1675 Broadway, Suite 1900
New York, New York 10019
Attention:	J. Robert Stoll, Esq.
Kenneth E. Noble, Esq.
Telecopy:	(212) 262-1910

and

Haynes and Boone, LLP
153 E. 53rd Street, Suite 4900
New York, New York 10022
Attention: Judith Elkin, Esq.
Telecopy: (212) 884-8228

16.6.                     Headings.

The headings used in the Plan are inserted for convenience only, and neither constitute a portion of the Plan nor in any manner affect the construction of the provisions of the Plan.

16.7.                     Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules), the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, shall govern the construction of the Plan and any agreements, documents, and instruments executed in connection with the Plan, except as otherwise expressly provided in such instruments, agreements or documents.

16.8.                     Expedited Determination.

The Plan Administrator is hereby authorized to file a request for expedited determination under section 505(b) of the Bankruptcy Code for all tax returns filed with respect to the Debtors.

16.9.                     Exemption from Transfer Taxes.

Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, Lien, pledge or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan (including any such transfer made in connection with the 363 Sale Order, as determined by the Bankruptcy Court), shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

16.10.              Notice of Entry of Confirmation Order and Relevant Dates.

Promptly upon entry of the Confirmation Order, the Debtors or the Claims Agent shall publish as directed by the Bankruptcy Court and serve on all known parties in interest and holders of Claims and Equity Interests, notice of the entry of the Confirmation Order and all relevant deadlines and dates under the Plan, including, but not limited to, the deadline for filing notice of Administrative Claims, Fee Claims and the deadline for filing rejection damage Claims.

16.11.              Modification of the Plan.

As provided in section 1127 of the Bankruptcy Code, modification of any provision of the Plan may be proposed in writing by all of the Proponents with respect to such provision, acting collectively at any time before confirmation, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code, and the Proponents shall have complied with section 1125 of the Bankruptcy Code, provided further that (i) no modification to the Plan that is adverse to a Settlement Party shall be permitted absent written consent of such Settlement Party, (ii) any modification of the Plan proposed in accordance herewith shall be subject to (x) the rights of the Buyers under the Sale Transaction Documents, if any, and (y) Section 7 of the Plan Support Agreement.  A holder of a Claim or Equity Interest that has accepted the Plan shall be deemed to have accepted such Plan as modified if the proposed alteration, amendment or modification does not adversely change the treatment of the Claim or Equity Interest of such holder.  Each holder of a Claim or Equity Interest that votes in favor of the Plan authorizes the Plan Proponents to modify, at any time prior to the Effective Date and without the requirement of further solicitation, the treatment provided to the Class of Claims or Equity Interests such Claims or Equity Interests are classified in, provided that, (i) each Settlement Party that is adversely affected by such modification consents in writing, or, to the extent such modification adversely affects the holders of FPL Note Claims or Olympus Note Claims, the FPL Committee or the Olympus Parties, as applicable, consents to such modification in writing and (ii) the Bankruptcy Court determines that such modification is not material.

16.12.              Revocation of Plan.

The Proponents, acting collectively, reserve the right to revoke and withdraw the Plan or to adjourn the Confirmation Hearing with respect to any one or more of the Debtors prior to the occurrence of the Effective Date.  If the Proponents revoke or withdraw the Plan with respect to any one or more of the Debtors, or if the Effective Date does not occur as to any Debtor, then, as to such Debtor, the Plan and all settlements and compromises set forth in the Plan and not otherwise approved by a separate Final Order shall be deemed null and void.

16.13.              Setoff Rights.

In the event that any Debtor has a Claim of any nature whatsoever against the holder of a Claim against such Debtor, then such Debtor (or its successors hereunder) may, but is not required to, setoff against the Claim (and any payments or other Plan Distributions or distribution of or on account of CVV Interests to be made in respect of such Claim hereunder) such Debtor’s Claim against such holder, subject to the provisions of sections 553, 556 and 560 of the Bankruptcy Code (it being understood that the distributions provided for in Section 5.2(c) of this Plan and/or the payment of Bank Fee Claims or Bank Lender Post-Effective Date Fee Claims shall not be subject to setoff).

16.14.              Compliance with Tax Requirements.

In connection with the Plan, the Debtors, the Plan Administrator and the Contingent Value Vehicle, as applicable, shall comply with all withholding and reporting requirements imposed by federal, state, local, and foreign taxing authorities and all Plan Distributions, distributions of CVV Interests and CVV Distributions hereunder shall be subject to such withholding and reporting requirements and no Person shall be entitled to any additional distributions as a result of such withholding.  Notwithstanding the above, (other than with liability in connection with a Disputed DOF) each holder of an Allowed Claim or Equity Interest that is to receive a Plan Distribution, distributions of CVV Interests or CVV Distributions shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Authority.

16.15.              Injunctions.

On the Effective Date and except as otherwise provided herein, all Persons who have been, are, or may be holders of Claims against or Equity Interests in the Debtors shall be permanently enjoined from taking (i) any action with respect to Claims or Causes of Actions released pursuant to Sections 16.3(c) and (d) and (ii) any of the following actions against or affecting the Debtors, the Estates, the Assets, the Plan Administrator, the Contingent Value Vehicle, the CVV Trustees, the Settlement Parties, the Indenture Trustees, TW NY, or Comcast and each of their Affiliates with respect to such Claims or Equity Interests (other than actions brought to enforce any rights or obligations under the Plan):

(a)                                  commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, all suits, actions, and proceedings that are pending as of the Effective Date, which must be withdrawn or dismissed with prejudice), provided that, any holder of a Bank Claim and any Investment Bank may seek a determination with respect to Defensive Claims;

(b)                                  enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order;

(c)                                  creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance; and

(d)                                  asserting any setoff, right of subrogation or recoupment of any kind; provided, that any defenses, offsets or counterclaims which the Debtors (or their successors) or Contingent Value Vehicle may have or assert in respect of the above referenced Claims are fully preserved.

16.16.              Binding Effect.

The Plan shall be binding upon the Debtors, the holders of all Claims and Equity Interests (whether or not they vote for or against the Plan), parties in interest, Persons and their respective successors and assigns.  To the extent any provision of the Disclosure Statement or any other solicitation document may be inconsistent with the terms of the Plan, the terms of the Plan shall be binding and conclusive.

16.17.              Severability.

IN THE EVENT THE BANKRUPTCY COURT DETERMINES THAT ANY PROVISION OF THE PLAN IS UNENFORCEABLE EITHER ON ITS FACE OR AS APPLIED TO ANY CLAIM OR EQUITY INTEREST OR TRANSACTION, THE PROPONENTS MAY MODIFY THE PLAN IN ACCORDANCE WITH SECTION 16.11 SO THAT SUCH PROVISION SHALL NOT BE APPLICABLE TO THE HOLDER OF ANY SUCH CLAIM OR EQUITY INTEREST OR TRANSACTION.  SUCH A DETERMINATION OF UNENFORCEABILITY SHALL NOT (A) LIMIT OR AFFECT THE ENFORCEABILITY AND OPERATIVE EFFECT OF ANY OTHER PROVISION OF THE PLAN OR (B) REQUIRE THE RESOLICITATION OF ANY ACCEPTANCE OR REJECTION OF THE PLAN.

16.18.              No Admissions.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER CAUSES OF ACTION OR THREATENED CAUSES OF ACTIONS, THIS PLAN SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.  PRIOR TO THE EFFECTIVE DATE THIS PLAN SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING.  THIS PLAN SHALL NOT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, AND OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, AND EQUITY INTERESTS IN, ANY OF THE ACC DEBTORS OR ANY OF THE SUBSIDIARY DEBTORS, AS DEBTORS AND DEBTORS-IN-POSSESSION IN THESE CHAPTER 11 CASES.

16.19.              Dissolution of Committees.

The Statutory Committees and the Fee Committee shall terminate on the Effective Date, except that (a) the Statutory Committees and the Fee Committee may evaluate, object to (if necessary), and appear at the hearing to consider applications for interim and final allowances of compensation and reimbursement of expenses, including applications for compensation or reimbursement under section 503 of the Bankruptcy Code, and support or prosecute any objections to such applications, if appropriate and (b) the Creditors Committee shall continue solely for the purpose of (i) monitoring the Plan Administrator, (ii) ensuring that distributions take place in accordance with the Plan,  (iii) monitoring the CVV Trustees on behalf of the beneficiaries of CVV Interests, (iv) objecting to Claims as provided in Section 11.1 and (v) prosecuting the appeal to the order approving the Government Settlement Agreement.  The post-Effective Date professional fees of the Statutory Committees and the Fee Committee for the services set forth in the preceding sentence shall be paid by the Estates.

16.20.              Issuance of TWC Class A Common Stock.

To the extent not previously provided for in a Final Order, and in furtherance of the findings contained in paragraph N of the 363 Sale Order, the confirmation of this Plan shall constitute a finding that TWC is a successor to a Debtor under this Plan for purposes of section 1145 of the Bankruptcy Code.  In furtherance of the findings in the Sale Order that consummation of the Sale Transactions was an inextricable part of this Plan, the issuance of the TWC Class A Common Stock in connection with the Sale Transactions and the distribution of the TWC Class A Common Stock or any securities of TWC as a successor to a Debtor that are included in Plan Consideration (including whether directly to holders of Claims against or Equity Interests in the Debtors, or through the Debtors, the Plan Administrator, or any other entity) shall be exempt from any securities law registration requirements and any other applicable non-bankruptcy law or regulation under section 1145 of the Bankruptcy Code.

16.21.              Deemed Allowance of Claims and Equity Interests.

Notwithstanding the deemed Allowance of any Claim or Equity Interest under the Plan (but subject to the Provisional Allowance on the Effective Date of Bank Claims as provided in Section 5.2(c) of this Plan), the Proponents reserve the right to seek an order of the Bankruptcy Court disallowing or subordinating the Claims or Equity Interests of any particular holder, upon notice to such holder, at any time prior to or at the Confirmation Hearing.  In the event the Bankruptcy Court issues an order Disallowing or otherwise subordinating any Claim or Equity Interest deemed Allowed under the Plan, the Plan shall be deemed modified in accordance with the terms of such order and all distributions hereunder shall be made in accordance with the terms of the Plan as so modified; provided that in such event, all rights of the Settlement Parties, the FPL Committee, the Olympus Parties, and in the case of the foregoing which are committees, their members, in respect of confirmation of the Plan (including the right to change their votes or object to confirmation of the Plan as so modified) are reserved.

16.22.              Obligations Under the Sale Transaction Documents.

To the extent any obligations of any of the Debtors under the Sale Transaction Documents are transferred or assigned to, or assumed by, any successor to (or assignee of) the Debtors, including the Plan Administrator, (i) such obligations shall be fully enforceable against such successor or assignee and (ii) to the extent provided in the Sale Transaction Documents, such obligations shall remain fully enforceable against the Debtors, on a joint and several basis.

16.23.              Corporate Reimbursement Obligations.

(a)                          Any prepetition indemnification obligations of the Debtors pursuant to their corporate charters and by-laws shall continue as obligations of each of the Debtors and the Estates, but shall be limited to the reimbursement of Persons other than Excluded Individuals, and shall be limited with respect to Persons other than Indemnified Persons to an amount not to exceed $27 million.  Other than as set forth in the preceding sentence, nothing herein shall be deemed to be an assumption of any other prepetition indemnification obligation and any such obligations shall be rejected pursuant to the Plan; provided, however, that nothing herein shall prejudice or otherwise affect any right available to current or former officers and directors of the Debtors (except for Excluded Individuals) under applicable insurance policies; provided further, however, that (i) to the extent persons other than Indemnified Persons shall have received after the Confirmation Date proceeds of applicable insurance policies, each of the Debtors’ and the Estates’ obligations pursuant to the first sentence of Section 16.23(a) shall be reduced dollar for dollar, and (ii) to the extent that the Debtors or the Estates shall have made payments to persons other than Indemnified Persons pursuant to the first sentence of Section 16.23(a), each of the Debtors and the Estates shall be assigned (and subrogated to) an equal dollar claim against such insurance policies; and provided further, however, that the Debtors and Estates shall have no obligation to indemnify any persons other than Indemnified Persons for settlements of any litigation against those persons, unless the Plan Administrator provides prior written approval of the settlement, which approval shall not unreasonably be withheld.

(b)                         From and after the Effective Date, each of the Debtors and the Estates shall, to the maximum extent permitted by applicable law, indemnify and hold harmless the Indemnified Persons for any action or inaction, taken or omitted to be taken, in good faith by the Indemnified Persons in connection with the conduct of the Chapter 11 Cases, including the formulation, negotiation, balloting and implementation of this Plan.  To the maximum extent permitted by applicable law, each of the Debtors and the Estates shall be obligated to advance the costs of defense to any Indemnified Person who was a director or officer of a Debtor in connection with any Cause of Action relating to the Chapter 11 Cases, and shall have the right, but not the obligation, to advance the costs of defense to other Indemnified Persons.  Any costs or expenses incurred by an Indemnified Person in successfully enforcing the provisions of this Section 16.23(b) shall also be indemnified by each of the Debtors and the Estates to such Indemnified Person.

Dated:  January 3, 2007

Respectfully submitted,

Official Committee of Unsecured Creditors

By:	/s/ David M. Friedman
Name: David M. Friedman
Title:

Adelphia Communications Corporation
(for itself and on behalf of each of the Debtors)

By:	/s/ William T. Schleyer
Name: William T. Schleyer
Title: Chairman and Chief Executive Officer

Wachovia Bank, National Association, as
Administrative Agent under the UCA Credit
Agreement

By:	/s/ Helen F. Wessling
Name: Helen F. Wessling
Title: Managing Director

Bank of Montreal, as Administrative Agent
under the Olympus Credit Agreement

By:	/s/ Stephanie J. Slavkin
Name: Stephanie J. Slavkin
Title: Vice President

Bank of America, N.A., as Administrative Agent
under the Century Credit Agreement

By:	/s/ John W. Woodiel III
Name: John W. Woodiel III
Title: Senior Vice President

EXHIBIT A

GLOSSARY OF DEFINED TERMS

Definitions.  As used herein, the following terms have the respective meanings specified below (such meanings to be equally applicable to both the singular and plural):

363 Sale Order means the order entered by the Bankruptcy Court on June 28, 2006 approving the Sale Transactions.

ACC means Adelphia Communications Corporation, a Delaware corporation.

ACC Committee means the Ad Hoc Committee of ACC Senior Noteholders and its members through June 28, 2006.

ACC Common Stock means, collectively, Class A Common Stock, par value $0.01, and Class B Common Stock, par value $0.01, issued by ACC.

ACC Common Stock Interests means a Claim or other entitlement arising out of the ownership interest in shares of ACC Common Stock or other Equity Interest in ACC (other than ACC Preferred Stock), including any Existing Securities Laws Claim against ACC arising from shares of ACC Common Stock.

ACC Debtors means ACC and all other Debtors listed on Schedule I to the Disclosure Statement.

ACC Deficiency means the sum of the ACC Senior Notes Deficiency, the ACC Trade Deficiency, and the ACC Other Unsecured Deficiency.

ACC Effective Date Settlement Distribution means aggregate settlement consideration of not less than (i) $1.130 billion if there is an ACC Senior Notes Claims Accepting Class, or (ii) $1.08 billion if there is not an ACC Senior Notes Claims Accepting Class, of Plan Distributions, in each case free and clear of all Liens, claims and encumbrances (other than Charging Liens arising pursuant to the Indentures for the ACC Senior Notes and determined without deducting amounts held in reserve pursuant to the True-Up) from the Initial ACC Settlement Consideration, the Incremental ACC Settlement Consideration and, if applicable, the Additional ACC Incremental Consideration, designated for transfer to, or reserved for, stakeholders of ACC on the Effective Date, exclusive of CVV Interests that will be made available for distribution to the holders of the ACC Senior Notes Claims, the ACC Trade Claims and the ACC Other Unsecured Claims on the Effective Date.

ACC Existing Securities Laws Claim means any Existing Securities Laws Claim against an ACC Debtor arising on account of ACC Senior Notes or ACC Subordinated Notes.

ACC Government Settlement Distribution shall have the meaning set forth in Section 5.2(f)(iii).

Plan Exhibit A

ACC Other Unsecured Allocable Portion means the ratio determined by dividing (i) the aggregate amount of all Allowed ACC Other Unsecured Claims and the estimated Allowed amount for all Disputed ACC Other Unsecured Claims as of the date on which any relevant distribution is to be made by (ii) the ACC Total Claims.

ACC Other Unsecured Claim means any Other Unsecured Claim against an ACC Debtor.

ACC Other Unsecured Deficiency means the excess, as of any date, of (i) the full amount of ACC Other Unsecured Claims plus accrued Case 8% Interest over (ii) the Deemed Value of the Plan Consideration distributed to or reserved for holders of such Claims as of such date.

ACC Other Unsecured Disputed Claims Reserve means a reserve of Plan Consideration and CVV Interests established for the benefit of each holder of a Disputed Claim in the ACC Other Unsecured Claims Class to reserve for each such Disputed Claim in the amount of: (a) the Plan Consideration and CVV Interests to which the holder of such Claim would be entitled if such Disputed Claim were Allowed, or (b) as otherwise ordered by the Bankruptcy Court.

ACC Preferred Stock means, collectively, (i) the 13% Series B Redeemable Cumulative Exchangeable Preferred Stock issued by ACC with a mandatory redemption date of July 15, 2009; (ii) the 5.5% Series D Convertible Preferred Stock issued by ACC; (iii) the 7.5% Series E Mandatory Convertible Preferred Stock issued by ACC with a mandatory conversion date of November 15, 2004; and (iv) the 7.5% Series F Mandatory Convertible Preferred Stock issued by ACC with a mandatory conversion date of February 1, 2005.

ACC Preferred Stock Interest means an Equity Interest, Claim or right to liquidation preference in ACC arising from shares of ACC Preferred Stock or any ACC Existing Securities Laws Claim against ACC arising from shares of ACC Preferred Stock.

ACC Priority Claim means any Priority Claims against an ACC Debtor.

ACC Secured Claim means any Secured Claims against an ACC Debtor.

ACC Senior Note means any of those certain:

(a)                                  9-7/8% Senior Debentures due March 1, 2005, issued by ACC under that certain Amended and Restated Indenture dated as of May 11, 1993, between ACC and Bank of Montreal Trust Company, as initial Trustee thereunder;

(b)                                 9-1/2% Senior Pay-In-Kind Notes due February 15, 2004, issued by ACC under that certain Indenture dated as of February 22, 1994, between ACC and the Bank of Montreal Trust Company, as initial Trustee thereunder, as supplemented by the First Supplemental Indenture, dated as of May 1, 1994;

(c)                                  9-7/8% Senior Notes due March 1, 2007, issued by ACC under that certain Indenture dated as of February 26, 1997, between ACC and Bank of Montreal Trust Company, as initial Trustee thereunder;

(d)                                 10-1/2% Senior Notes due July 15, 2004, issued by ACC under that certain Indenture dated as of July 7, 1997, between ACC and Bank of Montreal Trust Company, as initial Trustee thereunder;

(e)                                  9-1/4% Senior Notes due October 1, 2002, issued by ACC under that certain Indenture dated as of September 25, 1997, between ACC and Bank of Montreal Trust Company, as initial Trustee thereunder;

(f)                                    8-3/8% Senior Notes due February 1, 2008, issued by ACC under that certain Indenture dated as of January 21, 1998, between ACC and Bank of Montreal Trust Company, as initial Trustee thereunder, as supplemented by the First Supplemental Indenture dated as of November 12, 1998;

(g)                                 8-1/8% Senior Notes due July 15, 2003, issued by ACC under that certain Indenture dated as of July 2, 1998, between ACC and Bank of Montreal Trust Company, as initial Trustee thereunder;

(h)                                 7-1/2% Senior Notes due January 15, 2004, issued by ACC under that certain Indenture dated as of January 13, 1999, between ACC and Bank of Montreal Trust Company, as initial Trustee thereunder;

(i)                                     7-3/4% Senior Notes due January 15, 2009, issued by ACC under that certain Indenture dated as of January 13, 1999, between ACC and Bank of Montreal Trust Company, as initial Trustee thereunder;

(j)                                     7-7/8% Senior Notes due May 1, 2009, issued by ACC under the Senior Notes Indenture dated as of April 28, 1999, as supplemented by the First Supplemental Indenture dated as of April 28, 1999, between ACC and the Bank of Montreal Trust Company, as initial Trustee thereunder;

(k)                                  9-3/8% Senior Notes due November 15, 2009, issued by ACC under the Senior Notes Indenture dated as of April 28, 1999, as supplemented by the Second Supplemental Indenture dated as of November 16, 1999, between ACC and Harris Trust Company, as initial Trustee thereunder;

(l)                                     10-7/8% Senior Notes due October 1, 2010, issued by ACC the Senior Notes Indenture dated as of April 28, 1999, as supplemented by the Third Supplemental Indenture dated as of September 20, 2000, between ACC and The Bank of New York, as initial Trustee thereunder;

(m)                               10-1/4% Senior Notes due June 15, 2011, issued by ACC under the Senior Notes Indenture dated as of April 28, 1999, as supplemented by the Fourth Supplemental Indenture dated as of June 12, 2001, between ACC and The Bank of New York, as initial Trustee thereunder; and

(n)                                 10-1/4% Senior Notes due November 1, 2006, issued by ACC under the Senior Notes Indenture dated as of April 28, 1999, as supplemented by the Fifth Supplemental Indenture dated as of October 25, 2001, between ACC and The Bank of New York, as initial Trustee thereunder.

ACC Senior Notes Allocable Portion means the ratio determined by dividing (i) the aggregate amount of all Allowed ACC Senior Notes Claims and the estimated Allowed amount for all Disputed ACC Senior Notes Claims as of the date on which any relevant distribution is to be made by (ii) the ACC Total Claims.

ACC Senior Notes Claim means a Claim (excluding ACC Existing Securities Law Claims) against an ACC Debtor arising under or pursuant to an ACC Senior Note.

ACC Senior Notes Claims Accepting Class means the affirmative acceptance of the Plan by Class ACC-3 (ACC Senior Notes Claims), determined in accordance with section 1126 of the Bankruptcy Code, provided however, that solely for purposes of determining the treatment to be provided to the holders of Claims in Classes ACC-3 (ACC Senior Notes Claims), ACC-4 (ACC Trade Claims), ACC-5 (ACC Other Unsecured Claims) and SD-6 (Arahova Notes Claims), all ACC Senior Notes Claims owned, controlled or managed (directly or indirectly) by any Settlement Party (or any constituent member of any Settlement Party that is a committee or ad hoc committee) or any party to the Plan Support Agreement as of October 11, 2006 or later acquired or that become subject to such party’s control or management at any time thereafter (whether or not such ACC Senior Note Claim is subsequently sold, transferred or assigned) shall be deemed to have voted to accept the Plan, regardless of whether the holders of such ACC Senior Note Claims actually voted to accept the Plan and without regard to whether the Holders of more than one-half in number of the Allowed Claims in Class ACC-3 actually voting in respect of the Plan voted to accept the Plan.  Notwithstanding the foregoing, if a court of competent jurisdiction determines that the deeming of votes for purposes of treatment as provided in the preceding sentence is unenforceable and, as a result thereof (and without regard to whether the holders of more than one-half in number of the Allowed Claims in Class ACC-3 actually voting in respect of the Plan voted to accept the Plan), Class ACC-3 is determined to have not accepted the Plan, the holders of ACC Senior Note Claims in Class ACC-3 shall nonetheless be entitled to receive the treatment provided hereunder as if an ACC Senior Notes Claims Accepting Class existed if the reason for the failure of the Class to accept the Plan (i) was, in whole or in part, the result of either (x) a material breach of the Plan Support Agreement by any non-ACC Settling Party, or (y) Huff or any constituent member of Committee II or their respective successors, if any, not submitting votes in respect of their ACC Senior Note Claims accepting the Plan, and (ii) was not the result of either (x) a material breach of the Plan Support Agreement by any ACC Settling Party, or (y) ACC Settling Parties or their respective successors, if any, failing to submit votes in respect of their ACC Senior Notes Claims accepting the Plan in an amount equal to or greater than the shortfall in the dollar amount of votes needed to create an accepting Class caused by the voting described in subsection (i) hereof.

ACC Senior Notes Deficiency means the excess, as of any date, of (i) the full amount of ACC Senior Notes Claims plus accrued Case Contract Interest over (ii) the Deemed Value of the Plan Consideration distributed to or reserved for holders of such Claims as of such date.

ACC Settling Parties means Tudor, Highfields, OZ Management, L.L.C., C.P. Management LLC, and Satellite Asset Management, L.P. (and their respective affiliates and separate accounts thereof holding Claims against the Debtors) and any other holder of ACC Senior Notes that executes the Plan Support Agreement agreeing to vote to accept the Plan and otherwise agreeing to be bound by the terms of the Global Settlement.

ACC Subordinated Notes means any of those certain:  (a) 6.0% Convertible Subordinated Notes due February 15, 2006, issued by ACC under that certain First Supplemental Indenture to that Indenture dated as of January 23, 2001, between ACC and The Bank of New York, as initial Trustee thereunder, (b) 3.25% Convertible Subordinated Notes due May 1, 2021, issued by ACC under that certain Second Supplemental Indenture to that Indenture dated as of January 22, 2001, between ACC and The Bank of New York, as initial Trustee thereunder, (c) 6.0% Convertible Subordinated Notes due February 15, 2006, issued by ACC under that certain Third Supplemental Indenture to that Indenture dated as of January 23, 2001, between ACC and The Bank of New York, as initial Trustee thereunder and (d) 3.25% Convertible Subordinated Notes due May 1, 2021, issued by ACC under that certain Fourth Supplemental Indenture to that Indenture dated as of January 22, 2001, between ACC and The Bank of New York, as initial Trustee thereunder, provided, however, that the inclusion of (c) and (d) above is contingent upon the existence and enforceability of the contractual subordination rights of the Rigas Subordinated Note Claims as provided for in Section 16.2.

ACC Subordinated Notes Allocable Portion means the ratio determined by dividing (i) the aggregate amount of all Allowed ACC Subordinated Notes Claims and the estimated Allowed amount for all Disputed ACC Subordinated Notes Claims as of the date on which any relevant distribution is to be made by (ii) the ACC Total Claims.

ACC Subordinated Notes Claim means a Claim (excluding ACC Subordinated Notes Existing Securities Law Claims) against an ACC Debtor arising under or pursuant to an ACC Subordinated Note.

ACC Subsidiary Equity Interests means an Equity Interest or entitlement arising out of the ownership interest in shares of the stock of an ACC Debtor other than ACC.

ACC Total Claims means, as of any date, the sum of (i) the aggregate amount of all Allowed and estimated Allowed amount for all Disputed ACC Senior Notes Claims, (ii) the aggregate amount of all Allowed and the estimated Allowed amount for all Disputed ACC Subordinated Notes Claims, (iii) the aggregate amount of all Allowed and the estimated Allowed amount for all Disputed ACC Trade Claims and (iv) the aggregate amount of all Allowed and the estimated Allowed amount for all Disputed ACC Other Unsecured Claims.

ACC Trade Allocable Portion means the ratio determined by dividing (i) the aggregate amount of all Allowed ACC Trade Claims and the estimated Allowed amount for all Disputed ACC Trade Claims as of the date on which any relevant distribution is to be made by (ii) the ACC Total Claims.

ACC Trade Claim means any Trade Claim against an ACC Debtor.

ACC Trade Committee means the Ad Hoc Adelphia Communications Corporation Holding Company Trade Claims Committee.

ACC Trade Deficiency means the excess, as of any date, of (i) the full amount of ACC Trade Claims plus accrued Case 8% Interest over (ii) the Deemed Value of the Plan Consideration distributed to or reserved for holders of such Claims as of such date.

ACC Trade Disputed Claims Reserve means a reserve of Plan Consideration and CVV Interests established for the benefit of each holder of a Disputed Claim in the ACC Trade Claims Class to reserve for each such Disputed Claim in the amount of: (a) the Plan Consideration and CVV Interests to which the holder of such Claim would be entitled if such Disputed Claim were Allowed; or (b) as otherwise ordered by the Bankruptcy Court.

Accepting Bank Class shall have the meaning set forth in Section 5.2(c).

Ad Hoc Committee of Non-Agent Secured Lenders means that certain ad hoc group of Non-Agent Banks represented by Kirkland & Ellis LLP.

Additional Incremental ACC Settlement Consideration means that aspect of the Global Settlement involving an additional give up of $50 million of Plan Consideration by the stakeholders of Arahova to the stakeholders of the ACC Debtors if there is an ACC Senior Notes Claims Accepting Class.

Administrative Agent means an administrative agent under any of the Century Credit Agreement, the FrontierVision Credit Agreement, the Olympus Credit Agreement and the UCA Credit Agreement, it being understood that with respect to the Century Credit Agreement, BOFA shall be the sole Administrative Agent.

Administrative Agent Classes means collectively the Century Bank Administrative Agent Claims Class, the Olympus Bank Administrative Agent Claims Class and the UCA Bank Administrative Agent Claim Class

Administrative Claim means any right to payment constituting a cost or expense of administration of any of the Chapter 11 Cases under sections 503(b) and 507(a)(1) of the Bankruptcy Code, and all compensation and reimbursement of expenses under section 330 or 503 of the Bankruptcy Code.  Any fees or charges assessed against the Debtors under section 1930 of chapter 123 of title 28 of the United States Code shall be excluded from the definition of Administrative Claim.  Administrative Claims shall include, without limitation, Claims for indemnification pursuant to and in accordance with the ML Media Settlement Agreement and the May 22, 2006 order of the Bankruptcy Court approving the ML Media Settlement Agreement.

Affiliate has the meaning given such term by section 101(2) of the Bankruptcy Code, except that Comcast and its subsidiaries shall not be deemed to be affiliates of the Debtors or JV Debtors for purposes of this Plan.

Agent means the DIP Agent, the Indenture Trustees, and the Administrative Agents, each in its capacity as such.

Allowed means, with reference to any Administrative Claim against, Claim against or Equity Interest in the Debtors, as applicable, (i) any Claim or Equity Interest that has been listed by the Debtors in their Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent, for which no contrary proof of claim has been filed and which has not been objected to by the Claims Objection Deadline, (ii) any Administrative Claim, Claim or Equity Interest expressly allowed in the Plan, (iii) any Administrative Claim, Claim or Equity Interest that is not Disputed, (iv) any Administrative Claim, Claim or Equity Interest that is compromised, settled, or otherwise resolved pursuant to the authority granted to the Debtors, the Settlement Parties or Plan Administrator pursuant to a Final Order of the Bankruptcy Court or under Section 13.2 of this Plan, and (v) any Administrative Claim, Claim or Equity Interest that has been Allowed by Final Order, including the DIP Order; provided, however, that Claims or Equity Interests allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered “Allowed Claims” or “Allowed Equity Interests” hereunder.

Applicable Contract Rate means the non-default, simple rate (non-compounding) of interest payable under the agreement or instrument giving rise to an Allowed Claim.

April 2006 Supplemental Disclosure Statement means that supplement to the Disclosure Statement dated April 28, 2006.

Arahova means Arahova Communications, Inc., a Delaware corporation.

Arahova Additional Settlement Give Up means that aspect of the Global Settlement involving a give up of $50 million of Plan Consideration by the stakeholders of Arahova to the stakeholders of the ACC Debtors.

Arahova Credit Agreement means that certain credit agreement dated January 3, 2001, between and among certain Debtors, Bank of America, N.A., as administrative agent, and the financial institutions party thereto, as amended, modified, supplemented and restated, and all agreements, documents, indemnities and instruments executed in connection therewith.

Arahova CVV Dividend means the post-Effective Date accrued and non-cumulative dividends on the Arahova Initial Settlement Give Up, the Additional Incremental ACC Settlement Consideration, if applicable, and Arahova Fees at the rate of 8.9% per annum.

Arahova Fees shall have the meaning set forth in Section 6.2(d)(ii).

Arahova Initial Advance means that aspect of the Global Settlement that provides an added advance of $125 million of Plan Consideration from the stakeholders of Arahova to, or reserved for, the stakeholders of ACC.

Arahova Initial Advance Right means a right to the Arahova Initial Advance as specified in Section 5.2(f)(iii).

Arahova Initial Settlement Give Up means $575 million of Plan Consideration that will be transferred from the stakeholders of Arahova to, or reserved for, ACC’s stakeholders pursuant to the Global Settlement.

Arahova Note means any of those certain:

(a)                                  9.500% Senior Notes due March 1, 2005, issued by Century Communications Corporation under that certain Indenture dated as of February 15, 1992, between Century and Bank of America National Trust and Savings Association, as initial Trustee thereunder, as supplemented by a Fourth Supplemental Indenture, dated as of March 6, 1995, and as further supplemented by a Ninth Supplemental Indenture, dated as of October 1, 1999;

(b)                                 8.875% Senior Notes due January 15, 2007, issued by Century Communications Corporation under that certain Indenture dated as of February 15, 1992, between Century and Bank of America National Trust and Savings Association, as initial Trustee thereunder, as supplemented by a Fifth Supplemental Indenture, dated as of January 23, 1997, and as further supplemented by a Ninth Supplemental Indenture, dated as of October 1, 1999;

(c)                                  8.750% Senior Notes due October 1, 2007, issued by Century Communications Corporation under that certain Indenture dated as of February 15, 1992, between Century and First Trust of California, as initial Trustee thereunder, as supplemented by a Sixth Supplemental Indenture, dated September 29, 1997, and as further supplemented by a Ninth Supplemental Indenture, dated as of October 1, 1999;

(d)                                 8.375% Senior Notes due November 15, 2017, issued by Century Communications Corporation under that certain Indenture dated as of February 15, 1992, between Century and Bank of America National Trust and Savings Association, as initial Trustee thereunder, as supplemented by a Seventh Supplemental Indenture, dated as of November 13, 1997, and as further supplemented by a Ninth Supplemental Indenture, dated as of October 1, 1999;

(e)                                  8.375% Senior Notes due December 15, 2007, issued by Century Communications Corporation under that certain Indenture dated as of February 15, 1992, between Century and Bank of America National Trust and Savings Association, as initial Trustee thereunder, as supplemented by an Eighth Supplemental Indenture, dated as of December 10, 1997, and as further supplemented by a Ninth Supplemental Indenture, dated as of October 1, 1999;

(f)                                    Zero Coupon Senior Discount Notes due January 15, 2008 issued by Century Communications Corporation under that certain Indenture dated as of January 15, 1998 between Century and First Trust of California, National Association, as initial Trustee thereunder, as supplemented by a First Supplemental Indenture, dated as of October 1, 1999; and

(g)                                 Zero Coupon Senior Discount Notes due March 15, 2003, issued by Century Communications Corporation under that certain Indenture dated as of

February 15, 1992, between Century and Bank of America National Trust and Savings Association, as initial Trustee thereunder, as supplemented by a Third Supplemental Indenture, dated as of April 1, 1993, and as further supplemented by a Ninth Supplemental Indenture, dated as of October 1, 1999.

Arahova Noteholders Committee means the Ad Hoc Committee of Arahova Noteholders.

Arahova Notes Claim means a Claim (excluding Existing Securities Law Claims) against a Debtor arising pursuant to an Arahova Note.

Assets means, with respect to any Debtor, all of such Debtor’s rights, title and interest of any nature in and to property of any kind, wherever located, as specified in section 541 of the Bankruptcy Code.

Assumed (including the term “Assumption” and any variants and derivatives thereof) shall have the same meanings as such terms are used in section 365 of the Bankruptcy Code.

Assumed Sale Liabilities means the liabilities that are “Assumed Liabilities” as defined in each of the Purchase Agreements.

Assurance Dispute shall have the meaning set forth in Section 5.2(c).

Available Cash means the aggregate amount of Cash of the Debtors as of the Effective Date, including any Cash available from Identified Sources as of the Effective Date, less the amount of (a) Cash necessary to satisfy United States Trustee fees, Administrative Claims, Fee Claims, Settlement Party Fee Claims, Trustee Fee Claims, Bank Claims, Tax Claims, Priority Claims or Secured Claims against the Debtors, including Disputed Claims of the foregoing, (b) the Cash Funded Reserves, (c) the Litigation Prosecution Fund, (d) the Co-Borrowing Bank Litigation Fund and the FrontierVision Litigation Fund, (e) distributions pursuant to Section 10.6(b), and (f) amounts necessary, if any, to fund the True-Up Holdback.

Bank or Bank Lender means a lender from time to time, or at any time, party to a Prepetition Credit Agreement in its capacity as such.

Bank Actions means any Claims, Causes of Action, and any other avoidance or equitable subordination or recovery actions under sections 105, 502(d), 510, 542 through 551, and 553 of the Bankruptcy Code or otherwise relating to, challenging the validity of or arising from the Bank Claims including Claims and Causes of Action in connection with the Bank Lender Avoidance Complaint.

Bank Claim means any Claim against a Debtor arising pursuant to a Prepetition Credit Agreement.

Bank Fee Claim means that portion of a Bank Claim against a Debtor for reimbursement of reasonable fees, costs or expenses (including in respect of legal and other professional fees and expenses incurred in connection with the Chapter 11 Cases, the enforcement of Bank Claims and the defense of the Bank Actions or the Securities Class Action (or any other action or proceeding) and the prosecution of the Defensive Claims and Bank Third Party Claims which are incurred up to and including the Effective Date. For the avoidance of doubt, Bank Fee Claims shall not include:  (i) Claims for any liability of the holders of a Bank Claim on any judgment entered or settlement reached in connection with the Bank Actions or the Securities Class Action (or any other action or proceeding), or (ii) Claims for any amount incurred from and after the Effective Date.

Bank Fee Release shall have the meaning set forth in Section 5.2(c).

Bank Lender Avoidance Complaint means the complaint, dated as of July 6, 2003, filed by the Creditors’ Committee, as the same may be amended in accordance with Section 9.2(a)(iii) of this Plan, together with that certain intervenor complaint, dated as of July 31, 2003, filed by the Equity Committee.

Bank Lender Post-Effective Date Fee Claim means that portion of a Bank Claim against a Debtor for reimbursement of reasonable fees, costs or expenses (including in respect of legal and other professional fees and expenses incurred in connection with the Chapter 11 Cases, the enforcement of the Bank Claims, the defense of the Bank Actions or the Securities Class Action (or any other action or proceeding) and the prosecution of the Defensive Claims and the Bank Third Party Claims) which are incurred after the Effective Date. The Bank Lender Post-Effective Date Fee Claims shall not include (x) any Claims for indemnification for any liability of the holder of a Bank Claim on any judgment entered or settlement reached in connection with the Bank Actions or the Securities Class Action (or any other action or proceeding), or (y) Claims incurred with respect to Dismissed Bank Actions from and after the date the applicable Bank Action became a Dismissed Bank Action (the date being the date of final adjudication or entry of a Final Order and without regard to any earlier date as of which such dismissal or release may be effective), other than fees, costs and expenses incurred in response to third party discovery.

Bank Lender Post-Effective Date Fee Claim Invoice shall have the meaning set forth in Section 5.2(c).

Bank Non-Administrative Agent Claims Classes means, collectively, the Century Bank Non-Administrative Agents Claims Class, the Olympus Bank Non-Administrative Agents Claims Class and the UCA Non-Administrative Agents Claims Class.

Bank Obligor Debtor Party means any of the Bank Obligor Debtors, any of the reorganized Bank Obligor Debtors, any Statutory Committee acting on behalf of a Bank Obligor Debtor or reorganized Bank Obligor Debtor or any successor or assign of the foregoing with respect to any Designated Litigation, the Contingent Value Vehicle, and the Plan Administrator.

Bank Obligor Debtors means the Debtors that are obligors, guarantors or pledgors under the Prepetition Credit Agreements.

Bank Proponents means Wachovia Bank, National Association, as Administrative Agent under the UCA Credit Agreement (solely as to the classification and the treatment of Bank Claims under the UCA Credit Agreement), Bank of Montreal, as Administrative Agent under the

Olympus Credit Agreement (solely as to the classification and the treatment of Bank Claims under the Olympus Credit Agreement), and Bank of America, N.A. (solely as to the classification and the treatment of Bank Claims under the Century Credit Agreement)

Bank Syndicate Claims Classes means, collectively, the Century Bank Syndicate Claims Class, the Olympus Bank Syndicate Claims Class and the UCA Bank Syndicate Claims Class.

Bank Third Party Claim means any Claim held by a holder of a Bank Claim and asserted in connection with any of the Bank Actions, the Securities Class Action or any other action or proceeding, or with any Defensive Claims in each case against any Person other than a Debtor, a Transferred Joint Venture Entity, or any Person indemnified pursuant to Section 16.23 of this Plan (but only to the extent of such indemnification), released pursuant to Section 16.3 of this Plan (but only to the extent of such release) or exculpated pursuant to Section 16.3 of this Plan (but only to the extent of such exculpation) or any of their respective successors or permitted assigns.

Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the terms of the Plan and the Plan Documents.

Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases; provided however, if the reference under 28 U.S.C. § 157 is withdrawn as to any matter (on motion of any party in interest or sua sponte), to the United States District Court for the Southern District of New York, with respect to such matter, such court shall be treated as the Bankruptcy Court for purposes of this Plan.

Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and any local rules of the Bankruptcy Court.

Bar Date Notice means the applicable Notice of Bar Dates for Filing Proofs of Claim Against a Debtor, as approved by Order of the Bankruptcy Court.

BMO means Bank of Montreal.

BOFA means Bank of America, N.A.

Business Day means any day other than a Saturday, Sunday, or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

Buyers means, collectively, TW NY and Comcast.

Case Contract Interest means simple non-default contract rate interest on a Claim or Claims at the Applicable Contract Rate from the Commencement Date up to but not including the Effective Date.

Case 8% Interest means simple interest on a Claim or Claims at 8% per annum from the Commencement Date up to but not including the Effective Date.

Cash means legal tender of the United States of America and equivalents thereof.

Cash Funded Reserves means, collectively, the Reserved Cash, the Prepetition Tax Reserve and the Postpetition Tax Reserve.

Causes of Action means, without limitation, any and all actions, causes of action, controversies, liabilities, obligations, rights, suits, damages, judgments, claims, and demands whatsoever, whether known or unknown, reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, assertable directly or derivatively, existing or hereafter arising, in law, equity, or otherwise.

CCC-I Credit Agreement means that certain credit agreement dated August 4, 1995, between and among certain of the Debtors, Citibank, N.A., as administrative agent, and the financial institutions party thereto, as amended, modified, supplemented and restated, and all agreements, documents, indemnities and instruments executed in connection therewith.

CCC-II Credit Agreement means that certain credit agreement dated June 4, 1994, between and among certain of the Debtors, Citibank, N.A., as managing agent, and the financial institutions party thereto, as amended, modified, supplemented and restated, and all agreements, documents, indemnities and instruments executed in connection therewith.

Century Bank Claims means a Claim against a Debtor arising pursuant to the Century Credit Agreement.

Century Credit Agreement means that certain credit agreement dated April 14, 2000, between and among certain of the Debtors, certain of the Rigas Persons, Bank of America, N.A., as administrative agent, and the financial institutions party thereto, as amended, modified, supplemented and restated, and all agreements, documents, indemnities and instruments executed in connection therewith.

Century-TCI Distribution Company shall have the meaning set forth in the JV Plan.

Chapter 11 Cases means the cases under Chapter 11 of the Bankruptcy Code commenced by the Debtors styled In re Adelphia Communications Corporation, et al., Chapter 11 Case No. 02-41729 (REG), which are currently pending before the Bankruptcy Court.

Charging Lien means any Lien or other priority in payment to which the Indenture Trustees are entitled under each of their respective Indentures against distributions to be made to holders of the Existing Securities issued under the applicable Indentures.

Chelsea Credit Agreement means that certain credit agreement dated April 12, 1996, between and among certain of the Debtors, Toronto Dominion (Texas), Inc., as administrative agent, and the financial institutions party thereto, as amended, modified, supplemented and restated, and all agreements, documents, indemnities and instruments executed in connection therewith.

Claim shall have the meaning set forth in section 101(5) of the Bankruptcy Code.

Claims Agent means Bankruptcy Services LLC, in its capacity as Claims Agent and/or Voting Agent for the Chapter 11 Cases, and any successor or assignee.

Claims Objection Deadline means the Effective Date for the Trade Claims held by the entities listed as a Schedule to the Plan Documents; and for all other Claims either (i) sixty (60) days after the Effective Date, or (ii) such date as may be fixed by the Bankruptcy Court on or before which any objections to Claims or Equity Interests shall be filed and served.

Claims Register means (i) the Schedules, (ii) all proofs of claim against or proofs of interest in a Debtor, which were filed in accordance with the Bar Date Notice or otherwise permitted by order of the Bankruptcy Court, (iii) all orders of the Bankruptcy Court, including the Confirmation Order (and the Plan confirmed thereby), determining the amount, allowance, disallowance, existence or validity of any claim against or interest in a Debtor, and (iv) without limiting the foregoing, any claims subject to a motion pending on the Effective Date for permission to file a late proof of claim.

Class means a category of holders of Claims or Equity Interests as set forth in Article III of the Plan.

Co-Borrowing Bank Litigation Fund shall have the meaning set forth in Section 5.2(c).

Co-Borrowing Credit Agreements means, collectively, the Century Credit Agreement, the Olympus Credit Agreement and the UCA Credit Agreement.

Collateral means any property or interest in property of the Debtors subject to a Lien to secure the payment or performance of a Claim.

Comcast means Comcast Corporation, a Pennsylvania corporation, and its successors, assigns and/or designees, as applicable.

Comcast Purchase Agreement means the Asset Purchase Agreement between ACC and Comcast, dated as of April 20, 2005, as such agreement may be amended, supplemented or modified from time to time.

Commencement Date with respect to a Debtor means the date on which the Chapter 11 Case with respect to such Debtor was commenced.

Committee II means the Ad Hoc Committee of Holders of ACC Senior Notes and Arahova Notes.

Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

Confirmation Hearing means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, acceptable in form and substance to the Proponents.

Contingent Value Vehicle means the liquidating trust created under this Plan pursuant to the CVV Declaration to, among other things, pursue the Causes of Action on behalf of the holders of CVV Interests and to administer the proceeds of the Causes of Action.

Control (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

Court Supervised Fund means the Court Supervised Fund (as defined in the JV Plan).

Covered Matters shall have the meaning set forth in Section 16.3(a).

Creditors Committee means the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

CVV Declaration means the declaration or declarations of trust to be entered into by the Debtors and the CVV Trustees.  The CVV Declaration shall be in substantially the form filed with the Bankruptcy Court prior to the Confirmation Hearing.

CVV Distribution means any amounts recovered through Causes of Action litigated by the CVV Trustees, or any other Cash held by the Contingent Value Vehicle, which amounts shall be made available for distribution in respect of CVV Interests, net of amounts paid, incurred or reserved by, or with the consent of, the CVV Trustees pursuant to Sections 9.1(c), 9.3 or 9.4.

CVV DOF shall have the meaning set forth in Section 9.2(c).

CVV Interest means a beneficial interest in the Contingent Value Vehicle, pursuant to which the holder is entitled to receive CVV Distributions, as such interests are set forth in Sections 5.1, 5.2, and Section 9.3.

CVV Loans shall have the meaning set forth in Section 13.2(f)

CVV Series [Designation] Interest means the applicable CVV Series Interest as set forth in Sections 5.1 and 5.2.

CVV Series RF Interests means the CVV Interests allocated to the Restitution Fund as part of the Government Settlement Agreements.

CVV Trustees means the five (5) Persons, to be identified at or prior to the Confirmation Hearing, appointed to serve as the initial trustees under the Contingent Value Vehicle and their successors.

Debtor means any of ACC and its Subsidiaries (other than the JV Debtors) that as of the date of this Plan are “debtors” in bankruptcy in the Chapter 11 Cases, and includes such entities both prior to and after the Effective Date (as the context may require).

Debtor Groups means (a) the ACC Debtors and (b) the Subsidiary Debtors.

Debtor Party means any of the Debtors, any Statutory Committee acting on behalf of a Debtor or any successor or assign of the foregoing with respect to any Designated Litigation, the Contingent Value Vehicle, and the Plan Administrator.

Debtors-in-Possession means the Debtors in their capacity as debtors-in- possession in the Chapter 11 Cases pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.

Deemed Value means:  (a) with respect to Cash, the amount of such Cash; (b) with respect to each share of TWC Class A Common Stock (i) if there is an ACC Senior Notes Claims Accepting Class, (x) prior to the determination of the Market Value, $34.63 (which amount is equal to $5.40 billion divided by the aggregate number of shares of TWC Class A Common Stock issued pursuant to the TW Purchase Agreement, prior to any purchase price adjustments, which was 155,913,430), and (y) from and after the Test Period under the True-Up Mechanism, the Market Value which shall not exceed $41.68 (which amount is equal to 120.37% of $34.63) or be less than $27.70 (which amount is equal to 80% of $34.63), or (ii) if there is no ACC Senior Notes Claims Accepting Class, and subject to Section 7.4, (x) prior to the determination of the Market Value, $32.71 (which amount is equal to $5.10 billion divided by the aggregate number of shares of TWC Class A Common Stock issued pursuant to the TW Purchase Agreement, prior to any purchase price adjustments, which was 155,913,430), and (y) from and after the Test Period under the True-Up Mechanism, the Market Value which shall not exceed $39.25 (which amount is equal to 120% of $32.71) or be less than $26.17 (which amount is equal to 80% of $32.71); and (c) with respect to any other distribution under this Plan, such value as reasonably agreed to by the Plan Administrator and the recipient of such distribution, or, in the absence of an agreement, as determined by the Bankruptcy Court.

Default Interest means the default rate of interest on a Claim or Claims from the Commencement Date up to and including the Effective Date as provided in the underlying agreement giving rise to such Claim, including compounding, to the extent provided therein.

Defensive Claims means, collectively, (a) any and all defenses (including, without limitation, judgment reduction, laches or in pari delicto) of any defendant that may be asserted against any Debtor Party in response to or in connection with the Bank Actions, and (b) any Claims or Causes of Action in favor of any defendant (whether or not Allowed or Disallowed under this Plan) that may be asserted against any Debtor Party in response to or in connection with the Bank Actions or the Securities Class Action, including, without limitation, Claims or Causes of Action:  (i) for breach of contract, fraud, fraudulent inducement, fraudulent misrepresentation and negligent misrepresentation arising out of or relating to any Prepetition Credit Agreement; (ii) for indemnification for and reimbursement of all Claims, causes of action, losses, costs, liabilities, damages and expenses incurred in connection with actions arising out of or relating to any Prepetition Credit Agreement; (iii) for respondeat superior or vicarious liability arising out of the acts or omissions of the Rigases or any other officer, director, employee or agent of any Debtor Party; (iv) for contribution; or (v) arising under Section 502(h) of the Bankruptcy Code; provided, however, that Defensive Claims (x) shall not (except as otherwise expressly provided in this Plan with respect to Bank Claims for principal and interest, Bank Fee Claims, Bank Lender Post-Effective Date Fee Claims, and any other Claims of a defendant that expressly shall be entitled to a distribution under this Plan) provide a right to an affirmative recovery against the Debtors or the Contingent Value Vehicle, (y) shall not include any claim for Grid Interest or default interest, and (z) shall be subject to any Estate Bank Defenses.

Designated Holder shall have the meaning set forth in Section 5.2(c).

Designated Litigation means all Causes of Action that are property of one or more of the Estates (or any of the estates or the Distribution Companies under the JV Plan) set forth in Schedule Y of the JV Plan and Schedule Y of this Plan, but shall not include any Dismissed Bank Action.  The identification of any Cause of Action in Schedule Y as Designated Litigation shall not have the effect of negating any right of indemnification, contribution, or reimbursement that may exist with respect thereto.

DIP Agent means, collectively, JPMorgan Chase Bank, N.A., as Administrative Agent under the DIP Facility, Citigroup Global Markets Inc., as Syndication Agent under the DIP Facility, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as Joint Bookrunners and Co-Lead Arrangers under the DIP Facility, Citicorp North America, Inc., as Collateral Agent under the DIP Facility, Wachovia Bank, N.A., as Co-Syndication Agent under the DIP Facility, Bank of Nova Scotia, Bank of America, N.A. and General Electric Capital Corporation, as Co-Documentation Agents under the DIP Facility, and any of the foregoing Persons’ successors and assigns from time to time.

DIP Facility means that certain Fourth Amended and Restated Credit and Guaranty Agreement, dated as of March 17, 2006, among UCA LLC, Century Cable Holdings, LLC, Century-TCI California, L.P., Olympus Cable Holdings, LLC, Parnassos, L.P., FrontierVision Operating Partners, L.P., ACC Investment Holdings, Inc., Arahova Communications, Inc., and Adelphia California Cablevision, LLC, as Borrowers, the Guarantors listed therein, the DIP Agents and the various lenders party thereto, as amended and supplemented from time to time, and all agreements, documents and instruments executed in connection therewith.

DIP Lender means a Person (other than a Debtor) who from time to time is or was a party to the DIP Facility and/or a holder of a Claim arising in connection therewith in its capacity as such.

DIP Order means that certain Final Order (i) Authorizing Debtors (a) to Obtain Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3) and 364(d)(1) and (b) to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363, and (ii) Granting

Adequate Protection to Prepetition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362 and 363, dated August 23, 2002, as the same has been or may be amended, supplemented or modified by the Bankruptcy Court from time to time.

Disallowed means a finding or Final Order, or provision in the Plan providing, that a Disputed Claim or Equity Interest, as the case may be, shall not be Allowed.

Disclosure Statement means the Debtors’ Fourth Amended Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code, dated November 21, 2005, and the supplements thereto (i) dated April 28, 2006, (ii) approved by order dated June 8, 2006, and (iii) dated October 16, 2006, respectively, including all exhibits and schedules thereto, as amended, supplemented or modified from time to time, in each case, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

Disgorgement Order shall have the meaning set forth in Section 5.2(c).

Dismissed Bank Actions means the Bank Actions or one or more Claims asserted therein, if any: (i) that are identified in a notice filed by the Debtors (subject to the consent of the Creditors Committee, which consent may be withheld in its sole and absolute discretion) with the Bankruptcy Court not later than 15 Business Days after a ruling by the Bankruptcy Court on the motion to dismiss the Bank Lender Avoidance Complaint filed by the Bank Lenders; (ii) with respect to a particular defendant as to which there is a determination by a court of competent jurisdiction pursuant to a Final Order that such defendant as to such Bank Actions, is (or would be, but for any limitation on indemnification or contribution pursuant to this Plan) entitled to indemnification or contribution (whether under a Prepetition Credit Agreement or under another agreement or principle of law), either by a Debtor or by a Person who is (or would be, but for any limitation on indemnification or contribution pursuant to the Plan) entitled to indemnification or contribution by a Debtor, but only to the extent of such indemnification or contribution; or (iii) settled or compromised pursuant to a Final Order of the Bankruptcy Court and/or any other court of competent jurisdiction.

Disputed means, in reference to any Administrative Claim, Claim or Equity Interest, an Administrative Claim, Claim or Equity Interest (as applicable) (i) which is disputed under this Plan, (ii) as to which the Debtors, the Creditors Committee, a Settlement Party or Plan Administrator (as applicable) has interposed a timely objection and/or request for estimation in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018, which objection and/or request for estimation has not been withdrawn or determined to be allowed by a Final Order, (iii) proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim was not timely or properly filed, or (iv) in respect of which there is potential liability for property that is recoverable or a transfer that is avoidable under section 502(d) of the Bankruptcy Code or other applicable law.  An Administrative Claim, Claim or Equity Interest that is Disputed by the Debtors or the Plan Administrator as to its amount only shall be deemed Allowed in the amount the Debtors or the Plan Administrator agree is owing, if any, and Disputed as to the excess.  Until the Claims Objection Deadline, all Claims and Equity Interests not previously Allowed under clauses (ii), (iv), or (v) of the definition thereof, shall be deemed Disputed except as and to the extent otherwise determined by the Debtors, this Plan, or the Plan Administrator.

Disputed Bank Reserve Fund shall have the meaning set forth in Section 5.2(c).

Disputed Claims Reserves means the ACC Other Unsecured Disputed Claims Reserve, the Subsidiary Debtor Other Unsecured Disputed Claims Reserve, the ACC Trade Disputed Claims Reserve and the Subsidiary Debtor Trade Disputed Claims Reserve.

Disputed DOF shall have the meaning set forth in Section 11.5(b).

Disputed Reserve means, with respect to Disputed Claims and Equity Interests, the amount of Plan Consideration (as determined by the Plan Administrator and approved by the Bankruptcy Court) that the Debtors or the Plan Administrator, as applicable, must reserve to satisfy such Disputed Claims or Equity Interests in the event such Disputed Claims or Equity Interests become Allowed.

Distribution Companies means, collectively, the Century-TCI Distribution Company and the Parnassos Distribution Companies.

Distribution Date means either the Initial Distribution Date or any Subsequent Distribution Date, as applicable.

Distribution Date Notice shall have the meaning set forth in Section 10.16.

Distribution Record Date means the date identified as the Distribution Record Date on the Distribution Date Notice.

Distribution Trust means a separate trust or trusts created under this Plan, among other things, to hold Plan Consideration, CVV Interests and any other assets pending their distribution pursuant to the Plan.

DOJ means the U.S. Department of Justice.

DTC means the Depository Trust Company.

Earn Back Other Unsecured Threshold shall have the meaning set forth in Section 5.2(e).

Earn Back Rights means the Subsidiary Debtor Trade Claims Earn Back Rights and the Subsidiary Debtor Other Unsecured Claims Earn Back Rights.

Earn Back Trade Threshold shall have the meaning set forth in Section 5.2(d).

Effective Date means the first Business Day on or after the Confirmation Date on which all conditions to the effectiveness of the Plan specified in Section 12.2 have been satisfied or waived and the Plan Administrator has commenced Initial Distributions.

Encumbrance shall have the same meaning as such term is defined in the Purchase Agreements.

Equity Committee means the statutory committee of holders of Equity Interests in ACC appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

Equity Interest means any present ownership interest in any of the Debtors, including any issued and outstanding shares of common or preferred stock, convertible equity security, partnership or limited liability company interests, whether or not represented by an instrument or other evidence of an equity security or interest, whether or not transferable, and any option, warrant, or right, contractual or otherwise, to acquire or dispose of any such interest (including any put or call rights).

Estate means the estate of any Debtor created by section 541 of the Bankruptcy Code upon the commencement of its Chapter 11 Case.

Estate Bank Defenses means any and all defenses or grounds for disallowance or subordination, to the Defensive Claims or otherwise, that may be asserted at any time, whether in connection with the Designated Litigation or as an objection to Claims, by or on behalf of a Debtor Party, including, without limitation (a) a defense or objection under any provision of the Bankruptcy Code; (b) the defense that a Defensive Claim was waived by the DIP Order; or (c) all rights to challenge any asserted right of indemnification or contribution; provided, however, Estate Bank Defenses shall not include, with respect to an assertion by a holder of a Bank Claim of a right of setoff or recoupment, any defense that (i) a Debtor Party for the purposes of prosecuting the Designated Litigation is a separate entity from any of its predecessors in interest, or (ii) the Claim of the holder of a Bank Claim arose prior to the Commencement Date and the Claim asserted by the Debtor Party arose on or after the Commencement Date or vice versa provided further, that Bank Lender Post Effective Date Fee Claims in excess of the LIF allocable thereto (or that portion of an LIF allocated to a particular holder of a Bank Claim) may be asserted by a holder of a Bank Claim in setoff as a Defensive Claim without regard to any mutuality requirement under applicable law, but subject to all other Estate Bank Defenses.

Estate Parties shall have the meaning set forth in Section 9.2.

Estimation Motion means the motion of the Creditors’ Committee to estimate certain claims of Bank Lenders, dated April 28, 2006 [Docket Number 10640], as may be amended from time to time, and the joinder of the Equity Committee thereto which will seek to determine the amount of any Non-Accepting Bank Class LIF and the timing of any payments therefrom.

Estimation Order means an order or orders of the Bankruptcy Court (a) estimating or otherwise establishing, among other things, the amounts described in the Estimation Order Schedule attached as Schedule A hereto, and (b) entered by the Bankruptcy Court in connection with Section 11.3 hereof.  The Estimation Order may be the Confirmation Order if the Confirmation Order grants the same relief that otherwise would have been granted in separate Estimation Order(s).

Evidence of Transferability means, with respect to CVV Interests (i) an order of the Bankruptcy Court providing that the issuance of the CVV Interests is exempt from registration under the Securities Act of 1933, as amended under applicable law, including, but not limited to, section 1145 of the Bankruptcy Code, or (ii) (a) the SEC issues a No-Action Letter to the same effect as clause (i), (b) the respective Indenture Trustee has received an opinion letter from a major, reputable law firm in a manner reasonably satisfactory to the Indenture Trustee, or (c) the respective Indenture Trustee receives some other form of confirmation reasonably satisfactory to it that the issuance of the CVV Interests is exempt from registration under the Securities Act of 1933.

Excess Amount shall have the meaning set forth in Section 5.2(c).

Excluded Individual means all Persons listed on Schedule C to the Plan.

Exculpated Parties shall have the meaning set forth in Section 16.3(a) of the Plan.

Existing Securities means any existing debt or equity securities of the Debtors (except for securities consisting solely of (i) Intercompany Claims and (ii) Equity Interests, in each case, held by the Debtors), including the ACC Common Stock, the ACC Preferred Stock, the ACC Senior Notes, the ACC Subordinated Notes, the Arahova Notes, the FPL Note, the FrontierVision Holdco Notes, the FrontierVision Opco Notes, and the Olympus Parent Notes.

Existing Securities Laws Claim means any Claim against a Debtor, whether or not the subject of an existing lawsuit, (i) arising from rescission of a purchase or sale of notes, or any other securities of any of the Debtors or an Affiliate of any of the Debtors, (ii) for damages arising from the purchase or sale of any such security, (iii) for violations of the securities laws, misrepresentations, or any similar Claims, including, to the extent related to the foregoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, any attorneys’ fees, other charges, or costs incurred on account of the foregoing Claims, or (iv) except as otherwise provided for in this Plan, for reimbursement, contribution, or indemnification allowed under section 502 of the Bankruptcy Code on account of any such Claim, including (a) any prepetition indemnification, reimbursement or contribution obligations of the Debtors relating to officers and directors holding such positions prior to the Commencement Date pursuant to the Debtors’ corporate charters, by-laws, agreements entered into any time prior to the Commencement Date, or otherwise, and relating to Claims otherwise included in the foregoing clauses (i) through (iv) (which obligations shall be Existing Securities Laws Claims of the Class in which the securities underlying such Claims are included), and (b) Claims based upon allegations that the Debtors made false and misleading statements or engaged in other deceptive acts in connection with the sale of securities.

Fee Application means an application for allowance and payment of a Fee Claim (including Claims for “substantial contribution” pursuant to section 503(b) of the Bankruptcy Code).

Fee Claim means a Claim for compensation, for services rendered or reimbursement of expenses incurred for the period from the Commencement Date up to and including the Effective Date pursuant to sections 330, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code, or as otherwise provided in the Plan, in connection with the Chapter 11 Cases or the chapter 11 cases of the JV Debtors, other than Settlement Party Fee Claims.

Fee Committee means the committee authorized, pursuant to the Order Approving and Implementing Fee Committee and Fee Procedures Protocol, dated March 7, 2003, to review and analyze fee statements and interim and final fee applications submitted by professionals retained in the Chapter 11 Cases.

Final Order means a judgment or order of the Bankruptcy Court or any other court of competent jurisdiction as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Proponents or, on and after the Effective Date, the Plan Administrator, or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court or other court of competent jurisdiction shall have been determined by the highest court to which such order was appealed, or certiorari, reargument, or rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be filed with respect to such order shall not cause such order not to be a Final Order.

FPL Agent means Lehman Commercial Paper Inc., in its capacity as agent for the holders of FPL Note Claims.

FPL Committee means the FPL Agent and holders of the FPL Note issued by Ft. Myers Acquisition Limited Partnership.

FPL CVV Percentage means 0.66%; provided, however, that if the Effective Date occurs after October 31, 2006, the FPL CVV Percentage shall be increased (only to the extent such number is greater) to an amount (expressed as a percentage) equal to the result obtained by dividing (i) the product of the FPL CVV Recalculation Amount and 0.025, by (ii) $85 million.

FPL CVV Recalculation Amount means the sum of (a) $6.2 million, and (b) the excess of (i) Default Interest on the FPL Note for the period from the Petition Date to and including the Effective Date, over (ii) Case Contract Interest on the FPL Note for the period from the Petition Date to and including the Effective Date.

FPL Fee Claims shall have the meaning set forth in Section 6.2(d).

FPL Note means that certain $108,000,000 term note dated as of October 1, 1999, issued by Ft. Myers Acquisition Limited Partnership to Olympus Communications, L.P. and assigned to West Boca Security, Inc. and further assigned to the FPL Agent.

FPL Note Claim means a Claim (excluding Existing Securities Law Claims) against a Debtor arising under or in connection with the FPL Note.

FPL Note Give Up means $6.2 million of Plan Consideration that will be transferred to, or reserved for, the stakeholders of ACC.

Franchise means a franchise, as such term is defined in the Communications Act of 1934, granted by a Governmental Authority authorizing the construction, upgrade, maintenance or operation of any part of the cable systems of the Debtors and the Non-Debtor Subsidiaries, and/or provision of cable television services by the Debtors and the Non-Debtor Subsidiaries.

FrontierVision Bank Claim means a Claim against a Debtor arising pursuant to the FrontierVision Credit Agreement.

FrontierVision Bank Post-Effective Date Fee Claims means any Claim by a holder of a FrontierVision Bank Claim against a Debtor for reimbursement of reasonable direct fees, costs or expenses (including in respect of legal and other professional fees and expenses incurred in connection with the Chapter 11 Cases, the enforcement of a FrontierVision Bank Claim, the defense of the Bank Actions or the Securities Class Action (or any other action or proceeding) and the prosecution of applicable Defensive Claims and third party claims of the FrontierVision Banks) which are incurred on and after the Effective Date, in each case only to the extent the reimbursement of such fees, costs or expenses is required under the FrontierVision Credit Agreement and is not inconsistent with applicable law (without duplication of any amounts Allowed as FrontierVision Bank Claims or FrontierVision Bank Fee Claims under this Plan).  The FrontierVision Bank Post-Effective Date Fee Claims shall not include any Claims for indemnification for any liability of the holder of a FrontierVision Bank Claim on any judgment entered or settlement reached in connection with the Bank Actions or the Securities Class Action (or any other action or proceeding).

FrontierVision Banks means the Banks that are a party to the FrontierVision Credit Agreement.

FrontierVision Banks Consent Order means that certain Stipulation and Consent Order Among JPMorgan Chase Bank, N.A. Adelphia Communications Corp. and its Affiliated Debtors in Possession; and Official Committee of Unsecured Creditors Providing Terms and Conditions for Withdrawal of Appeal of JPMorgan Chase Bank, N.A. From Sale Order, dated July 27, 2006, and entered by the Bankruptcy Court on July 28, 2006.

FrontierVision Committee means the Ad Hoc Committee of FrontierVision Noteholders.

FrontierVision Credit Agreement means that certain credit agreement dated December 19, 1997, between and among FrontierVision Operating Partners, L.P., The Chase Manhattan Bank, as administrative agent, and the financial institutions party thereto, as amended, modified, supplemented and restated, and all agreements, documents, indemnities and instruments executed in connection therewith.

FrontierVision CVV Percentage means 2.5%.

FrontierVision Fees shall have the meaning set forth in Section 6.2(d)(ii).

FrontierVision Holdco Note means any of those certain (a) 11.875% Series A Senior Discount Notes due September 15, 2007 issued by FrontierVision Holdings, L.P. under that certain Indenture dated as of September 19, 1997 between FrontierVision Holdings, L.P. and FrontierVision Holdings Capital Corporation, as Issuers, and U.S. Bank National Association, as initial Trustee thereunder or (b) 11.875% Series B Senior Discount Notes due September 15, 2007, issued by FrontierVision Holdings, L.P. under that certain Indenture dated as of December 9, 1998 between FrontierVision Holdings, L.P. and FrontierVision Holdings Capital II Corporation, as Issuers and U.S. Bank National Association, as initial Trustee thereunder.

FrontierVision Holdco Notes Claim means a Claim (excluding Existing Securities Law Claims) against a Debtor arising pursuant to a FrontierVision Holdco Note.

FrontierVision Litigation Fund shall have the meaning set forth in Section 5.2(c).

FrontierVision Notes Claims Give Up means $85 million comprised of the $60 million contained in the Global Settlement plus an additional $25 million of Plan Consideration to be given up by holders of FrontierVision Holdco Notes to holders of Claims against, and Equity Interests in, as applicable, the ACC Debtors.

FrontierVision Opco Note means any of those certain 11.000% Senior Subordinated Notes due October 15, 2006, issued by FrontierVision Operating Partners, L.P. and FrontierVision Capital Corporation under that certain Indenture dated as of October 7, 1996, between FrontierVision Operating Partners, L.P. and FrontierVision Capital Corporation, as Issuers and Colorado National Bank, as initial Trustee thereunder.

FrontierVision Opco Notes Claim means a Claim (excluding Existing Securities Law Claims) against a Debtor arising pursuant to a FrontierVision Opco Note.

FrontierVision Opco Notes Fee Amount means $1,000,000.

Global Settlement means the settlement agreement by and among the Settlement Parties, as documented in the Term Sheet, and as modified by the Plan.

Government Settlement Agreements means, collectively, (a) that certain non-prosecution agreement between ACC, the DOJ and the other parties thereto, dated April 25, 2005; and (b) that certain consent decree in connection with the action titled Securities and Exchange Commission v. Adelphia Communications Corporation, et al., 02 Civ. 5776 (PKC), dated May 26, 2005.

Governmental Authority means the governments of the United States of America, any state, commonwealth, territory or possession thereof and any political subdivision or quasi-governmental authority of any of the same, including courts, tribunals, departments (including the DOJ), commissions, bureaus, agencies, boards, counties, municipalities, provinces, parishes and other instrumentalities.

Governors shall have the meaning set forth in Section 8.2.

Grid Interest means, with respect to a Prepetition Credit Agreement, the excess of (a) interest on the Allowed principal amount of borrowings under such Prepetition Credit Agreement to (but not including) the Effective Date at the maximum non-default rate set forth in such Prepetition Credit Agreement, over (b) the interest paid or payable on such principal amount pursuant to the DIP Order, or otherwise, or otherwise Allowed on such principal amount.

Grid Interest Appeal means the appeal of the Bankruptcy Court’s decision (Docket Number 10853) denying claims for Grid Interest.

Highfields means Highfields Capital and affiliates thereof holding Claims against the Debtors.

Highland Video Associates Credit Agreement means that certain credit agreement dated March 29, 1996, between and among certain of the Debtors, The Bank of Nova Scotia, as administrative agent, and the financial institutions party thereto, as amended, modified, supplemented and restated, and all agreements, documents, indemnities and instruments executed in connection therewith.

Hilton Head Communications LP Credit Agreement means that certain revolving credit agreement dated December 27, 1994, between and among certain of the Debtors, Canadian Imperial Bank of Commerce, as administrative agent, and the financial institutions party thereto, as amended, modified, supplemented and restated, and all agreements, documents, indemnities and instruments executed in connection therewith.

Holdback Motion means the Creditors Committee’s pending motion pursuant to sections 502(a), (b) and/or (d) of the Bankruptcy Code [Docket Number 10601], as may be amended from time to time.

Huff means W.R. Huff Asset Management Co., L.L.C. and affiliates and separate accounts thereof holding Claims against the Debtors.

Hypothetical Subsidiary Creditor Stock Distribution shall have the meaning set forth in Section 10.12.

Identified Sources means the amount of each of the following: (i) (w) the amount, if any, by which the initial funding of reserves to satisfy estimated non-Sale Transaction related prepetition contingent tax liabilities, if any, is less than $511 million, and (x) any such amounts reserved in subclause (w) up to $511 million and subsequently released other than to satisfy prepetition non-Sale Transaction contingent tax liabilities; (ii) the amount, if any, by which the Litigation Prosecution Fund has been initially funded with less than $50 million, provided, that Identified Sources shall not be increased to the extent the Litigation Prosecution Fund is initially funded in an amount less than $25 million; (iii) (y) the amount, if any, by which the initial funding of Reserved Cash (inclusive of amounts reserved under the JV Plan) is less than $100 million, and (z) any such amounts reserved in subclause (y) and subsequently released other than to satisfy costs of administering this Plan; (iv) the amount, if any, equal to the reduction below $704 million in the amount of tax attributable to the gain on the Sale Transactions other than reductions in such tax up to $212 million resulting from the use of state net operating losses; and (v) Plan Consideration with a Deemed Value equal to the amount, if any, which, by the Initial Distribution Date, is distributed to, or reserved for, or designated for, or after the Initial Distribution Date, is distributed to, or reserved for, holders of Claims in the ACC Senior Notes Claims Class on account of their ACC Senior Notes Claims as a result of the Government

Settlement whether directly from the United States or indirectly through the Plan; provided, however, that for the purposes of satisfying the Arahova Initial Advance Right, the amount of Identified Sources pursuant to this clause (v) shall be limited to the amount of Plan Consideration redistributed to the Arahova Notes Claim Class pursuant to Section 5.2(f).

Incremental ACC Settlement Consideration means the Third Party Give Ups, the Arahova Initial Advance, the Arahova Additional Settlement Give Up, and the additional value from Identified Sources in excess of the amount necessary to satisfy the Arahova Initial Advance Rights.

Indemnified Persons means the directors, officers or employees of the Debtors as of the Effective Date, and any Person who as of the Effective Date is a former director, officer or employee of the Debtors and who was first appointed after the Commencement Date; provided, however, that in no event shall an Excluded Individual be an Indemnified Person.

Indemnity Defense shall have the meaning set forth in Section 9.2.

Indenture Trustees means, collectively, the indenture trustees acting in such capacity pursuant to the Indentures.

Indentures means, collectively, the indentures, as amended and supplemented, relating to the ACC Senior Notes, the ACC Subordinated Notes, the Arahova Notes, the FrontierVision Opco Notes, the FrontierVision Holdco Notes and the Olympus Parent Notes.

Initial ACC Settlement Consideration means $635 million of Plan Consideration to be paid pursuant to the Global Settlement.

Initial Distribution Date means, with respect to a particular Class,  the later of (x) the Effective Date or (y) the date as soon as reasonably practicable after the Effective Date for the making of initial distributions under this Plan to such Class (in the reasonable discretion of the Plan Administrator).

Initial Distributions means the distributions of Plan Consideration to the holders of Allowed Claims or Allowed Equity Interests (and, with respect to Disputed Claims or Disputed Equity Interests, the reservation of Plan Consideration for the estimated Allowed amount of such Disputed Claims or Equity Interests) to be made on the Initial Distribution Date in accordance with the provisions of this Plan.

Intercompany Claim means any Claim, Cause of Action, remedy or Administrative Claim asserted by a Debtor, Debtor Group or JV Debtor as applicable against another Debtor, Debtor Group or JV Debtor, including, without limitation, any Claim, Cause of Action, remedy or Administrative Claim related to or arising under the Inter-Creditor Dispute; provided that Intercompany Claims shall not include Retained Claims.

Inter-Creditor Dispute means any and all issues and all disputes (whether known, unknown, contingent, liquidated, unasserted, or asserted directly by the Debtors or derivatively) relating to the intercompany relationships between and among the Debtors, the JV Debtors, their estates and any other Affiliates existing as of and at any time prior to the Effective Date, including without limitation the resolution of Intercompany Claims, issues and disputes arising from various intercompany  transactions and other relationships  or purported relationships between and among the Debtors, the JV Debtors, their estates and any other Affiliates, and all of the “Dispute Issues” (as defined in the Bankruptcy Court’s Order in Aid of Confirmation, Pursuant to Sections 105(a) and 105(d) of the Bankruptcy Code, Establishing Pre-Confirmation Process to Resolve Certain Inter-Creditor Issues dated August 4, 2005).

Inter-Creditor Dispute Resolution means the resolution of the Inter-Creditor Dispute in accordance with the terms of a compromise or settlement embodied in this Plan upon entry of the Resolution Order by the Bankruptcy Court; provided, however, the Inter-Creditor Dispute Resolution shall not result in the compromise, settlement, dismissal or termination of, or otherwise prejudice, the Retained Claims or any defenses or offsets thereto.

Investment Bank Third Party Claims means any Claim held by an Investment Bank and asserted in connection with any of the Bank Actions, the Securities Class Action or any other action or proceeding, or with any Defensive Claims, in each case against any Person other than a Debtor, a Transferred Joint Venture Entity, or any Person indemnified pursuant to Section 16.23 of this Plan (but only to the extent of such indemnification), released pursuant to Section 16.3 of this Plan (but only to the extent of such release) or exculpated pursuant to Section 16.3 of this Plan (but only to the extent of such exculpation) or any their respective successors or permitted assigns.

Investment Banks means each of the following entities, and each of their predecessors, successors and assigns, each in their capacity as defendants in the Bank Lender Avoidance Complaint: (i) ABN AMRO Inc.; (ii) Banc of America Securities LLC (and its affiliate Fleet Securities, Inc.); (iii) BNY Capital Markets, Inc.; (iv) BNY Capital Corp.; (v) Barclays Capital Inc.; (vi) Citigroup Global Markets Inc.; (vii) Citigroup Global Markets Holdings, Inc.; (viii) Citigroup Financial Products, Inc.; (ix) CIBC World Markets Corp.; (x) Deutsche Bank Securities, Inc.; (xi) Morgan Stanley & Co. Incorporated; (xii) PNC Capital Markets, Inc.; (xiii) Scotia Capital (USA) Inc.; (xiv) SunTrust Capital Markets, Inc.; (xv) TD Securities (USA) LLC; (xvi) Credit Suisse (USA), Inc. (f/k/a Credit Suisse First Boston (USA) Inc.); (xvii) The Royal Bank of Scotland plc; (xviii) Harris Nesbitt Corp.; (xix) Wachovia Capital Markets LLC (f/k/a Wachovia Securities, Inc.); and (xx) any other party that is sued as an “Investment Bank” in the Bank Lender Avoidance Complaint, or any of the Affiliates of (i) through (xx) that is sued as an “Investment Bank” in the Bank Lender Avoidance Complaint.

Judgment shall have the meaning set forth in Section 9.2.

Judgment Amount shall have the meaning set forth in Section 9.2.

JV Confirmation Order means the Bankruptcy Court’s Order dated June 29, 2006, confirming the JV Plan.

JV Debtors means Parnassos Communications, L.P., Parnassos Distribution Company I, LLC, Parnassos Distribution Company II, LLC, Parnassos, L.P.,  Parnassos Holdings, LLC, Western NY Cablevision, L.P., Century-TCI California, L.P., Century-TCI

California Communications, L.P., Century-TCI Distribution Company, LLC, Century-TCI Holdings, LLC.

JV Plan means the chapter 11 plan approved by the JV Confirmation Order with respect to the JV Debtors.

Lien shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

LIF shall have the meaning set forth in Section 5.2(c).

LIF Contribution means, as to each Bank Lender in a Bank Syndicate Claims Class that is an Accepting Bank Class, such Bank Lender’s pro rata share of $20 million based upon such Bank Lender’s percentage interest in the aggregate principal amount of all Claims in the Bank Syndicate Claims Classes.

Liquidation Preference with respect to shares of ACC Preferred Stock, means the applicable liquidation preference contained in the instrument or other agreement pursuant to which such shares were issued.

Litigation Prosecution Fund means Cash, initially on the Effective Date in the amount of $25,000,000.00 deposited in a separate interest bearing account with the Contingent Value Vehicle to fund the costs of the Contingent Value Vehicle’s prosecution of the Causes of Action.

Market Value means the volume weighted average trading price per share of TWC Class A Common Stock during the Test Period.

Maximum Exposure means with respect to a Disputed Claims Reserve corresponding to a Class of Claims, as of the date of calculation, the sum (without duplication) of:

(a)  the aggregate amount of all Claims in the Class set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise Disallowed); plus

(b)  the aggregate amount of all Claims that are Disputed Claims in the Class that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise Disallowed); plus

(c)  interest accruing from the Commencement Date to the Effective Date on such Disputed Claims, as set forth for each Class of Claims in this Plan.

ML Media Settlement Agreement means the global settlement by and among ML Media Partners, L.P., the post-confirmation bankruptcy estate of Century/ML Cable Venture, ACC, and Century Communication Corporation resolving proofs of claim and Adversary Proceeding No. 02-02544, as authorized and approved by order of the Bankruptcy Court dated May 22, 2006.

Most Favored Nations Clause means (as provided by the FrontierVision Banks Consent Order) if any chapter 11 plan for any Debtor (other than those for which the JV Plan was confirmed):

(a) provides for the current payment of more than 25% of the total funds in the respective litigation indemnification funds established for certain Bank Lender post-Effective Date fee claims with respect to the Century Credit Agreement, the Olympus Credit Agreement, or the UCA Credit Agreement, then such fees under the Plan shall be paid currently to the same extent and on the same basis; or

(b) provides for a litigation indemnification fund amount that exceeds $29 million for Bank Lender post-Effective Date fee claims under the Century Credit Agreement, Olympus Credit Agreement, and UCA Credit Agreements, respectively (that is, exceeds $29 million for the foregoing Prepetition Credit Agreements in the aggregate), then the FrontierVision Litigation Fund amount shall constitute the greater of (x) $4 million and (y) the Grossed-Up Fund (as defined in the FrontierVision Banks Consent Order) minus $4 million.

No Withholding Agreement shall have the meaning set forth in Section 5.2(c)(ii)(C).

Non-Accepting Bank Class shall have the meaning set forth in Section 5.2(c).

Non-Accepting Bank Class LIF shall have the meaning set forth in Section 5.2(c)(vi).

Non-Administrative Agent with respect to a particular Co-Borrowing Credit Agreement means an agent under the applicable Co-Borrowing Credit Agreement that is not an Administrative Agent with respect to such Co-Borrowing Credit Agreement and that has been identified as a Non-Administrative Agent in the Protocol referenced in Section 5.2(c)(iii)(B)(I).

Non-Agent Bank with respect to a particular Co-Borrowing Credit Agreement, means a holder of a Bank Claim that is not an Administrative Agent or Non-Administrative Agent under any Co-Borrowing Credit Agreement.

Notes Claims means, collectively, ACC Senior Notes Claims, ACC Subordinated Notes Claims, and Subsidiary Notes Claims.

Notice of Confirmation means the notice of entry of the Confirmation Order to be filed with the Bankruptcy Court and mailed by the Claims Agent to holders of Claims and Equity Interests.

Olympus Bank Claims means a Claim against a Debtor arising pursuant to the Olympus Credit Agreement.

Olympus Credit Agreement means that certain credit agreement dated September 28, 2001, between and among certain of the Debtors, certain of the Rigas Persons, Bank of Montreal, as administrative agent, and the financial institutions party thereto, as amended, modified, supplemented and restated, and all agreements, documents, indemnities and instruments executed in connection therewith.

Olympus CVV Percentage means 5%.

Olympus Fee Claims shall have the meaning set forth in Section 6.2(d).

Olympus Fees shall have the meaning set forth in Section 6.2(d).

Olympus Indenture Trustee means the indenture trustee for the Olympus Parent Notes.

Olympus Notes Claim means a Claim (excluding Existing Securities Law Claims) against a Debtor arising pursuant to an Olympus Parent Note.

Olympus Notes Give Up means $16 million of Plan Consideration that will be transferred to, or reserved for, the stakeholders of ACC.

Olympus Parent Notes means those certain 10.625% Senior Notes due November 15, 2006, issued by Olympus Communications, L.P. and Olympus Capital Corporation under the Olympus Parent Notes Indenture.

Olympus Parent Notes Indenture means that certain Indenture dated as of November 12, 1996, between Olympus Communications, L.P., Olympus Capital Corporation and Bank of Montreal Trust Company, as initial Trustee thereunder.

Olympus Parties means Silver Point Capital Fund, L.P., Silver Point Capital Offshore Fund, Ltd., Redwood Master Fund, Ltd. and Goldman Sachs & Co., in their individual capacities as holders of Olympus Notes Claims and not in any other capacity.

Other Unsecured Claim means, with respect to a Debtor, any Claim against such Debtor other than an Administrative Claim, Fee Claim, DIP Lender Claim, Tax Claim, Priority Claim, Secured Claim, Bank Claim, Notes Claim, Existing Securities Laws Claim, or Trade Claim.

Paid in Full, Payment in Full or Pay in Full means, with respect to an Allowed Claim, payment in Plan Consideration and/or other consideration in an aggregate amount with Deemed Value equal to the Allowed amount thereof.

Parnassos Distribution Companies means the “Parnassos Distribution Companies” as defined  in the JV Plan.

Permitted Encumbrance shall have the same meaning as such term is defined in the Purchase Agreements.

Permitted Investments means any of the following: (i) direct obligations of the United States of America and securities which are fully and unconditionally guaranteed as to the timely payment of principal and interest, in each case with a maximum term of eighteen months

(“US Treasuries”);  (ii) senior debt obligations, participation certificates or other instruments of, or issued or guaranteed by, (a) Federal Home Loan Bank, (b) Federal Home Loan Mortgage Corporation (“FHLMC”), (c) Federal National Mortgage Association (“FNMA”), (d) Federal Farm Credit Bank, or (e) Government National Mortgage Association (“GNMA”), in each case with a maximum term of eighteen months for fixed rate securities or twenty-four months for floating rate securities from the date of acquisition thereof; (iii) bankers’ acceptances issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $5,000,000,000 with a maximum term of six months, provided that such bankers’ acceptances are (a) eligible for purchase by the Federal Reserve System, and (b) such bank has a long-term debt rating of at least “A+” by Standard & Poor’s Rating Services (“S&P”) and “A1” by Moody’s Investors Service, Inc. (“Moody’s”); (iv) commercial paper (including Asset Backed Commercial Paper “ABCP”) of a domestic or foreign corporation, financial institution, investment company, ABCP conduit or quasi-governmental entity that has ratings by at least two of (x) S&P, (y) Moody’s, and (z) Fitch, Inc. (“Fitch”) of at least  “A-1,” “P-1” or “F-1,” respectively, (b) issued in the currency of the United States of America, (c) with programs of at least $1,000,000,000 in outstanding issuance, in each case with a maximum term of nine months; (v) corporate obligations that (a) have ratings of at least “A+” by S&P and “A1” by Moody’s, and (b) are issued by corporations operating within the United States of America and (1) have a market capitalization in excess of $5,000,000,000 or (2) if such corporation is not publicly traded, has at least $1 billion in rated debt securities outstanding, in each case with a maximum term of eighteen months for fixed rate securities or twenty-four months for floating rate securities from the date of acquisition thereof; (vi) certificates of deposit with a maximum term of six months issued by any bank with a long term debt rating of at least “A+” by S&P and “A1” by Moody’s, and rated “A-1” for short-term deposits by S&P and “P-1” for short-term deposits by Moody’s; (vii) repurchase agreements (including tri-party repurchase agreements) with a term of not more than seven days that are (a) collateralized by US Treasuries, FHLMC, FNMA, and GNMA securities with a registered broker-dealer or any commercial bank with a rating of at least “A-1” for short term or “A+” for long term by S&P, and at least “P-1” for short term or “A1” for long term by Moody’s; (viii) investments in money market funds with a weighted  average maturity not to exceed 60 days in a fund that (a)(x) is rated “AAA” by S&P or Moody’s, or (y) if the fund is not rated, invests substantially all of its assets in securities otherwise authorized as a Permitted Investment; (b) operates within the maturity, diversification and diversity restrictions mandated by Rule 2a-7 of the Investment Company Act of 1940; (ix) enhanced money market funds with a weighted average maturity not to exceed four months, which fund (a) may be a private placement fund (under a section 3(c)(7) exemption) or registered under the Investment Company Act of 1940, (b)(x) is rated “AAA” by S&P or Moody’s, or (y) if the fund is not rated, invests substantially all of its assets in securities otherwise authorized as a Permitted Investment; (b) seeks to maintain a constant net assets value; (x) asset-backed securities that (a) have a weight average duration of no more than six months, (b) are collaterized by credit cards, auto or mortgage loan receivables, and (c) are rated “AAA” by S&P or Moody’s; and (xi) demand or overnight deposits, “Euro-Dollar” certificates of deposits and time deposits (a) of a bank that has a long-term debt rating of at least “A+” by S&P and “A1” by Moody’s, (b) which are in the currency of the United States of America on the books of an institution based outside the United States of America, and (c) for a maximum term of three months; provided, however, that Permitted Investments shall not include (a) futures and derivatives, except for embedded hedging instruments in clauses (i) through (xi) above and separate trading of registered interest and principal securities issues by the United States of America; (b) any variable rate security whose structure could cause such security to have an interest rate adjustment leading to a current coupon being reset to zero for any period; (c) any floating rate security tied to the London Interbank Offered Rate or US Treasury rates that are “turbo” or multiple weighted or inversely tied to the benchmark; (d) stocks or equity positions in any company; (e) securities that are not denominated in the currency of the United States of America, except for embedded hedging instruments in assets clauses (i) through (xi) above.

Person means an individual, a corporation, a partnership, a limited liability company, an association, a trust, a Governmental Authority, a labor union or other entity or organization.

Plan means this chapter 11 plan, either in its present form or as it may be amended, supplemented, or otherwise modified from time to time, and the exhibits and schedules hereto, as the same may be in effect at the time such reference becomes operative.

Plan Administrator means Quest Turnaround Advisors, LLC or such other Person designated by the Creditors Committee and approved by the Debtors (which approval shall not be unreasonably withheld) and the Bankruptcy Court as Plan Administrator pursuant to Sections 8.3 and 13.1.

Plan Administrator Agreement shall have the meaning set forth in Section 13.1(b).

Plan Consideration means, with respect to a Class of Claims or Equity Interests entitled to distribution under this Plan, one or more of Cash and/or shares of TWC Class A Common Stock, as applicable.  For purposes of distributions and reserves, the value of any Plan Consideration shall be its Deemed Value.

Plan Distribution means the payment or distribution under the Plan of Plan Consideration to the holder of an Allowed Claim or Allowed Equity Interest.

Plan Documents means, collectively, the documents to be filed not less than ten (10) days prior to the commencement of the Confirmation Hearing that will facilitate confirmation of this Plan.

Plan Support Agreement means that certain Plan Support Agreement, dated as of October 11, 2006.

Post-Effective Date Indemnification Claims shall have the meaning set forth in Section 5.2(c).

Postpetition Tax Reserve means a Cash reserve established by the Plan Administrator to pay taxes of the Debtors and/or arising in connection with the Transaction Escrows with respect to periods after the Commencement Date.

Pre-Effective Date PA Duties shall have the meaning set forth in Section 13.1(a).

Prepetition Credit Agreement means any of the Arahova Credit Agreement, the CCC-I Credit Agreement, CCC-II Credit Agreement, Century Credit Agreement, the Chelsea Credit Agreement, the FrontierVision Credit Agreement, the Highland Video Associates Credit Agreement, the Hilton Head Communications LP Credit Agreement, the Olympus Credit Agreement and the UCA Credit Agreement, in each case together with all related agreements, documents and instruments.

Prepetition Tax Reserve means a Cash reserve established by the Plan Administrator to pay taxes of the Debtors with respect to periods prior to the Commencement Date.

Presiding Court shall have the meaning set forth in Section 9.2.

Primary Defendant shall have the meaning set forth in Section 9.2.

Prime Rate means the rate of interest per annum published from time to time in The Wall Street Journal as the “prime rate” in effect as of the date thereof; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

Priority Claim means any Claim to the extent such Claim is entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than Secured Claims, Administrative Claims and Tax Claims.

Priority Tax Claim means any Claim against a Debtor of a Governmental Authority of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Privilege means any attorney-client privilege, work-product privilege or other privilege or immunity held by the Debtors before the Effective Date attaching to any documents or communications (whether written or oral) relating to the Causes of Action.

Professional Person means a Person retained or to be compensated for services rendered or reimbursed costs incurred on or after the Commencement Date and on or prior to the Effective Date pursuant to sections 327, 328, 329, 330, 331, 503(b), or 1103 of the Bankruptcy Code in these Chapter 11 Cases or the chapter 11 cases of the JV Debtors.

Proponents means the Creditors Committee, the Debtors and the Bank Proponents; provided, however, that the Debtors shall not be proponents of the Plan in connection with any part of the Plan to the extent to which such proponency is restricted by the Bankruptcy Court.

Pro Rata or Pro Rata Share with respect to a Class, means a holder’s Allowed Claims plus Case Contract Interest or Case 8% Interest, as the case may be, to the extent payable under the Plan or Equity Interests, as applicable in such Class, divided by the aggregate amount of Allowed Claims or Equity Interests plus Case Contract Interest or Case 8% Interest, as the case may be, plus the aggregate amount of Maximum Exposure of Disputed Claims or Equity Interests.  With respect to a series of CVV Interests, the number of CVV Interests held by the holder in question divided by the aggregate number of all outstanding CVV Interests for such series. With respect to the holder of a Bank Claim under a Prepetition Credit Agreement, the proportion that the principal amount of such holder’s Bank Claim under that particular Prepetition Credit Agreement bears to the aggregate principal amount of the Bank Claims under such Prepetition Credit Agreement.

Provisionally Allowed means, with respect to Bank Claims, Allowed solely for the purposes of receiving distributions under the Plan.

Purchase Agreements means, collectively, the Comcast Purchase Agreement and the TW Purchase Agreement.

Purchased Assets means, collectively, the “Transferred Assets” as defined in the Purchase Agreements.

Reduction Amount shall have the meaning set forth in Section 9.2.

Registrable Securities shall have the meaning set forth in the Registration Rights Agreement.

Registration Rights Agreement means that certain Registration Rights and Sale Agreement between ACC and TWC dated July 31, 2006 as amended or supplemented.

Released Parties shall have the meaning set forth in Section 16.3(c).

Remaining Assets means all Cash including the proceeds from the distribution sale, receipt and/or liquidation, as applicable, of, property, assets, stock, reserves, receivables, escrowed amounts, litigation (other than the Causes of Action transferred to Contingent Value Vehicle), and TWC Class A Common Stock, remaining after the satisfaction of Claims against and Equity Interests in the Subsidiary Debtors and the ACC Debtors, in each case to the extent expressly provided in the Plan, and the funding of all escrows, holdbacks, funds and reserves contemplated by the Plan, including pursuant to Section 13.2(f); provided, however, for avoidance of doubt, Remaining Assets shall not include Delayed Transfer Assets as defined in the Purchase Agreements.

Reserved Cash means the amount of Cash to be held by the Plan Administrator in reserve and used in connection with the payment of costs of administering this Plan, including the filing and refiling of tax returns and other administrative costs and expenses.

Resolution Order means the order, which may be the Confirmation Order or other order obtained pursuant to Bankruptcy Rule 9019, entered by the Bankruptcy Court resolving the Inter-Creditor Dispute.

Restitution Fund means one or more funds established by the SEC, DOJ or their designees to hold and distribute the Settlement Consideration in accordance with the terms of the Government Settlement Agreements and other consideration received by the SEC, DOJ and their designees.

Retained Claims means the “Retained Claims,” as defined in the Comcast Purchase Agreement.

Rigas Persons means, collectively, the Persons set forth on Schedule B to the Plan.

Rigas Subordinated Note Claims means the subordinated note Claims of any of the Rigas Persons.

Sale Proceeds means consideration paid by the Buyers pursuant to the Purchase Agreements.

Sale Transaction Documents means the Purchase Agreements and the other documents entered into in connection with the Sale Transactions.

Sale Transactions means, collectively, the transactions to be consummated pursuant to the Purchase Agreements in accordance with the terms thereof.

Schedules means the schedules of assets and liabilities, the lists of holders of Equity Interests, and the statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and all amendments and modifications thereto filed with the Bankruptcy Court through and including the closing of the Chapter 11 Cases.

SEC means the United States Securities and Exchange Commission.

Secured Claim means any Claim against a Debtor (i) to the extent reflected in the Schedules or upon a proof of claim as a Secured Claim, that is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or (ii) to the extent that the holder thereof has a valid right of setoff pursuant to section 553 of the Bankruptcy Code; provided, however, that no Bank Claim or FPL Note Claim shall be treated as a Secured Claim.

Securities Class Action means the claims and Causes of Action collectively proceeding under the caption of In re Adelphia Communications Corp., 03 MD 1529 (S.D.N.Y.) (McKenna, J.).

Settlement Consideration means, collectively, the following consideration, to be deposited with the Restitution Fund on or as soon as reasonably practicable after the Effective Date in accordance with the terms of the Government Settlement Agreements: (i) TWC Class A Common Stock with a Deemed Value of up to $400,000,000.00 which shall be subject to the True-Up set forth in Section 10.12; (ii) Cash in the amount of $600,000,000.00 less the Deemed Value of the TWC Class A Common Stock as of the Effective Date in (i) above, but in any event not less than $200,000,000.00; and (iii) 100 percent of the CVV Series RF Interests to be issued under this Plan.

Settlement Parties means the ACC Settling Parties, Committee II, the Arahova Noteholders Committee, the FrontierVision Committee, Huff, the ACC Trade Committee, the Subsidiary Trade Committee and the Creditors Committee.

Settlement Party Fee Claims shall have the meaning set forth in Section 6.2(d)(i).

Statutory Committees means the Creditors’ Committee and the Equity Committee.

Subordinated Claim means a Claim (other than an ACC Subordinated Note Claim) against any Debtor subordinated by Final Order.

Subsequent Distribution Date means periodic dates, no less than quarterly, for making distributions under this Plan, which are subsequent to the Initial Distribution Date (as determined in the reasonable discretion of the Plan Administrator).

Subsidiary means (i) any corporation, association or other business entity of which more than fifty (50%) percent of the total voting power of shares or other voting securities outstanding thereof is at the time owned or Controlled, directly or indirectly, by ACC or one or more of the other Subsidiaries of ACC (or any combination thereof) and (ii) any partnership or limited liability company (A) the sole general partner, the managing general partner, or the managing member of which is ACC or one or more of the other Subsidiaries of ACC (or any combination thereof) or (B) the only general partners or members of which are ACC or one or more of the other Subsidiaries of ACC (or any combination thereof).

Subsidiary Debtor Equity Interest means an interest arising out of the ownership interest in shares of the stock of a Subsidiary Debtor.

Subsidiary Debtor Existing Securities Laws Claims means any Existing Securities Laws Claims against a Subsidiary Debtor.

Subsidiary Debtor Other Unsecured Claim means any Other Unsecured Claim against a Subsidiary Debtor.

Subsidiary Debtor Other Unsecured Claims Earn Back Right means the right in the Subsidiary Debtor Other Unsecured Claims Earn Back as specified in Section 5.2(e)(ii).

Subsidiary Debtor Other Unsecured Claims Give Up means the $6.8 million that will be transferred to stakeholders of the ACC Debtors pursuant to the Global Settlement.

Subsidiary Debtor Other Unsecured Disputed Claims Reserve means a reserve of Plan Consideration established for the benefit of each holder of a Disputed Claim in the Subsidiary Debtor Other Unsecured Claims Class to reserve for each such Disputed Claim in the amount of the Plan Consideration to which the holder of such Claim would be entitled if such Disputed Claim were Allowed, or as otherwise ordered by the Bankruptcy Court.

Subsidiary Debtor Priority Claim means any Priority Claim against a Subsidiary Debtor.

Subsidiary Debtor Secured Claim means any Secured Claim, other than a Bank Claim or FPL Note Claim, against a Subsidiary Debtor.

Subsidiary Debtor Trade Claim means any Trade Claim against a Subsidiary Debtor.

Subsidiary Debtor Trade Claims Earn Back Right means a right in the Subsidiary Debtor Trade Claims Earn Back as specified in Section 5.2(d)(ii).

Subsidiary Debtor Trade Claims Give Up means the $39.2 million that will be transferred for distribution to the holders of the ACC Senior Notes Claims, the ACC Other Unsecured Claims and the ACC Trade Claims pursuant to the Global Settlement.

Subsidiary Debtor Trade Disputed Claims Reserve means a reserve of Plan Consideration established for the benefit of each holder of a Disputed Claim in the Subsidiary Debtor Trade Claims Class to reserve for each such Disputed Claim in the amount of: (a) the Plan Consideration to which the holder of such Claim would be entitled if such Disputed Claim were Allowed; or (b) as otherwise ordered by the Bankruptcy Court.

Subsidiary Debtors means all Debtors, other than the ACC Debtors, as listed on Schedule II to the Disclosure Statement.

Subsidiary Debtors Fees shall have the meaning set forth in Section 6.2(d)(ii).

Subsidiary Notes means any Arahova Notes, FrontierVision Opco Notes, FrontierVision Holdco Notes, FPL Note or Olympus Parent Notes.

Subsidiary Notes Claim means any Arahova Notes Claim, FPL Note Claim, FrontierVision Opco Notes Claim, FrontierVision Holdco Notes Claim or Olympus Parent Notes Claim.

Subsidiary Trade Committee means the Ad Hoc Adelphia Operating Company Trade Claims Committee.

Tax Claim means a Claim against any of the Debtors that is of a kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Term Sheet means that certain Second Amended and Restated Agreement Concerning Terms and Conditions of a Modified Chapter 11 Plan, dated as of July 21, 2006.

Termination Event shall have the meaning set forth in the Registration Rights Agreement.

Test Period means the sixty (60) calendar days commencing on the first business day that is sixty (60) calendar days following the Effective Date.

Third-Party shall have the meaning set forth in Section 9.2.

Third-Party Claim shall have the meaning set forth in Section 9.2.

Third Party Give Ups means that aspect of the Global Settlement involving any combination of the following: (i) up to $30 million from the Olympus Notes Give Up and the FPL Note Give Up, (ii) $25 million from the FrontierVision Notes Claims Give Up, in addition to $60 million that has already been included in the Initial ACC Settlement Consideration from the FrontierVision Note Claims Give Up, (iii) $39.2 million from the Subsidiary Debtor Trade Give Up; (iv) $6.8 million from the Subsidiary Debtor Other Unsecured Claims Give Up; and (v) up to $175 million formerly reserved by the Debtors to pay certain Bank Claims.

Third-Party Reduction shall have the meaning set forth in Section 9.2.

Third Party Releasees shall have the meaning set forth in Section 16.3 of the Plan.

Time Warner means Time Warner Inc., a Delaware corporation.

Trade Claim means any Claim against a Debtor arising prior to the Commencement Date relating to the receipt of goods or services by the Debtors from trade vendors or service providers in the ordinary course of the Debtors’ business.

Trade Disputed Claim Reserves means the Subsidiary Debtor Trade Disputed Claims Reserve and the ACC Trade Disputed Claims Reserve.

Transaction Escrows shall have the meaning set forth in Section 13.2(g).

Transferred Joint Venture Entities means the “Transferred Joint Venture Entities” as defined in the Comcast Purchase Agreement.

True-Up shall mean the true-up effected through the True-Up Mechanism in Section 10.12.

True-Up Holdback means a reserve of TWC Class A Common Stock (or Cash to the extent there is not sufficient stock available) created to implement the True-Up Mechanism.

True-Up Mechanism shall have the meaning set forth in Section 10.12.

Trustee Fee Claim means, individually and collectively, a Claim against a Debtor arising from and after the Commencement Date pursuant to the applicable Indenture relating to any reasonable compensation, disbursements, fees and expenses (including any Claim under such Indenture relating to reasonable fees and expenses of counsel and agents of such Indenture Trustee) of the Indenture Trustees payable under such Indenture, which such Claims shall be satisfied and discharged in accordance with Section 8.11.

Tudor means Tudor Investment Corporation and affiliates thereof holding Claims against the Debtors.

TWC means Time Warner Cable Inc., a Delaware corporation, and its successors, assigns and/or designees, as applicable.

TWC Class A Common Stock means the shares of Class A common stock of TWC, par value of $0.01 per share.

TW NY means Time Warner NY Cable LLC, a Delaware limited liability company, and its successors, assigns and/or designees, as applicable.

TW Purchase Agreement means the Asset Purchase Agreement, dated as of April 20, 2005, between ACC and TW NY, as amended, supplemented or modified from time to time.

UCA Bank Claim means a Claim against a Debtor arising pursuant to the UCA Credit Agreement.

UCA Credit Agreement means that certain credit agreement dated May 6, 1999, between and among certain of the Debtors, certain of the Rigas Persons, Wachovia Bank, N.A., as administrative agent, and the financial institutions party thereto, as amended, modified, supplemented and restated, and all agreements, documents, indemnities and instruments executed in connection therewith.

Voting Deadline means the date specified in the Disclosure Statement, the ballots, or related solicitation documents approved by the Bankruptcy Court as the last date for holders of impaired Claims or Equity Interests to submit their ballots with respect to this Plan as such date may be extended.

Wachovia means Wachovia Bank, National Association.

SCHEDULE_A

Estimation Order Schedule

ACC Debtors

1.               Estimate of ACC Trade Disputed Claims Reserves

2.               Estimate of ACC Other Unsecured Disputed Claims Reserves

Subsidiary Debtors

3.               Estimate of Subsidiary Debtor Trade Disputed Claims Reserves

4.               Estimate of Subsidiary Debtor Other Unsecured Disputed Claims Reserves

SA-1

SCHEDULE_B

Rigas Persons

John J. Rigas

Doris Rigas

Michael J. Rigas

Timothy J. Rigas

James P. Rigas

Mary Ann Rigas, M.D.

Ellen Rigas Venetis

Peter Venetis

Bucktail Broadcasting Corp.

Coudersport Television Cable Co.

Coudersport Theatre

Dobaire Designs

Dorellenic

Dorellenic Cable Partners

Doris Holdings, L.P.

Eleni Acquisition, Inc.

Eleni Interiors, Inc.

Ergoarts, Inc.

Gristmill Properties, Inc.

Highland 2000, LLC

Highland 2000, L.P.

Highland Communications, LLC

Highland Holdings

Highland Holdings II, G.P.

Highland Holdings Puerto Rico, LLC

Highland Preferred Communications, LLC

Highland Preferred Communications 2001, LLC

Illiad Holdings, Inc.

Island Partners, Inc.

Kostas LLC

NCAA Holdings, Inc.

Niagara Frontier Hockey, L.P.

Patmos, Inc.

Preston Motors, Inc.

RFP Cable Holdings, Inc.

Rigas Entertainment, Ltd.

Rigas Investments, LLC

Rigas Investments L.P.

Roumali, Inc.

SAGIR, Inc.

Songcatcher Films, LLC

Syracuse Hilton Head Holdings, L.P.

Wending Creek 3656, LLC

SB-1

Wending Creek Farms, Inc.

Zito Corporation

Zito L.P.

James Brown

Colin Higgin

Michael Mulcahey

Timothy Werth

SB-2

SCHEDULE_C

Excluded Individuals

“Excluded Individual” means any current or former director, officer, employee professional or agent of any of the Debtors who (i) in connection with any alleged pre Commencement Date improprieties, was discharged or whose resignation was accepted on account of such individual’s knowledge of or participation in such improprieties, (ii) is or has been convicted of a crime, found in fact in any judicial or alternative dispute resolution proceeding to have committed fraud or to have received unjust enrichment, or is or has been sued by ACC or any assignee on such grounds, (iii) has ever failed to repay, or is otherwise in default of, any corporate loans from one or more of the Debtors, (iv) is a Rigas Person or (v) is a Person set forth below or any director, officer, partner, member, employee or other Affiliate or successor of such Person.

INDIVIDUALS

James R. Brown

Julian Eidson

Wallace Haislip

Daniel R. Milliard

Michael C. Mulcahey

James J. Rigas

John J. Rigas

Michael J. Rigas

Timothy J. Rigas

Peter L. Venetis

ENTITIES

Buchanan Ingersoll Professional Corporation

Deloitte & Touche LLP

Motorola, Inc.

Scientific Atlanta Inc.

SC-1

SCHEDULE D

Certain Securities Class Action Defendants

Dennis Coyle

Leslie Gelber

Erland Kailbourne

Peter J. Metros

ABN AMRO Bank, N.V.

ABN AMRO Inc.

Banc of America Securities, LLC

Bank of America, N.A.

Bank of Montreal

Bank of New York Co., Inc.

Barclay’s Bank PLC

Barclay’s Capital, Inc.

BMO Nesbitt Burns Corp.

BNY Capital Markets, Inc.

CIBC World Markets Corp.

CIBC, Inc.

CitiBank, N.A.

CitiCorp USA, Inc.

Citigroup Global Markets Holdings, Inc.

Credit Lyonnais Securities (USA), Inc.

Credit Lyonnais, New York Branch

Credit Suisse First Boston Corporation

Credit Suisse First Boston, - New York Branch

Deutsche Bank AG

Deutsche Bank Alex. Brown Inc.

Fleet National Bank

Fleet Securities, Inc.

J.P. Morgan Securities Inc.

JPMorgan Chase & Co.

PNC Bank Corp.

PNC Capital Markets, Inc.

Scotia Capital (U.S.A.) Inc.

SG Cowen Securities Corporation

Societe Generale, S.A.

SunTrust Banks, Inc.

SunTrust Equitable Securities

TD Securities (U.S.A.) Inc.

The Bank of New York

The Bank of Nova Scotia

Toronto Dominion, Inc.

Wachovia Bank, N.A.

Wachovia Securities, Inc.

SD-1

Schedule Y

Designated Litigation

Capitalized terms used on this Schedule Y and not defined on this Schedule Y shall have the meanings ascribed to such terms in the Purchase Agreements.

The following Causes of Action to the extent not released, settled or made subject to a covenant not to sue whether previously or under the Plan:

(i) all claims (and proceeds related thereto) set forth in items 1-9 below relating to (A) the Rigas Litigation or (B) the Designated Litigation, (ii) all other claims (and proceeds related thereto) that Adelphia Communications Corporation (“ACC”) or any of its Affiliates may have made or may make after April 20, 2005 to the extent not affecting any Specified Business (including any Transferred Asset or Assumed Liability) in any material respect and (iii) any claims of ACC or its Affiliates against ACC or any of its Affiliates (other than any claim against any Investment Entity or any Transferred Joint Venture Entity) to the extent not affecting any Specified Business (including any Transferred Asset or Assumed Liability).

1.               Adelphia Communications Corp., et al. v. Bank of America, N.A. et al., Ad. Pro. 03-04942-reg and all related actions against the same defendants or their successors in connection with or relating to the Debtors and amended or intervenor complaints filed in connection therewith.

2.               Adelphia Communications Corp. v. Deloitte & Touche LLP, Case No. 000598, pending before the Court of Common Pleas, Philadelphia County, Pennsylvania.

3.               Adelphia Communications Corp. v. Poerio, et al., Ad. Pro. 03-92641-reg, pending before the Bankruptcy Court.

4.               Century Communications Corp. v. David Z. Rosensweig (as Trustee of the Special Insurance Trust and of the Special Payment Trust and in his individual capacity), et al., Ad. Pro. 03-92931-reg, pending before the Bankruptcy Court.

5.               Adelphia Communications Corporation, et al. v. Prestige Communications of NC, Inc., et al., Ad. Pro. 04-03293-reg, pending before the Bankruptcy Court.

6.               Adelphia Communications Corporation et al. v. FPL Group, Inc. et al., Ad. Pro. 04-03295-reg, pending before the Bankruptcy Court.

7.               Adelphia Communications Corporation et al. v. Tow, Ad. Pro. 05-01167-reg, pending before the Bankruptcy Court.

8.               Any and all actions, causes of action, controversies, liabilities, obligations, rights, suits, damages, judgments, claims, objections to claims and/or interests, demands and rights of offset and/or recoupment whatsoever, whether known or unknown, reduced

SY-1

to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, asserted or assertable directly or derivatively, existing or hereafter arising, in law, equity, or otherwise against (i) any individual, corporation, partnership, limited liability company, association, trust, joint venture, unincorporated organization or other entity (x) under any of sections 510, 544, 545, 547, 548, 549, 550 and 551 of the Bankruptcy Code, or under similar or related state or federal statutes and common law, including preference and/or fraudulent transfer laws, and (y) arising on or before the Effective Date, whether or not litigation has been stayed, tolled and/or commenced, (ii) Buchanan Ingersoll PC, Coudersport Theatre, Dobaire Designs, Dorellenic Cable Partners, Doris Holdings, L.P., Eleni Interiors, Inc., Ergoarts, Inc., Gristmill Properties, Inc., Highland 2000, L.P., Highland 2000, LLC, Highland Communications, LLC, Highland Holdings II, G.P., Highland Holdings Puerto Rico LLC, Highland Preferred Communications, LLC, Highland Preferred Communications 2001, LLC, Illiad Holdings, Inc., Island Partners, Inc., Kostas LLC, NCAA Holdings, Inc., Niagara Frontier Hockey, L.P., Patmos Inc., RFP Cable Holdings, Inc., Rigas Entertainment, Ltd., Rigas Investments, LLC, Rigas Investments, L.P., Roumali, Inc., SAGIR, Inc., Songcatcher Films, LLC, Syracuse Hilton Head Holdings, L.P., Wending Creek 3656, LLC, Wending Creek Farms, Inc., Zito Corporation, Zito Limited Partnership, Doris Rigas, James Rigas, John Rigas, Michael Rigas, Timothy Rigas, Mary Ann Rigas, Ellen Rigas Venetis, Peter Venetis, James Brown, Colin Higgin, Michael Mulcahey and Timothy Werth, (iii) solely to the extent not subject to the exculpation or releases under Section 16.3 of the Plan, any and all former or current directors and officers of any Debtor or any direct or indirect subsidiary of ACC in their capacity as such, (iv) Scientific Atlanta and Motorola and their respective affiliates, subsidiaries, directors, officers, employees and/or agents in each case related to financial statement improprieties concerning ACC including claims for fraud or similar assertions and (v) any carrier of director and officers insurance relating to periods prior to the Commencement Date for the benefit of or on behalf of the Debtors under or related to such insurance.

9.               All Causes of Action held by a Debtor on the Effective Date pending before a court of competent jurisdiction on the Effective Date, unless specifically provided otherwise.

SY-2